UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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International Flavors & Fragrances Inc.
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Proxy Statement and Notice of 2026 Annual Meeting of Shareholders

iff

International Flavors & Fragrances Inc.
521 West 57th Street
New York, NY 10019
March 18, 2026
DEAR FELLOW SHAREHOLDER:
I am pleased to report that 2025 represented a year of continued progress for IFF, characterized by disciplined execution against clearly defined priorities. In a dynamic operating environment, management remained focused on advancing the Company’s strategic agenda, strengthening the balance sheet and delivering on its financial commitments.
During the year, we continued to enhance how the Company operates. The implementation of a business-led operating model has strengthened accountability, reinforced customer focus and improved the speed and quality of decision-making, with a clear emphasis on margin improvement, cash generation and execution consistency. Management delivered on full-year guidance across revenue and EBITDA, while reinvesting in the business through productivity initiatives and disciplined cost management.
The Company also took deliberate actions to strengthen its financial foundation and further focus the portfolio. We completed the divestitures of Pharma Solutions, Nitrocellulose and René Laurent businesses, and announced an agreement to sell the Soy Crush, Concentrates and Lecithin business. In addition, the Company commenced an evaluation of strategic alternatives for the Food Ingredients business as part of an ongoing effort to concentrate resources on core businesses with stronger growth and return characteristics. As a result of these actions, together with disciplined capital allocation, net debt to credit adjusted EBITDA was reduced to approximately 2.6x from 3.8x at the end of 2024.*
Consistent with the Company’s capital allocation framework – which prioritizes balance sheet strength, investment in the business and the return of excess capital to shareholders – the Board authorized a $500 million share repurchase program, reflecting improved financial flexibility and confidence in IFF’s long-term value creation.
During 2025, the Board continued its evolution to ensure it possesses the appropriate mix of skills, experience and independence to oversee the next phase of the Company’s transformation. The Board welcomed Virginia Drosos, Paul Fribourg, Richard Mulligan, Jesus Mantas and Brett Icahn, each of whom brings relevant leadership and industry expertise. I would also like to thank Margarita Paláu-Hernández and Vincent Intrieri for their dedication and service to the board prior to their departure in October. Additionally, I’d like to thank John Ferraro, Mark Costa and Kathryn Boor for their valued contributions, as they will not stand for re-election at the Annual Meeting.
As Chair, I remain firmly committed to high standards of governance and robust oversight of strategy, performance and risk. Since assuming this role at the 2025 Annual Shareholder Meeting, my focus has been on ensuring the Board maintains a strong alignment between strategy, execution, performance outcomes and shareholder interests.
Looking ahead, the Board and management remain focused on disciplined execution and accountability. With a more focused portfolio, a strengthened balance sheet and a clear capital allocation framework, the Company is entering the next phase of its transformation with well-defined priorities and a continued emphasis on delivering sustainable, long-term shareholder value.
In closing, I would like to thank our management team and our colleagues for your commitment every day to improving IFF, and our customers for the confidence and trust you place in us.
Finally, to you, our shareholders, thank you for your continued support and confidence.
Sincerely,

Kevin O’Byrne
Chair of the Board of Directors
*	See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this Proxy Statement.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
This document includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Therefore, these forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2026 and subsequent filings with the SEC. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This document also includes certain non-GAAP financial measures; reconciliations of these measures to the most directly comparable GAAP measures are provided in Exhibit A.

NOTICE OF
2026 ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors (the “Board”) of International Flavors & Fragrances Inc. ( “IFF,” the “Company,” “we,” “us,” or “our”) has decided to hold the 2026 Annual Meeting of Shareholders (the “Annual Meeting of Shareholders” or the “2026 Annual Meeting”) exclusively online, via a live audio-only webcast, in order to continue to provide expanded access, improved communication, and cost savings for shareholders. Please be sure to have the 16-digit Control Number we have provided to you to join the meeting.
DATE AND TIME
Wednesday, April 29, 2026 I 10:00 A.M. Eastern Time
LIVE WEBCAST
www.virtualshareholdermeeting.com/IFF2026
The Annual Meeting of Shareholders of the Company will be held to address the following proposals:
1.	Elect ten members of the Board of Directors for a one-year term expiring at the 2027 Annual Meeting of Shareholders.
2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2026 fiscal year.
3.	Approve, on an advisory basis, the compensation of our named executive officers in 2025.
Shareholders shall also transact such other business as may properly come before the 2026 Annual Meeting and any adjournment or postponement of the 2026 Annual Meeting.
Record Date: Shareholders of record at the close of business on March 3, 2026, are entitled to vote and participate in the 2026 Annual Meeting.
Sincerely,

Brynn Samson I SVP, Chief Compliance Officer and Corporate Secretary
March 18, 2026
Voting Methods:
VIA THE INTERNET	BY MAIL	BY PHONE
Visit www.proxyvote.com and follow instructions.	Complete, sign, date, and return the enclosed proxy card.	1-800-690-6903 I Have your proxy card in hand when you call and then follow the instructions.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 29, 2026:
Our Notice & Proxy Statement and 2025 Annual Report are available at www.ProxyVote.com.
TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY, WE ENCOURAGE YOU TO VOTE BY PHONE OR INTERNET TODAY.

521 West 57th Street
New York, NY 10019

Proxy Statement Summary

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and our Annual Report for Fiscal Year ended December 31, 2025 (“2025 Annual Report”) before you vote.

2025 Highlights

2025 Results
Net Sales	$10.9 B
Operating Loss	$(382) M
Adjusted Operating EBITDA*	$2.1 B
Diluted EPS	$(1.41)
Adjusted Diluted EPS*	$2.52
Adjusted Diluted EPS ex Amortization*	$4.20

*	See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this Proxy Statement.
Corporate Governance Highlights
Our commitment to good corporate governance is evidenced by the following best practices:

OUR CORPORATE GOVERNANCE POLICIES REFLECT BEST PRACTICES	• All Directors other than our CEO are Independent
• Strong Pay-for-Performance Compensation Policies
• Diverse Board Brings Balance of Skills, Professional Experience and Perspectives
• Annual Election of All Directors
• Non-Executive Chair of the Board Leads Board’s Independent Oversight
• No Guaranteed Pay Increases or Equity Awards for Named Executive Officers (“NEOs”)
• Annual Board and Committee Assessments
• Formal Board and Executive Succession Planning
• No Limitation on Shareholder Litigation Rights
• No Exclusive Forum or Fee-Shifting Provisions
• Majority Voting and Director Resignation Policy in Uncontested Elections
• Proxy Access By-Law Provisions
• Prohibition on Short Sales and Hedging of our Stock by our Employees, Officers and Directors
• Executives and Directors are Subject to Rigorous Stock Retention Guidelines
• Extensive Executive Clawback Policy
• Long Standing Commitment to Sustainability as a Long-Term Value Driver
• Shareholder Right to Call a Special Meeting

IFF | 2026 PROXY STATEMENT	i

Proxy Statement Summary
Proposals and Board Recommendations

Proposal 1 Election of 10 Director Nominees

The Board recommends a vote FOR the election of all Director Nominees

Our Governance & Corporate Responsibility Committee and our Board have determined that each of the nominees possesses the skills and qualifications to collectively comprise a highly effective Board.

See “Proposal 1 — Election of Directors” beginning on page 1 of this Proxy Statement.

Director Nominees

				Committee Membership*
Name and Primary Occupation	Joined	Age	Audit	Human Capital & Compensation	Governance & Corporate Responsibility	Innovation	Independent
Virginia C. Drosos Former Chief Executive Officer and Director Signet Jewelers Ltd.	2025	63		Chair		•	•
Paul J. Fribourg Chairman and Chief Executive Officer Continental Grain Company	2025	72	•				•
J. Erik Fyrwald Chief Executive Officer IFF	2024	66
Brett Icahn Investor and Portfolio Manager Icahn Capital	2025	46	•				•
Cynthia T. Jamison Former Chief Financial Officer AquaSpy Inc.	2025	66	Chair		•		•
Mehmood Khan Chief Executive Officer Hevolution Foundation	2025	67			•	Chair	•
Jesus B. Mantas Retired Senior Executive IBM	2025	57	•	•		•	•
Richard Mulligan Mallinckrodt Professor of Genetics, Emeritus Harvard Medical School	2025	71				•	•
Kevin O’Byrne Former Chief Financial Officer and Director J Sainsbury plc	2023	61			•		•
Dawn C. Willoughby Former Executive Vice President and Chief Operating Officer The Clorox Company	2023	56		•	Chair		•
= Financial Expert * The Committee Memberships are expected following the 2026 Annual Meeting. For more details of the “Nominees for Director” please see page 5.

ii	IFF | 2026 PROXY STATEMENT

Proxy Statement Summary
Skills and Qualifications
Our Board regularly evaluates desired attributes for direction in light of the Company’s strategy and needs. Key skills, qualifications and experience currently present on the Board include and which would be reflected if the proposed slate of directors is elected:

SKILLS AND QUALIFICATIONS	• Current or Prior CEO
• Operations / Manufacturing
• Consumer Products
• Innovation / R&D
• Biotech
• Mergers & Acquisitions / Integrations
• Human Capital
• Sustainability / Environmental
• Finance / Accounting
• ERM / Risk Management
• International / Emerging Markets
• Technology / IT
• Information Security / Cybersecurity
• Artificial Intelligence / Big Data / Analytics
• Other Public Board Experience

Proposal 2 Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2026 fiscal year

The Board recommends a vote FOR this proposal

Our Board recommends that shareholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2026 fiscal year.

See “Proposal 2 — Ratification of Independent Registered Public Accounting Firm” beginning on page 29 of this Proxy Statement.

Proposal 3 Approve, on an advisory basis, the compensation of our named executive officers in 2025

The Board recommends a vote FOR this proposal Our Board recommends a vote “FOR” the advisory vote to approve executive compensation for the 2025 performance year.
See “Proposal 3 — Advisory Vote on Executive Compensation” on page 49 of this Proxy Statement and “Compensation Discussion and Analysis” beginning on page 32 of this Proxy Statement.

IFF | 2026 PROXY STATEMENT	iii

vi	IFF | 2026 PROXY STATEMENT

Proposal 1 Election of Directors
Our Board
Upon the recommendation of the Governance & Corporate Responsibility Committee, our Board of Directors (“Board”) has nominated the ten directors, as shown below, for election at the 2026 Annual Meeting, each for a one-year term that expires at the 2027 Annual Meeting:

Kevin O’Byrne (Chair)
Virginia C. Drosos	Mehmood Khan
Paul J. Fribourg	Jesus B. Mantas
J. Erik Fyrwald	Richard Mulligan
Brett Icahn	Dawn C. Willoughby
Cynthia T. Jamison
Each director will serve until the next annual meeting of shareholders and until a successor is elected and qualified, or until his or her earlier resignation, removal or death. If any of our Board’s nominees for director becomes unavailable to serve before the 2026 Annual Meeting, our Board may decrease the number of directors to be elected or designate a substitute nominee for that vacancy.
Director Nomination and Evaluation Process
Shareholder Nominations and Proxy Access
Under our Amended and Restated By-Laws, if a shareholder wishes to submit a director candidate for consideration by the Governance & Corporate Responsibility Committee, or if a shareholder meeting minimum holding requirements wishes for a director nomination to be included in the Company’s proxy statement for an annual meeting pursuant to our proxy access By-Law, the shareholder must deliver or mail notice of the request to the Company’s Corporate Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders. However, if the annual meeting is not within 30 days of the anniversary date of the prior year’s annual meeting, such notice must be received by the Corporate Secretary no later than 10 days following the mailing of notice of the annual meeting or public disclosure of the annual meeting date, whichever occurs first. The notice must be accompanied by the information concerning the director candidate and nominating shareholder described in Article I, Section 3 and Section 4 of our By-Laws.
In addition, to comply with the universal proxy rules, the shareholder’s notice of a director nomination received no later than January 29, 2027, must include any additional information required by Rule 14a-19 under the Exchange Act, and the shareholder must comply with the other requirements set forth under Rule 14a-19. Our proxy access By-Law permits an eligible shareholder (or group of up to 20 eligible shareholders) who owns shares representing at least 3% of our outstanding shares, and has held the shares for at least three years, to nominate and include in our proxy materials for an annual meeting, director candidates constituting up to 20% of our Board.
Director Candidate Evaluation and Nomination
Our Certificate of Incorporation provides that we have at least six but not more than 15 directors. To ensure independence and to provide the breadth of needed expertise and diversity of our Board, the Board periodically reviews its size and makes appropriate adjustments pursuant to our Amended and Restated By-Laws. In addition, our Governance & Corporate Responsibility Committee, together with the other Board members, from time to time, as appropriate, identifies the need for new Board members.
Board candidates are considered based on various criteria which may change over time as our business evolves and as the composition of the Board changes. At a minimum, our Governance & Corporate Responsibility Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates:
•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;
•	diversity of viewpoints, backgrounds, experiences and other demographics;
•	business or other relevant experience; and
IFF | 2026 PROXY STATEMENT	1

Proposal 1 – Election of Directors
•
the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to our needs and to the requirements and standards of the New York Stock Exchange (“NYSE”) and the SEC.

In evaluating candidates, the Governance & Corporate Responsibility Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates are identified. The Governance & Corporate Responsibility Committee may also request other information from any director candidate or a recommending shareholder as specified in our Amended and Restated By-Laws. The Governance & Corporate Responsibility Committee may also engage a search firm to assist it in identifying potential candidates and to conduct background checks and other relevant evaluations. Members of the Governance & Corporate Responsibility Committee and other Board members, as appropriate, interview director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Governance & Corporate Responsibility Committee to the Board. Our Governance & Corporate Responsibility Committee evaluates the suitability of potential candidates recommended by shareholders in the same manner as other candidates recommended to the Governance & Corporate Responsibility Committee.
Director Nominees - Skills, Experience and Tenure
We believe that each of our nominees has the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. Each of our nominees is being nominated because he or she adheres to the highest standards of personal integrity and possesses excellent interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our nominees as a group complement each other and each other’s respective experiences, skills and qualities.

DIRECTOR NOMINEE SKILLS & EXPERIENCE MATRIX
DIRECTOR
	Virginia C. Drosos	Paul J. Fribourg	J. Erik Fyrwald	Brett Icahn	Cynthia T. Jamison	Mehmood Khan	Jesus B. Mantas	Richard Mulligan	Kevin O’Byrne	Dawn C. Willoughby
DEMOGRAPHIC BACKGROUND
Age (As of 3/3/2026)	63	72	66	46	66	67	57	71	61	56
Gender	F	M	M	M	F	M	M	M	M	F

YEAR JOINED BOARD	2025	2025	2024	2025	2025	2025	2025	2025	2023	2023

KNOWLEDGE, SKILLS & EXPERTISE
Current or Prior CEO	•	•	•			•			•
Operations / Manufacturing	•	•	•							•
Consumer Products	•		•		•	•			•	•
Innovation / R&D	•		•			•	•	•		•
Biotech		•	•			•	•	•
Mergers & Acquisitions / Integrations	•	•	•	•	•	•	•	•	•	•
Human Capital	•	•	•		•	•	•	•		•
Sustainability / Environmental		•	•	•	•	•			•	•
Finance / Accounting	•	•	•	•	•		•		•
ERM / Risk Management	•	•	•	•	•		•		•	•
International / Emerging Markets	•	•	•			•	•		•	•
Technology / IT	•	•	•		•		•		•
Information Security / Cybersecurity					•		•
Artificial Intelligence / Big Data / Analytics					•		•
Other Public Board Experience	•	•	•	•	•	•	•	•	•	•

2	IFF | 2026 PROXY STATEMENT

Proposal 1 – Election of Directors
Continuation of the Cooperation Agreement with Icahn Group
On November 6, 2023, the Company announced the continuation of a Cooperation Agreement (the “Cooperation Agreement”) with Mr. Carl C. Icahn and the persons and entities listed therein (collectively, the “Icahn Group”), pursuant to which the Company agreed to renominate one director designated by the Icahn Group and one mutually agreed-upon director to the Board. The Board has agreed to a one-year extension of the Cooperation Agreement in accordance with its termination provisions as described below.
Mr. Richard Mulligan has been nominated as part of the Company’s slate of nominees for election to the Board at the 2026 Annual Meeting. In connection with his service on the Board, the Board affirmed that Mr. Mulligan qualifies as an independent director under the listing rules of NYSE. So long as Mr. Mulligan is a member of the Board, any Board consideration of appointment and employment of the Company’s chief executive officer and chief financial officer, mergers, acquisitions of material assets, dispositions of material assets, or similar extraordinary transactions, and voting with respect thereto, will take place only at the full Board level or in committees of which Mr. Mulligan is a member.
On October 22, 2025, the Company announced that Mr. Mulligan would be appointed to the Board, effective as of October 20, 2025, as the mutually agreed-upon director under the Cooperation Agreement to replace Ms. Margarita Paláu-Hernández pursuant to the Cooperation Agreement dated February 1, 2023. Ms. Paláu-Hernández stepped down from the Board on October 20, 2025. Under the terms of the Cooperation Agreement, in the event that Mr. Mulligan fails to serve or is not serving as a director (subject to certain exceptions set forth in the Cooperation Agreement), then a replacement independent director who is mutually agreed to by the Board and the Icahn Group shall be nominated to the Board. Such director shall be deemed the Independent Director, as defined in the Cooperation Agreement.
Mr. Brett Icahn has been nominated as part of the Company’s slate of nominees for election to the Board at the 2026 Annual Meeting. In connection with his service on the Board, the Board affirmed that Mr. Icahn qualifies as an independent director under the listing rules of NYSE. So long as Mr. Icahn is a member of the Board, any Board consideration of appointment and employment of the Company’s chief executive officer and chief financial officer, mergers, acquisitions of material assets, dispositions of material assets, or similar extraordinary transactions, and voting with respect thereto, will take place only at the full Board level or in committees of which Mr. Icahn is a member.
On October 22, 2025, the Company announced that Mr. Icahn would be appointed to the Board, effective October 20, 2025, as the Icahn-designated director under the Cooperation Agreement to replace Mr. Vincent Intrieri. Mr. Intrieri stepped down from the Board on October 20, 2025. Under the terms of the Cooperation Agreement, in the event that Mr. Icahn, as the Icahn Group designated director, resigns or for any reason fails to serve or is not serving as a director (subject to exceptions set forth in the Cooperation Agreement) then a replacement designated by the Icahn Group who is reasonably acceptable to the Board shall be added to the Board.
The Cooperation Agreement also includes other customary voting, standstill and non-disparagement provisions. The Cooperation Agreement, including the standstill restrictions on the Icahn Group, will terminate upon the later of (x) 35 calendar days before the advance notice deadline for shareholder approvals set forth in the By-Laws of the Company for the Company’s 2027 Annual Meeting of Stockholders and (y) the first day on which the Icahn Designee is not a member of the Board.
IFF | 2026 PROXY STATEMENT	3

Proposal 1 – Election of Directors
Continued Service
The Governance & Corporate Responsibility Committee annually reviews each Board member’s suitability for continued service as a member of our Board and recommends to the Board whether such member should be renominated. In addition, each director is required to promptly tender his or her resignation for consideration to the Chair of the Governance & Corporate Responsibility Committee if, during his or her tenure as a director, such director:
•	has a material change in employment; or
•	has a significant change in personal circumstances which may adversely affect his or her reputation, or the reputation of the Company;
so that the Governance & Corporate Responsibility Committee can review the change and make a recommendation to the full Board regarding the director’s continued service. Such resignation becomes effective only upon acceptance by the Board. In addition, a Director who intends to join the board of directors of another for-profit company shall promptly notify the Chair of the Governance & Corporate Responsibility Committee in advance of joining such board. The Governance & Corporate Responsibility Committee shall evaluate any potential conflicts of interest or reputational risks and may recommend appropriate actions to the Board. Finally, if a Director is an active chief executive officer of another public company, such Director shall not serve on the board of more than two public companies (including IFF), other than the company of which he or she is the chief executive officer.

YOUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES

4	IFF | 2026 PROXY STATEMENT

Proposal 1 – Election of Directors
Nominees for Director

Virginia C. Drosos Age: 63 Director Since: 2025
Business Experience
Ms. Drosos served as the Chief Executive Officer of Signet Jewelers Ltd. (“Signet”), the world’s largest retailer of diamond jewelry, from August 2017 to November 2024. During her tenure, she led Signet through a significant transformation, expanding its digital capabilities and enhancing the customer experience to deliver total shareholder returns more than five times the retail industry average. Prior to her role at Signet, Ms. Drosos was Chief Executive Officer of Assurex Health, Inc. (“Assurex”), where she delivered significant revenue growth and executed the strategic sale of the company. Prior to Assurex, she spent 25 years at The Procter & Gamble Company, including as Group President Global Beauty, where she established herself as a transformative leader who led game changing innovation, built multibillion-dollar brands, and reinvented global categories. Ms. Drosos served as a director of Foot Locker, Inc. from 2022 to 2025, Signet Jewelers Ltd. from 2012 to 2024, and American Financial Group, Inc. from 2013 to 2021.
Education
Ms. Drosos holds a Bachelor of Business Administration from the Terry School, University of Georgia, and a Master of Business Administration from the Wharton School, University of Pennsylvania.
Qualifications
Ms. Drosos brings extensive relevant experience, deep consumer insights and a proven ability to drive innovation and lead with purpose, which aligns with our long-term strategy to deliver sustainable growth and value creation for all stakeholders. She also has significant public company board experience.

Paul J. Fribourg Age: 72 Director Since: 2025
Business Experience
Mr. Fribourg brings more than four decades of global leadership experience in the agribusiness, food, and investment sectors, and currently serves as Chairman and Chief Executive Officer of Continental Grain Company (“Conti”), a position he has held since 1997. He has overseen Conti’s transformation into a diversified global investment firm with a focus on food, agriculture, and adjacent industries. Under Mr. Fribourg’s leadership, Conti has expanded its portfolio and strategic partnerships across continents, reinforcing its legacy of innovation and resilience. He currently serves on the boards of Loews Corp., a diversified company, with businesses in the insurance, energy, hospitality and packaging industries, since 1997, and Estée Lauder Companies Inc., a global leader in prestige beauty, since 2006. Mr. Fribourg is also the board chair of Continental Grain Company, an agribusiness investment company, since 1976; a board member of Syngenta Group Co. Ltd., a global agricultural technology and innovation company, since 2018; and a board member of Wayne-Sanderson Farms LLC, a poultry producer, since 2011.
Education
Mr. Fribourg earned a Bachelor of Arts degree, magna cum laude, from Amherst College and completed the Advanced Management Program at Harvard Business School.
Qualifications
Mr. Fribourg brings a strong combination of global market insight and operational excellence. His experience, leadership and vision will help guide the Company through its next phase of growth as it continues to deliver breakthrough solutions for customers and create long-term value for its stakeholders.

IFF | 2026 PROXY STATEMENT	5

Proposal 1 – Election of Directors

J. Erik Fyrwald Age: 66 Director Since: 2024
Business Experience
Mr. Fyrwald has served as our Chief Executive Officer and a member of our Board of Directors since February 6, 2024. He joined us from Syngenta Group, where he served as Chief Executive Officer since 2016. Prior to his role at Syngenta, Mr. Fyrwald served as Chief Executive Officer of Univar Solutions from May 2012 until May 2016, Chairman and Chief Executive Officer of Nalco Company from 2008 until 2011, when Nalco merged with Ecolab Inc. Following the merger, he served as President of Ecolab. Mr. Fyrwald began his career at DuPont in 1981. During his 27-years at DuPont, Mr. Fyrwald held a number of positions, including Group Vice President of the Agriculture and Nutrition Division at E.I. du Pont de Nemours and Company and Vice President and General Manager of DuPont’s Nutrition and Health Business. He serves as a director of Eli Lilly and Company, a pharmaceutical company that develops, manufactures, and sells prescription drugs and other healthcare products, since 2005.
Education
Mr. Fyrwald attended the University of Delaware, where he received a Bachelor of Science in Chemical Engineering in 1981. He also completed the Advanced Management Program at Harvard Business School in 1998.
Qualifications
Mr. Fyrwald has more than four decades of executive and operational experience driving innovation and profitable, sustainable growth at leading corporations in the nutrition, agriculture and chemicals industries.

Brett Icahn Age: 46 Director Since: 2025
Business Experience
Mr. Icahn is an investor and portfolio manager at Icahn Capital, a subsidiary of Icahn Enterprises. Icahn Enterprises is a diversified holding company engaged in a wide range of sectors, including investment, automotive, energy, food packaging, real estate, and home fashion. Since October 2020, Mr. Icahn has played a leading role in managing the investment strategy for Icahn Capital. He is currently serving on the boards of SandRidge Energy, Inc., an independent oil and natural gas company focused on the acquisition, development, and production of oil and gas properties, since 2020, and CVR Energy, a diversified holding company that operates in the petroleum refining and marketing, renewable fuels, and nitrogen fertilizer businesses, since 2025. Mr. Icahn was a director of Icahn Enterprises LP, a diversified holding company that owns a variety of subsidiaries operating in different sectors, from 2020 to 2025; Bausch Health Companies Inc., a global diversified pharmaceutical company, from 2021 to 2025; Bausch + Lomb Corporation, an eye health company, from 2022 to 2025; and Dana Inc., an automotive supplier company, from 2022 to 2023 and January 2025 to June 2025.
Education
Mr. Icahn holds a Bachelor of Arts from Princeton University.
Qualifications
Mr. Icahn brings a sharp investment acumen and deep understanding of corporate strategy. His experience is very valuable as we enter a new phase of growth and advance strategic priorities.

6	IFF | 2026 PROXY STATEMENT

Proposal 1 – Election of Directors

Cynthia T. Jamison Age: 66 Director Since: 2025
Business Experience
Ms. Jamison had an Executive career as a turnaround Chief Financial Officer (“CFO”), she has been the CFO or Chief Operating Officer of several publicly and privately held companies including AquaSpy Inc., a soil diagnostic company, eMac, lnc, a joint venture between McDonald’s Corporation and KKR & Co. L.P., Cosi, lnc., the casual dining chain, SurePayroll, a payroll processing firm, and Illinois Superconductor, a radio frequency cellular technology company. She also served as a partner with Tatum, LLP from June 1999 to May 2009. From 2006 on, Ms. Jamison was in a Managing Partner role within Tatum, LLP, and served in several additional capacities, including as Managing Partner of the CFO Services practice. Ms. Jamison had previously held Executive/Financial leadership roles at Arthur Andersen, Kraft General Foods, Hewitt Associates, Allied Domecq (Dunkin’ Donuts/Baskin Robbins) and Chart House Enterprises. She currently serves as Chair of the Board of Darden Restaurants, a hospitality company, and is a Trustee and Chair of the Nominations & Governance committee at Save the Children, a leading charity/non-profit organization. Ms. Jamison is a former board Chair of Tractor Supply Company, a retail company, from 2002 to 2023; and a former Board member of ODP Corp from 2013 to 2025 and B&G Foods, an American branded foods company, from 2004 to 2015, as well as several others.
Education
Ms. Jamison earned a B.A. in Political Science and Economics from Duke University and an MBA from the University of Chicago in Finance. Ms. Jamison is also a certified public accountant.
Qualifications
Ms. Jamison is a skilled Chief Financial Officer with extensive board and finance experience gained during previous executive positions. She served a four-year term on the Financial Accounting Standards Advisory Council from 2018 to 2022. She also holds the following certificates: United States Secret Service Cybersecurity Board Academy, May 2025, and the Oxford Artificial Intelligence Program, January 2026.

Mehmood Khan Age: 67 Director Since: 2025
Business Experience
Dr. Khan is the CEO of Hevolution Foundation, a first-of-its-kind global non-profit organization with a mission to extend healthy lifespan for people everywhere. He was the Executive Chair of Life Biosciences after serving as the CEO from 2019 until 2024. Prior to this role, Dr. Khan served as PepsiCo’s Vice Chairman and Chief Scientific Officer of Global Research and Development. Prior to joining PepsiCo, he was President of Takeda Global Research & Development Center, overseeing Takeda Pharmaceuticals Company’s worldwide R&D efforts. Dr. Khan was also a faculty member at the Mayo Clinic and Mayo Medical School, serving as Director of the Diabetes, Endocrine and Nutritional Trials Unit in the endocrinology division. He also spent nine years leading programs in diabetes, endocrinology, metabolism and nutrition for the Hennepin County Medical Center. Dr. Khan was a director of Reckitt Benckiser, a multinational company that manufactures and markets products for the home, health and personal care, from 2018 to 2025, and CorMedix Inc., a biopharmaceutical company developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases, from 2017 to 2020.
Education
Dr. Khan has a medical degree from the University of Liverpool, is a Fellow of the Royal College of Physicians, London and of the American College of Endocrinology, an Elected Fellow in the Department of Pharmacology at University of Oxford and holds two Honorary PhDs in Humanities and International Law.
Qualifications
Dr. Khan is a highly skilled medical practitioner and researcher with extensive experience in both developing and developed markets. He has a deep knowledge of creating sustainable initiatives and a track record of leading research and development efforts to create breakthrough innovations.

IFF | 2026 PROXY STATEMENT	7

Proposal 1 – Election of Directors

Jesus B. Mantas Age: 57 Director Since: 2025
Business Experience
Mr. Mantas is a senior technology and management consulting executive with broad corporate governance experience. He led the $10B Business Transformation Services unit of IBM Consulting; he also led Strategy, Innovation, M&A and other IBM divisions including IBM Global Business Outsourcing, IBM Consulting in Latin America and North America enterprise market during his IBM tenure. Before IBM, he was a Partner in the High Technology practice of PricewaterhouseCoopers Consulting. Prior to his move to the USA, he worked for Procter & Gamble and served as an officer in the Air Force of Spain. Mr. Mantas currently serves on the boards of Biogen Inc., a leading biotechnology company; and the National Association of Corporate Directors (NACD). He also serves in the advisory council of NASDAQ Center for Board Excellence and is a trustee of the J. Patrick McGovern Foundation, the world’s foremost philanthropy committed to fund public-purpose, ethical use of Artificial Intelligence.
Education
Mr. Mantas holds degrees in Telecommunications and Business Administration by Universidad Politécnica de Madrid. He served as an adjunct professor at the University of California Irvine, and has completed Harvard Business School Corporate Governance.
Qualifications
Mr. Mantas brings a strong combination of digital innovation, global market insight and operational excellence. His experience, leadership and vision will help guide the Company through its next phase of growth as it continues to deliver breakthrough solutions for customers and create long-term value for its stakeholders.

Richard Mulligan Age: 71 Director Since: 2025
Business Experience
Dr. Mulligan is currently the Mallinckrodt Professor of Genetics, Emeritus, at Harvard Medical School, and served as Visiting Scientist at the Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology (MIT) from March 2017 to February 2021. From March 2017 to October 2018, Dr. Mulligan served as Portfolio Manager at Icahn Capital, an investment management firm, and from May 2013 to December 2016, he served as Founding Partner and Senior Managing Director of Sarissa Capital Management LP, a registered investment advisor. From 1996 to 2013, Dr. Mulligan served as the Mallinckrodt Professor of Genetics at Harvard and Director of the Harvard Gene Therapy Initiative. Prior to that, he served as Professor of Molecular Biology at MIT and a member of the Whitehead Institute for Biomedical Research. He is currently serving on the boards of Sana Biotechnology, Inc., a public biotechnology company, since 2018, and Bausch Health Companies Inc., a public pharmaceutical company, since 2022. He was a director of Biogen Inc., a public biotechnology company, from 2009 to 2023; Enzon Pharmaceuticals, a pharmaceutical company, from 2011 to 2013; and Cellectis SA, is a clinical-stage biotechnology company, from 2007 to 2013.
Education
Dr. Mulligan received his PhD in Biochemistry from the Stanford University School of Medicine and his B.S. in Biology from MIT.
Qualifications
Dr. Mulligan offers world-class scientific expertise and a track record of innovation that will be valuable to our Company as we accelerate our transformation and deliver sustainable, long-term value for our customers, shareholders and employees.

8	IFF | 2026 PROXY STATEMENT

Proposal 1 – Election of Directors

Kevin O’Byrne Age: 61 Director Since: 2023
Business Experience
Mr. O’Byrne served, until March 2023, as Chief Financial Officer and Director of J Sainsbury plc, the second largest retailer in the United Kingdom. He was previously Chief Executive Officer of Poundland Group Plc and held executive roles at Kingfisher Plc, including Divisional CEO UK, China and Turkey, Chief Executive Officer of B&Q UK & Ireland and Group Finance Director. Prior to this, he was Group Finance Director of Dixons Retail plc and European Finance Director of Quaker Oats. Mr. O’Byrne joined the IFF Board in March 2023 and was elected Chair of the Board in May 2025. Mr. O’Byrne is also Chair of the Board of Centrica plc, a FTSE-100 listed energy and services company, where he previously was Senior Independent Director and Chair of the Audit and Risk Committee. He has over 35 years of experience on public company boards in the UK, Germany and US, as an executive and non-executive. He was previously Senior Independent Director and Chair of the Audit Committee of Land Securities Group plc.
Education
Mr. O’Byrne holds a Bachelor of Arts degree in Business Studies from Trinity College, Dublin and he has been a Fellow of the Institute of Chartered Accountants in England & Wales since 1990.
Qualifications
Mr. O’Byrne is a skilled Chief Financial Officer, and public company board director with extensive international business and finance experience. He applied this knowledge to the Finance, Internal Audit, Investor Relations, Property, Procurement and Strategy functions at Sainsbury’s, driving the performance of the business.

Dawn C. Willoughby Age: 56 Director Since: 2023
Business Experience
Ms. Willoughby served as the Executive Vice President and Chief Operating Officer of The Clorox Company, a manufacturer and marketer of consumer and professional products, from 2014 until 2019. She also served as the company’s Senior Vice President and General Manager, Clorox Cleaning Division; Vice President and General Manager, Home Care Products; and Vice President and General Manager, Glad Products, along with several other positions since she was initially hired in 2001. Prior to her career at The Clorox Company, Ms. Willoughby spent nine years with The Procter & Gamble Company, where she held several positions in sales management. She serves as a director of J.M. Smucker Company, a manufacturer and marketer of branded food and beverage products, since 2017, and TE Connectivity, an engineering, design and manufacturer of sensors and electrical connectivity solutions, since March 2020.
Education
Ms. Willoughby holds a bachelor’s degree in Sports Management from the University of Minnesota and a master’s degree in Business Administration from the University of California, Los Angeles Anderson School of Business.
Qualifications
Through serving in a number of executive positions at the Clorox Company and her deep understanding for the unique needs and expectations of our Company’s customers and partners, Ms. Willoughby is highly valuable to our Board and management team.

IFF | 2026 PROXY STATEMENT	9

Corporate Governance
Code of Conduct
We have adopted a Code of Conduct that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our Chief Accounting Officer, as well as our Directors. Additionally, we have adopted a Code of Conduct for Directors and a Code of Conduct for Executive Officers (together with the Code of Ethics, the “Codes”). The Codes are available on our website at https://ir.iff.com/governance.
Only the Board or the Audit Committee may grant a waiver from any provision of our Codes in favor of a director or executive officer, and any such waiver and any amendments to the Codes will be publicly disclosed on our website, www.iff.com.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:
•	director independence;
•	director qualifications and responsibilities;
•	non-executive Chair appointment and duties;
•	board and committee structure and meetings;
•	management succession; and
•	the CEO evaluation and succession process.
The Governance & Corporate Responsibility Committee reviews our Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. A copy of our Corporate Governance Guidelines is available through the Investor—Governance link on our website, www.iff.com.
Shareholder Engagement
We regularly engage with our shareholders to better understand their perspectives on our Company, including our strategies, performance, acquisition-related activities, share price development, capital allocation policies and matters of corporate governance and executive compensation, as shown below. This dialogue has helped inform the Board’s decision-making and ensures our interests remain well aligned with those of our shareholders. During 2025, we interacted with our largest active shareholders, representing more than two-thirds of our outstanding shares. Feedback from these engagements is shared regularly with the Board and its committees and contributes to the Board’s decision-making.
10	IFF | 2026 PROXY STATEMENT

Corporate Governance
Executive Compensation Engagement and Responsiveness
As part of our shareholder engagement, we discuss executive compensation design and pay-for-performance alignment. Feedback received through these discussions and our annual Say on Pay vote is considered by the Human Capital & Compensation Committee in its ongoing evaluation of compensation program design and disclosure. In 2025 and early 2026, this review informed enhancements to our disclosure of performance goal setting and our continued emphasis on metrics that support profitable growth, disciplined execution and long-term shareholder alignment. The Human Capital & Compensation Committee believes this ongoing dialogue strengthens the alignment between executive compensation outcomes, Company performance and shareholder interests.

Who We Engage
• Institutional Investors • Sell Side Analysts • Retail Investors • Pension Funds • Bond Holders • Proxy Advisory Firms • Rating Agencies

How We Engage

•
One-On-One & Group Meetings In Person or Virtual
•
Quarterly Earnings Calls
•
Industry & Sell Side Presentations & Conferences
•
Company Hosted Site Visits & Events
•
Written & Electronic Communications

Who Participates
• Executive Leadership • Investor Relations • Senior Leadership • Subject Matter Experts • Board of Directors

Key Topics
• Financial Updates • Business Strategy • Current Business Conditions • Current Supply Chain Management • Sustainability / ESG • Corporate Governance • Executive Compensation

Resources
IFF’s website: www.iff.com IFF’s Investor Relations website: ir.iff.com Annual Report Annual Proxy Statement Annual Meeting Webcasted and public events and presentations SEC filings

Sustainability
Our approach to sustainability is rooted in our Company’s purpose statement and our ongoing commitment to ‘Do More Good’ for people and planet. This aligns with our Company’s strategy for long-term growth and value creation. Through this commitment, we focus on the interconnected pillars of conscious sourcing, partnerships of impact, intentional innovation and operating for the future.
Across these four pillars, our Company continued to achieve notable recognitions in 2025. For example, we were recognized in 2025 by EcoVadis, receiving a Gold sustainability rating that places our Company among the top five percent of companies assessed. In addition, we maintained our position as a constituent of the Dow Jones Sustainability Indices, North America, a best-in-class benchmark for investors who recognize that sustainable business practices are critical to generating long-term shareholder value. We continue to support transparency and accountability through our submission to CDP Climate Change, Water Security and Forests, specifically named to CDP’s A List for climate change for the tenth time since 2015. Lastly, we continue to be listed in the FTSE4Good Index series as well as being named as one of America’s Most Responsible Companies by Newsweek.
As part of our continued commitment to transparency and based on feedback from internal and external stakeholders, in 2025, we published our U.S. demographic representation data, or EEO-1 data, along the same categories under which we report to the EEOC. We also published our latest U.S. Consolidated EEO-1 Report that we submitted to the EEOC. This EEO-1 information is available on our website, www.iff.com. Please note that information on or accessible through this website is not part of, or incorporated by reference into, this proxy statement. To provide even greater insight into our representation, we further enhanced our disclosures by including representation data by IFF job category over a three-year period in our annual sustainability report.
IFF | 2026 PROXY STATEMENT	11

Corporate Governance
Independence of Directors
The Board undertakes an annual review of director independence, which includes a review of each director’s relationships with the Company. This review is designed to identify and evaluate, among other things, any transactions or relationships between a director or any member of his or her immediate family and the Company or members of our senior management. The Board has affirmatively determined that each of our directors (other than Mr. Fyrwald, our CEO) meets our independence requirements and those of the NYSE’s corporate governance listing standards. In the ordinary course of business, transactions may occur between the Company and entities with which some of our directors or their family members are or have been affiliated. In connection with its evaluation of director independence, our Board reviewed such transactions, and it has determined that these transactions do not impair the independence of the respective director.
Board Leadership Structure
Since 2022, the roles of Chair and CEO in our Company have been held by different individuals. The Board believes separating the roles of Chair and CEO allows our CEO to focus on developing and implementing the Company’s strategic business plans and managing the Company’s day-to-day business operations and allows our Chair, as elected by the Board, to lead the Board in its oversight and advisory roles. Because of the many responsibilities of the Board and the significant amount of time and effort required by each of the Chair and the CEO to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success. The duties of the Non-Executive Chair provided in the Corporate Governance Guidelines are highlighted below:

DUTIES OF NON-EXECUTIVE CHAIR	• presiding at all meetings of the Board, including executive sessions of the Independent Directors, and providing prompt feedback regarding those meetings to the CEO
• presiding at all meetings of shareholders
• providing suggestions for Board meeting agendas, with the involvement of the CEO and input from other Directors
• serving as the liaison between the CEO, Committee Chairs and the other Directors
• monitoring significant issues, together with the CEO, occurring between Board meetings and assuring Board involvement when appropriate
• ensuring, in consultation with the CEO, the adequate and timely exchange of information and supporting data between the Company’s management and the Board
• coordinating periodic Board input and review of management’s strategic plan for the Company
• working with the Chair of each Committee of the Board during the annual review of Committee charters and the implementation and compliance with such Committee charters
• leading the Board’s review of the succession plan for the CEO and other key senior executives
• helping establish the annual schedule of the Board
• helping set the tone for the highest standards of ethics and integrity
• evaluating Board performance on a regular basis

12	IFF | 2026 PROXY STATEMENT

Corporate Governance
Board Committees
Our Board has an Audit Committee, a Human Capital & Compensation Committee, a Governance & Corporate Responsibility Committee and an Innovation Committee, each of which operates under a written charter adopted by the Board. Each Committee reviews its charter annually and recommends charter changes to the Board as appropriate. In 2025, each of the Audit Committee, Human Capital & Compensation Committee, Governance & Corporate Responsibility Committee and Innovation Committee reviewed its charter and amended it where appropriate. Each Committee charter provides that the Committee will annually review its performance, and each Committee reviewed and discussed its performance as required. A current copy of each of the Audit Committee, Human Capital & Compensation Committee, Governance & Corporate Responsibility Committee and Innovation Committee charters is available through the Investor—Governance link on our website, www.iff.com.The table below provides the membership and chair for each of our Committees as of December 2025.

Name	Audit	Human Capital & Compensation	Governance & Corporate Responsibility	Innovation
Kathryn J. Boor			•	•
Mark J. Costa	•	•
Virginia C. Drosos	•	•		•
John F. Ferraro		Chair
Paul J. Fribourg
J. Erik Fyrwald				•
Brett Icahn	•
Cynthia T. Jamison	Chair		•
Mehmood Khan			•	Chair
Jesus B. Mantas	•			•
Richard Mulligan				•
Kevin O’Byrne (Chair of the Board)	•		•
Dawn C. Willoughby		•	Chair	•

Board and Committee Meetings
Our Board held five meetings during 2025. The Audit Committee held eight meetings, the Human Capital & Compensation Committee held five meetings, the Governance & Corporate Responsibility Committee held four meetings, and the Innovation Committee held four meetings during 2025. All directors who served on our Board since the last Annual Meeting (including those who are director nominees) attended at least 75% of the total Board and Committee meetings over periods in which he or she served during 2025. All of our director nominees who were serving on the day of last year’s annual meeting of shareholders attended that meeting. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members endeavor to participate in all Board meetings and all Committee meetings of which the director is a member and to attend our annual meeting of shareholders. Our non-employee directors, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board and Committees.
IFF | 2026 PROXY STATEMENT	13

Corporate Governance

Audit Committee
Members as of December 31, 2025: Cynthia T. Jamison (Chair), Mark J. Costa, Virginia C. Drosos, Brett Icahn, Jesus B. Mantas, Kevin O’Byrne
Meetings in 2025: 8

Responsibilities
The Audit Committee’s responsibilities include overseeing and reviewing:
•	the financial reporting process, materiality determinations, and the integrity of our financial statements, capital structure and related financial information;
•	our internal control environment, systems and performance, including cyber and data security;
•	the audit process followed by our independent accountant and our internal auditor;
•	the Company’s governance around the use of Artificial Intelligence;
•	the appointment, compensation, retention and oversight of our independent accountant and our internal auditor;
•
our independent accountant’s and internal auditor’s qualifications, performance and independence, and whether our independent accountant and internal auditor should be rotated, considering the advisability and potential impact of selecting a different independent accountant or internal auditor;

•	the procedures for monitoring compliance with laws and regulations and any material litigation and claims;
•	financial risks and corporate tax strategy with the Board and management;
•	the significant enterprise risks and steps taken by management to monitor and mitigate them;
•	updates on quality policies, practices, trends and audits;
•
the establishment, monitoring and review of procedures for the treatment of concerns regarding compliance with our Code of Conduct, accounting, internal accounting controls and auditing matters, including critical audit matters; and

•	all audit and non-audit services performed by our independent accountant.
Independence
The Board reviewed the background, experience and independence of the current Audit Committee members and based on this review, the Board determined that each member of the Audit Committee:
•	meets the independence requirements of the NYSE’s corporate governance listing standards;
•	meets the enhanced independence standards for audit committee members required by the SEC; and
•	is financially literate, knowledgeable and qualified to review financial statements.
14	IFF | 2026 PROXY STATEMENT

Corporate Governance

Human Capital & Compensation Committee
Members as of December 31, 2025: John F. Ferraro (Chair), Mark J. Costa, Virginia C. Drosos, Dawn C. Willoughby
Meetings in 2025: 5

Responsibilities
The Human Capital & Compensation Committee’s responsibilities include:
•	recommending the compensation of the CEO for approval by the independent directors of the Board;
•	reviewing and making determinations regarding compensation of executive officers (other than the CEO) and certain other members of senior management;
•
reviewing, adopting and recommending to the Board, or shareholders as required, general compensation and benefits policies, plans and programs, and overseeing the administration of such policies, plans and programs and ensuring that they provide appropriate performance incentives to management;

•	reviewing and approving the peer group companies for the purpose of benchmarking compensation and performance;
•	reviewing and discussing with management each year the Compensation Discussion and Analysis (“CD&A”) included in our annual proxy statement;
•	recommending to the Board any changes to the compensation of non-employee directors;
•	reviewing and approving annually the discretionary equity pool that may be issued by the CEO for off cycle equity grants issued for new hires, promotions and retention;
•	conducting a risk assessment of our overall compensation policies and practices;
•	reviewing succession planning for executive officers (other than the CEO) and certain members of senior management;
•
reviewing and discussing with management key human capital management strategies, plans, policies and programs for talent attraction, retention and learning development, key workforce metrics and engagement;

•	oversight of occupational health and safety standards; and
•
together with legal counsel, oversight of compliance with applicable laws, rules and regulations relating to compensation matters, including those issued by or under the Exchange Act, the SEC, the NYSE, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Internal Revenue Code, and other governmental entities or regulatory authorities, including without limitation the authority to review the Company’s Policy for the Recovery of Erroneously Awarded Compensation and to recommend amendments, if any, to the Board for approval and to serve as the “Administrator” thereunder.

Independence
The Board reviewed the background, experience and independence of the Human Capital & Compensation Committee members and, based on this review, the Board determined that each member of the Human Capital & Compensation Committee:
•	meets the independence requirements of the NYSE’s corporate governance listing standards; and
•	is a “non-employee” director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Role of Compensation Consultant
The Human Capital & Compensation Committee has the authority to retain compensation consultants or advisors to assist it in fulfilling its responsibilities, including evaluating CEO, executive and non-employee director compensation, and in fulfilling its other responsibilities. In 2025, the Human Capital & Compensation Committee directly engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant and affirmatively reviewed and determined that FW Cook qualified as independent. FW Cook’s work with the Human Capital & Compensation Committee included analyses, advice, guidance and recommendations on executive and non-employee director compensation levels versus peers, market trends, incentive plan designs and pay and performance alignment and other executive compensation practices and policies such as severance arrangements. See also the discussion in our CD&A.
Human Capital & Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2025, Messrs. Costa and Ferraro, as well as Mses. Drosos and Willoughby served as members of the Human Capital & Compensation Committee. None of these current or former directors was, during 2025, an officer, or employee of our Company, or was formerly an officer of our Company. There were no transactions in 2025 between us and any directors who served as Human Capital & Compensation members for any part of 2025 that would require disclosure by us of certain relationships and related party transactions. During 2025, none of our executive officers served as a director of another entity whose executive officers served on our Human Capital & Compensation Committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board.
IFF | 2026 PROXY STATEMENT	15

Corporate Governance

Governance & Corporate Responsibility Committee
Members as of December 31, 2025: Dawn C. Willoughby (Chair), Kathryn J. Boor, Cynthia T. Jamison, Mehmood Khan, Kevin O’Byrne
Meetings in 2025: 4

Responsibilities
The Governance & Corporate Responsibility Committee’s responsibilities include:
•	developing and reviewing criteria for the selection of directors, and making recommendations to the Board regarding such criteria;
•
identifying qualified individuals to serve on the Board, reviewing the qualifications of director candidates and recommending to the Board the nominees to be proposed by the Board for election as directors at the annual meeting of shareholders who bring the background, knowledge, experience, skill set and expertise that would strengthen and increase the diversity of the Board;

•
reviewing and making recommendations to the Board regarding the suitability of directors for continued service, including when a director intends to join the board of directors of another company or in case of a resignation tendered by a director following a change in employment or anticipated board memberships, and making recommendations to the Board with respect to their continued service;

•	reviewing director candidates recommended by shareholders for election;
•
establishing and reviewing policies pertaining to roles, responsibilities, tenure and removal of directors, and reviewing the size of the Board, and the number, responsibilities, membership and Chairs of the Board committees;

•	overseeing CEO succession planning;
•	developing and reviewing the Board and Board committee annual evaluation process;
•	overseeing the annual CEO evaluation process and recommending to the Board the annual performance goals for the CEO;
•	reviewing and recommending changes to our Corporate Governance Guidelines and monitoring corporate governance issues;
•	overseeing policies and plans related to corporate citizenship and philanthropy;
•	conducting a prior review and, if appropriate, approval of transactions with all related parties;
•
overseeing and reviewing the Company’s policies, programs and practices on sustainability and corporate responsibility and assessing new opportunities that would support the Company’s sustainability and corporate responsibility goals, including those related to environmental stewardship, operational eco-efficiency, climate and water risk strategy, deforestation, human rights, biodiversity and risks associated with responsible sourcing;

•
reviewing and discussing with management the Company’s environmental performance including progress toward targets, programs, compliance and regulations, policies and disclosure related to climate change, human rights, deforestation and biodiversity; and

•	reviewing and approving any requests from Named Executive Officers to serve as directors on boards of outside entities.
Independence
The Board reviewed the background, experience and independence of the Governance & Corporate Responsibility Committee members and, based on this review, the Board determined that each member of the Governance & Corporate Responsibility Committee meets the independence requirements of the NYSE’s corporate governance listing standards.
16	IFF | 2026 PROXY STATEMENT

Corporate Governance

Innovation Committee
Members as of December 31, 2025: Mehmood Khan (Chair), Kathryn J. Boor, Virginia C. Drosos, J. Erik Fyrwald, Jesus B. Mantas, Richard Mulligan, Dawn C. Willoughby
Meetings in 2025: 4

Responsibilities
The Innovation Committee’s responsibilities include:
•
reviewing and evaluating the quality, direction and competitiveness of the Company’s R&D and innovation programs and R&D pipeline, and advising the Board regarding the Company’s progress in achieving its long-term strategic R&D and innovation objectives, with a focus on technology development, product design and sustainable solutions;

•
overseeing the Company’s technology and business development activities as they relate to the acquisition or development of new science and technology, providing input on new, innovative business development opportunities and evaluating the soundness and risks of technologies in which the Company is investing its innovation efforts;

•	assisting in identifying significant emerging science and technology issues, policies and trends that may impact the Company’s overall R&D and business strategy;
•	providing support to the management of the Company to ensure a quality Scientific Advisory Board is in place, if needed; and
•	reviewing the recruitment and retention of scientific talent and matching with new areas of scientific developments and technologies.
Independence
The members of the Innovation Committee are not required to meet the independence requirements of the NYSE’s corporate governance listing standards.
IFF | 2026 PROXY STATEMENT	17

Corporate Governance
Board and Committee Assessment Process
Each year, the Governance & Corporate Responsibility Committee leads an evaluation of the effectiveness of the Board and each of its committees. Each member of the Board provides their perspectives regarding the effectiveness of the Board, its committees and their leadership, and the dynamics between the Board and management. The evaluation process may be conducted, as determined by the Committee, through an anonymous survey of directors, in-person interviews of directors, or a combination of these approaches. Results of Board and committee self-evaluations are shared with the full Board. As appropriate, these evaluations result in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our Board and its committees.
Succession Planning
Our Board recognizes that one of its most important duties is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our CEO and other senior members of executive management. As part of this process, our CEO and our executive officers are required to prepare a detailed development and succession plan for themselves and for their direct reports on an annual basis. The Company’s executives regularly attend Board meetings and maintain an ongoing dialogue with Board members, which is critical to the Company’s succession planning. The Human Capital & Compensation Committee reviews, on an annual basis, potential successors for the Company’s executive officers and such other senior management employees as the Human Capital & Compensation Committee may determine. In addition, the Governance & Corporate Responsibility Committee also agrees upon and recommends to the Board a succession plan for our CEO, including in emergency situations. The Chair is responsible for leading the Board’s review of the succession plan for the CEO. Our Board is committed to being prepared for a planned or unplanned change in our leadership in order to ensure our stability.
Outside the Boardroom
As part of the Company’s efforts to ensure directors have the necessary resources to fulfill their responsibilities to shareholders, the Company provides continuing education opportunities for directors to stay informed on trends and developments relevant to the Company and our industry.

Talent Development

The Board recognizes that managing talent and developing employees are essential to driving the Company’s innovation-based growth. To support this, members frequently assess leadership, employee morale, and talent development by meeting individually with top managers, attending presentations at Board and Committee sessions, and holding additional discussions before and after these meetings.

Shareholder Engagement

The Board recognizes the importance of shareholder feedback on all Company matters. To facilitate director access to shareholder perspectives, directors may periodically engage directly with the Company’s shareholders. In addition to these direct interactions, the Board receives regular updates from management regarding ongoing engagement initiatives, ensuring continued awareness of shareholder interests and concerns.

Director Orientation

All new directors participate in a director orientation that includes presentations, and individual meetings with fellow directors, executive leadership team and other key leaders of the Company. This process introduces them to key topics such as the Company’s business operations, strategy, internal controls, risk management, compliance, ethics policies, governance, external auditors and advisors, and their securities responsibilities.

Continuing Education

The Board actively encourages all directors to keep up with emerging trends by participating in director education programs and conferences focused on fiduciary responsibilities, corporate governance, and other subjects relevant to Board activities. The Company reimburses directors for attending these courses and covers reasonable related expenses.

Risk Management Oversight
Our Board is actively involved in the oversight of risks that could affect our Company and is responsible for overseeing and reviewing with management the Company’s enterprise-wide risks and the policies and practices established to manage such risks. It is the responsibility of the CEO and other senior management to manage the Company’s day-to-day business risks and its risk management process. We believe this division of responsibility is the most effective approach for addressing risk management.
18	IFF | 2026 PROXY STATEMENT

Corporate Governance
Board and Committee Roles in Overseeing Risk
The Board exercises its risk oversight function both at the Board level and by delegating to its committees. The Board and its committees focus on operational risk, financial risk, regulatory risk, litigation risk, cybersecurity and information security risk, tax risk, credit risk, liquidity risk, compliance risk, risks from compensation practices as well as our general risk management strategy, and how these risks are being managed. The Board receives updates on the Company’s risk through management’s Enterprise Risk Management (“ERM”) program report to the Board, which includes management’s approach to mitigating and managing such risks. Such risks include risks related to shareholder activism, cybersecurity breaches, raw material sourcing and availability, facilities and production quality, technology and innovation, geopolitical risk, sustainability and integration/divestiture of business segments. The Board also receives updates on the Company’s risk from its committees. Each of the Audit, Governance & Corporate Responsibility, Human Capital & Compensation and Innovation Committee is responsible for the oversight of risks relevant to its function (as described above) and regularly reports to the Board. The Board believes that its risk oversight structure allows for open communication between the Board, its committees and management.

BOARD OF DIRECTORS
Oversees and reviews our significant risks

Audit Committee	Human Capital & Compensation Committee
Oversees financial risks and the policies and practices established to manage such risks and also oversees and reviews procedures for monitoring compliance with laws and our Code of Conduct
Oversees risks associated with compensation policies and practices, our compensation plans (including equity compensation plans), severance, change in control, talent and other employment-related matters

Governance & Corporate Responsibility Committee	Innovation Committee
Oversees governance risk, risks related to sustainability and corporate responsibility, and risk related to CEO succession	Oversees risks related to R&D and innovation programs, emerging science and technology issues and related business opportunities

MANAGEMENT
Manages our day-to-day business risks and risk management process

Cybersecurity
We are committed to safeguarding our systems and data through strong governance, robust security practices, and continuous improvement. Cyber risks are integrated into our Enterprise Risk Management program, and we maintain a comprehensive Incident Response Plan to identify, respond to, and recover from potential threats and cyber incidents.
Our Chief Information Officer and Chief Information Security Officer oversee our global IT and Information Security programs, which align with the National Institute of Standards and Technology Cybersecurity Framework and include measures such as network protection, identity and access management, application and data security, and regular employee training. We routinely test and evaluate our controls through internal assessments, third-party reviews, and industry collaboration.
The Board of Directors provides oversight, receiving regular updates on cybersecurity incidents, risks, initiatives, and preparedness. To date, cybersecurity incidents have not had a material impact on our operations or financial condition, but we remain vigilant and continue to enhance our defenses as threats evolve.
Please see Item 1C (Cybersecurity) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for additional details regarding cybersecurity risk management, strategy, governance and incident disclosure.
Artificial Intelligence
The Company views Artificial Intelligence (“AI”) as vital for innovation and efficiency. By using AI to assist delivery of products, services and operations, we improve customer experience, accelerate development, automate tasks, and lower costs. The Company has an AI Governance Steering Committee that provides strategic alignment, oversight, and direction for responsible AI development and deployment across the Company and an AI Trust Council that provides operational oversight and approval of AI use by implementing governance and managing legal, compliance, privacy, security, and AI strategy implications.
IFF | 2026 PROXY STATEMENT	19

Corporate Governance
In March 2026, we introduced a new AI Policy across our businesses and functions which includes an AI Governance Framework. The AI Policy applies to all IFF employees, contractors, and third parties using, developing or interacting with AI tools and provides for, among other things:
•
Guidelines and principles on the development, procurement and deployment of AI at the Company that include ethical use, transparency, protection of confidential information and personal data, anti-discrimination and anti-bias, human oversight requirement and continuous monitoring.

•	Additional controls and governance processes for AI use cases with elevated risk.
•	Prohibited uses of AI at the Company which include the prohibitions listed in the EU Artificial Intelligence Act (the EU AI Act).
•	Compliance with the Company’s legal, regulatory, and security requirements.
•	Procedures for reporting and managing AI-related incidents and policy violations.
We use AI, including agentic AI capabilities, to improve productivity, accelerate innovation, and enable faster decision-making by embedding these capabilities into core business processes across functions such as IT, GBS, R&D, and Finance. These applications include knowledge discovery, code generation and reformulation. All capabilities are governed responsibly and designed to scale, helping teams work faster, smarter, and with greater impact.
The Audit Committee is overseeing and reviewing the Company’s governance around the use of AI and the full Board receives quarterly reports on AI as it relates to business strategy and potential uses, risks and mitigation, intellectual property and governance approach.
Enterprise Risk Management
The Company maintains an ERM program which is designed to identify and assess our global risks and to develop steps to mitigate and manage risks. As part of its risk management practices, the Company under the direction and ownership of the Executive Leadership Team, has established risk champions/ambassadors throughout the organization to identify, assess, map, and mitigate these exposures on a regular basis in discussion with functional risk owners. The Board receives regular reports on the ERM process and the Company’s risk mitigation activities, including reports focused on compliance, human capital, cybersecurity and sustainability risks.
Compensation Risks
In the fourth quarter of 2025, the Human Capital & Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of our executive compensation programs. The goal of this assessment was to determine whether the general structure of our executive compensation policies and programs, annual and long-term incentive performance goals or the administration of the programs were likely to pose any material risks to our Company. In addition, with the input from our EVP, Chief People & Culture Officer, the Human Capital & Compensation Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Human Capital & Compensation Committee shared the results of this review with our full Board.
The Human Capital & Compensation Committee determined, based on the reviews of its independent compensation consultant and management’s input and other factors, that the compensation policies and practices for the Company’s employees in 2025, including the established performance goals and incentive plan structures, did not result in excessive risk taking, and that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.
Human Resources Management
Our business is built on our talented employees. As of December 31, 2025, we had approximately 21,500 employees worldwide, of whom approximately 5,500 are employed in the United States. We continue to invest in our workforce, culture and leadership and development programs to support employee engagement and performance.
Culture and Values
Our culture is based on our four corporate values of passionate, partners, persistent and principled, and the expression of these values can be seen and felt throughout our history. Our employees appreciate that they contribute to products that touch and enhance the lives of millions of people around the world. IFF strives to have a culture of inclusion and belonging where all employees can thrive. Our programs focus on inclusive talent processes, employee experiences,
20	IFF | 2026 PROXY STATEMENT

Corporate Governance
and external engagement. Our robust culture ambassador and colleague community program engage a broad portion of the IFF community in building common identity and shared purpose as well as strengthening engagement and motivation by providing programming on IFF values and recognition of individuals who exemplify them.
Leadership and Development
Our leadership development efforts empower employees to become forward-looking, inspiring and capable decision-makers, agents of change and great leaders. A full portfolio of proprietary leadership development programs and an overarching talent management system is in place to support growth of leaders and at all levels. To cultivate our employees’ talent and build sustainable long-lasting careers at IFF, we provide tools that enable our employees to envision their career journeys and facilitate internal mobility. We offer corresponding development opportunities to include specialized courses for employees globally by partnering with leading institutions and universities to help provide the latest training and development offerings at all levels. We also offer our employees an extensive library of on-demand courses and materials on leadership, management and professional skills development. Those learning resources are integrated into our human capital platform, allowing managers and employees to establish digitalized learning plans that are ultimately captured as a part of their employee profile. Further, those offerings complement our talent acquisition strategy and organized and personalized feedback process, supported by industry-leading assessment tools.
Occupational Health & Safety
Employee safety is one of the cornerstones of our business. Our occupational health and safety management system requires and encourages employees and supervised contractors at sites globally to uphold IFF’s protocols, report any incidents and suggest improvements that improve the safety of work sites. Our safety management system is based on U.S. Occupational Safety and Health Administration (“OSHA”) standards which apply to all our sites in conjunction with any local regulations. We emphasize safety governance (setting and updating comprehensive safety policies and procedures), training (based on IFF policies and local regulatory requirements) and culture (characterized by awareness and communication) to support an injury-free workplace.
Related Person Transactions and Other Information
Transactions with Related Persons
In 2025, there were no transactions and there are no currently proposed transactions in excess of $120,000 in which the Company was or will be a participant and in which any director or executive officer of the Company, any known 5% or greater shareholder of the Company or any immediate family member of any of the foregoing persons, had or will have a direct or indirect material interest as defined in Item 404(a) of Regulation S-K.
Related Person Transactions Policy
In accordance with SEC and NYSE rules, our Board has adopted a written policy for the review and the approval of related person transactions. This policy is available through the Investor—Governance link on our website, www.iff.com. Under the policy, a “related person” is specifically defined as an executive officer, a director, a director nominee, a beneficial owner of more than 5% of any class of voting securities, an immediate family member of any of the foregoing, or a controlled entity, which is defined as an entity owned or controlled by any of the foregoing or in which any such person serves as an officer or partner, or together with all of the foregoing persons, owns 5% or more equity interests. The policy defines a “related person transaction” as a transaction or series of transactions involving a related person and the Company, excluding employment arrangements involving an executive officer or other senior officer or employee of the Company and director compensation arrangements. The policy requires that any such transaction be approved or ratified by the Governance & Corporate Responsibility Committee. If accounting issues are involved in the transaction, the Governance & Corporate Responsibility Committee will consult with the Audit Committee if deemed appropriate.
Pursuant to the policy, the Governance & Corporate Responsibility Committee is required to conduct a reasonable prior review of related person transactions required to be disclosed under Item 404(a) of Regulation S-K. The Governance & Corporate Responsibility Committee can approve or ratify such transactions and must determine that such transactions are being entered into in good faith and on fair and reasonable terms which are in the best interest of our Company and our shareholders. In determining whether to approve or ratify a transaction, the Governance & Corporate Responsibility Committee considers the following factors, to the extent relevant:
•	the related person’s relationship to the Company and interest in the transaction;
•	the material facts of the transaction;
IFF | 2026 PROXY STATEMENT	21

Corporate Governance
•	the benefits to the Company;
•	the availability of alternate sources of comparable products or services and the terms of such alternative; and
•	an assessment as to whether the transaction is on terms comparable to the terms available to an unrelated third-party or to employees generally.
No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to our matching contributions program, a charitable contribution by our Company to an organization in which a related person is known to be an officer, director or trustee, is subject to approval by the Governance & Corporate Responsibility Committee. In 2025, there were no related person transactions presented under the policy.
Rule 10b5-1
Our Insider Trading Policy also includes Rule 10b5-1 Trading Plan guidelines that permit our directors, Section 16 Officers and other Company Insiders to adopt Rule 10b5-1 Trading Plans (the “Rule 10b5-1”) subject to certain conditions. Among other restrictions, the Rule 10b5-1 Plans may only be adopted or modified, during a trading window, when the person adopts the plan in good faith, is not aware of any material non-public information, and the first trade under the plan does occur until the completion of a cooling off period. During the year ended December 31, 2025, none of our directors or Section 16 officers adopted or terminated any contract, instruction or written plan for the purchase or sale of our securities that meet the requirements of Rule 10b5-1(c) (a “10b5-1 trading arrangement”) or any “non-Rule 10b5-1 trading arrangement,” as defined in Item 408(c) of Regulation S-K. Non-Rule 10b5-1 Plans are not permitted as per our Insider Trading Policy. Our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025.
Share Retention Policy
We encourage our executives and directors to own our common stock so that they share the same long-term investment risk as our shareholders. Our Share Retention Policy requires executives and directors to maintain an ongoing and substantial investment in our common stock, yet provides flexibility in personal financial planning. In 2025, the Human Capital & Compensation Committee reviewed our Share Retention Policy with input from FW Cook and approved counting unvested time-based RSUs towards the guideline policy for executive officers or directors.
The retainer multiples and retention percentages are shown below:

Level	Base Salary/Cash Retainer Multiple	Retention Percent(1)
Director	5x	100%
CEO	6x	50%
Level 13, Level 12	3x	50%
Level 11, Level 10	2x	50%
Level 9	1x	25%
(1) Retention Percent applies if the Covered Employee has not met the ownership guideline as of the Determination Date and applies to Net Shares acquired after the Determination Date

If an executive or director does not meet the targeted ownership level, the executive or director may not sell or transfer any IFF shares held in an equity, a deferred compensation or a retirement plan account provided by the Company, and the executive or director must retain such shares in such accounts until the targeted ownership level is met, except as approved by the Human Capital & Compensation Committee. For executives, if their targeted ownership level is not met, the executive is required to retain a portion of any shares of common stock acquired as a result of the vesting of restricted stock or a Restricted Stock Unit (“RSU”) (after payment of any taxes). Unexercised Stock-Settled Appreciation Rights (“SSARs”), unvested performance-based RSU awards do not count towards meeting the ownership guidelines.
As of the Share Retention Policy’s determination date, all of our named executive officers and directors were in compliance with our Share Retention Policy. Additional detail regarding ownership of our common stock by our executive officers and directors is included in this proxy statement under the heading “Securities Ownership of Management, Directors and Certain Other Persons.”
22	IFF | 2026 PROXY STATEMENT

Corporate Governance
Equity Grant Policy
The Human Capital & Compensation Committee has adopted an Equity Grant Policy with respect to the issuance of equity awards under our equity plans. Under the Equity Grant Policy, the Human Capital & Compensation Committee approves all equity awards to our executive officers (other than our CEO) and certain other members of senior management, and our Board approves all equity awards to our CEO and to our non-employee directors. The same Committee approves the performance metrics and goals for our Performance Stock Unit (PSU) Award at its regularly scheduled meeting in late February/early March, and the grant date for annual awards to all employees (RSUs and PSUs) is April 1st. The annual awards to our non-employee directors is the date of the Company’s annual meeting of shareholders. In addition to the annual grants, equity awards may be granted “off-cycle” at other times during the year to new hires, for promotions, retention purposes, director appointments or other special circumstances. The Company makes off-cycle grants to new hires on the first day of the month following the date of hire. For 2025 grants, the grant price of equity awards (both RSU and PSU) is the closing price of our common stock on the NYSE on the date of the grant.
We do not schedule our equity grants in anticipation of the release of material non-public information (“MNPI”), nor do we time the release of MNPI based upon grant dates of equity nor do we time disclosure of the MNPI for the purposes of affecting the value of executive compensation.
Policy Regarding Derivatives, Short Sales, Hedging and Pledges
Under our Insider Trading Policy, directors and all employees, including our named executive officers, are prohibited from entering into transactions designed to hedge against economic risks associated with an investment in our common stock. These individuals may not trade in derivatives in our securities (such as put and call options), effect “short sales” of our common stock, or enter into monetization transactions or similar arrangements (such as prepaid variable forwards, equity swaps, collars or exchange funds) relating to our securities. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan.
IFF | 2026 PROXY STATEMENT	23

Directors’ Compensation
Director Compensation Program
Annual Director Cash and Equity Compensation

Cash Retainer
Cash fees for 2025 were paid according to the following schedule:
Non-Employee Director Annual Retainer	$100,000
Non-Executive Chair	$66,667
Chair Retainer — Audit Committee	$25,000
Chair Retainer — Human Capital & Compensation Committee	$20,000
Chair Retainer — Governance & Corporate Responsibility Committee	$20,000
Chair Retainer — Innovation Committee	$15,000
Restricted Stock Awards
Non-Employee Director Annual Award	$200,000
Non-Executive Chair	$133,333

Under our non-employee director compensation program, for the service year from the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) to the 2026 Annual Meeting, cash retainers were paid in November and the RSUs were granted under our 2021 Amended and Restated Stock Award and Incentive Plan (“2021 A&R SAIP”) on the date of the 2025 Annual Meeting.
Participation in our Deferred Compensation Plan
Non-employee directors are eligible to participate in our Deferred Compensation Plan (“DCP”). A non-employee director may defer all or a portion of his or her cash compensation as well as any RSUs granted to him or her, subject to tax law requirements. Additional details regarding our DCP may be found in this proxy statement under the heading “Executive Compensation — Non-Qualified Deferred Compensation.”
Additional Benefits
We reimburse our non-employee directors for all travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities. In addition, our directors are eligible to participate in our Matching Gift Program. Under this program, we match, on a dollar-for-dollar basis, contributions made by directors to qualifying charitable organizations up to a maximum of $10,000 per person per year.
24	IFF | 2026 PROXY STATEMENT

Directors’ Compensation
The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2025.
2025 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Kathryn J. Boor	100,000	199,997		299,997
Mark J. Costa	100,000	199,997		299,997
Virginia C. Drosos	87,671	175,335		263,006
John F. Ferraro	120,000	199,997	10,000	329,997
Paul J. Fribourg	75,890	151,801		227,691
Brett Icahn	53,151	106,281		159,432
Vincent Intrieri	50,000	199,997		249,997
Cynthia T. Jamison	125,000	199,997	10,000	334,997
Mehmood Khan	115,000	199,997		314,997
Jesus B. Mantas	75,890	151,801	10,000	237,691
Richard Mulligan	53,151	106,281		159,432
Kevin O’Byrne	166,667	333,354	7,000	507,021
Margarita Paláu-Hernández	50,000	199,997		249,997
Dawn C. Willoughby	120,000	199,997	10,000	329,997

(1)
The amounts in this column include (i) the annual cash retainer for service as a non-employee director, and (ii) for certain directors, the annual cash retainer for service as Non-Executive Chair or as Chair of a Committee for the 2025-2026 Board Service Year, which was paid in full in 2025. The pro-rata cash retainer of $87,671 for Ms. Drosos; the pro-rata cash retainer of $75,890 for both Messrs. Fribourg and Mantas; the pro-rata cash retainer of $53,151 for both Messrs. Icahn and Mulligan; and pro-rata cash retainer of $50,000 for both Mr. Intrieri and Paláu-Hernández during the 2025-2026 Board Service Year. Of the amounts in this column, the following amounts were deferred in 2025 under our DCP: Ms. Boor — $100,000; Mr. Ferraro — $120,000; Mr. Fribourg — $75,890; Ms. Willoughby — $120,000. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)
The amounts in this column represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2025, and vests at the annual meeting in 2026 unless deferred, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs may be found in Note 6 to our audited financial statements for the year ended December 31, 2025, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2026.

(3)
Each director received a grant on May 1, 2025, of 2,569 (FMV $77.85) under our A&R 2021 SAIP. None of our directors forfeited any RSUs or shares of deferred stock during 2025. Ms. Drosos, who joined the Board in June 2025, received a pro-rata grant on July 1, 2025, of 2,335 RSUs (FMV $75.09) for her 2025-2026 retainer. Messrs. Fribourg and Mantas, who joined the Board in July 2025, received a prorated grant on September 2, 2025 of 2,281 RSUs (FMV $66.55) for their 2025-2026 retainer. Messrs. Icahn and Mulligan, who joined the Board in October 2025, received a prorated grant on November 1, 2025, of 1,712 RSUs (FVM $62.08) for their 2025-2026 retainer.

IFF | 2026 PROXY STATEMENT	25

Directors’ Compensation
(4)	As of December 31, 2025, the following directors held the number of unvested RSUs and shares of deferred common stock indicated in the table below.

Director	RSUs	Deferred Stock
Kathryn J. Boor	2,569	6,154
Mark J. Costa	2,569
Virginia C. Drosos	2,335
John F. Ferraro	2,569	12,959
Paul J. Fribourg	2,281
Brett Icahn	1,712
Vincent Intrieri	2,569
Cynthia T. Jamison	2,569
Mehmood Khan	2,569
Jesus B. Mantas	2,281
Kevin O’Byrne	4,282
Margarita Paláu-Hernández	2,569
Richard Mulligan	1,712
Dawn C. Willoughby	2,569	3,620

The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional stock units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board, or as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.
(5)
The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions of the director to those charitable organizations during 2025.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and beneficial owners of 10% or more of our common shares to file reports with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on our records and other information, we believe that during fiscal year ending December 31, 2025, all Section 16(a) filing requirements were complied with, except that each of Mr. Yuvraj Arora, Ms. Deborah Borg, Mr. Michael DeVeau, Mr. Ralf Finzel, Ms. Ana Paula Teles de Mendonça, Mr. Kevin O’Byrne, Ms. Margarita Paláu-Hernández and Ms. Beril Yildiz filed a Form 4 late, due to delays related to enrollment in the EdgarNext system; and Mr. Andres Muller filed a Form 4 late due to a broker reporting delay.
26	IFF | 2026 PROXY STATEMENT

Securities Ownership
Directors and Executive Officers
The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 3, 2026, by each current director, each director nominee, the persons named in the Summary Compensation Table in this proxy statement and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

Name of Director (Current and Former) / Officer	Total Shares of Common Stock Beneficially Owned	Shares Owned Directly(1)	Options(2)	Stock Units(3)	Percent of Class**
Yuvraj Arora	21,314	13,437	—	7,877	*
Kathryn J. Boor	9,014	255	—	8,759	*
Mark J. Costa	6,583	4,014	—	2,569	*
Carol Anthony (John) Davidson	—	—	—	—	*
Michael DeVeau	19,003	10,596	—	8,407	*
Virginia C. Drosos	2,434	99	—	2,335	*
John F. Ferraro	15,603	—	—	15,603	*
Roger W. Ferguson, Jr.	17,457	26	—	17,431	*
Paul J. Fribourg	2,298,920(4)(5)	15,450	—	2,281	*
J. Erik Fyrwald	123,304	88,660	—	34,644	*
Christina Gold	14,336	14,336	—	—	*
Leticia Gonçalves Lourenço	7,318	—	—	7,318	*
Brett Icahn	1,712	—	—	1,712	*
Vincent Intrieri	3,173	604	—	2,569	*
Cynthia T. Jamison	3,173	604	—	2,569	*
Jennifer Johnson	30,958	11,480	15,586	3,892	*
Mehmood Khan	3,173	604	—	2,569	*
Jesus B. Mantas	2,281	—	—	2,281	*
Richard Mulligan	1,712	—	—	1,712	*
Andres Muller	3,775	1,192	—	2,583
Kevin O’Byrne	27,228(6)	22,946	—	4,282	*
Margarita Paláu-Hernández	4,962	2,393	—	2,569	*
Dawn C. Willoughby	6,644	434	—	6,210	*
All Directors and Executive Officers as a Group (28 persons)	2,736,456(7)	270,189	15,586	169,492	*

*	Less than 1%.
**	Based on 255,437,821 shares of common stock outstanding as of March 3, 2026.
(1)	This column includes shares held by our executive officers in our 401(k) Retirement Investment Fund Plan.
(2)	The Company no longer grants options, and there are no unvested option grants outstanding. The options shown above are all fully vested and exercisable.
(3)
In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days after March 3, 2026, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Certain stock equivalent units

IFF | 2026 PROXY STATEMENT	27

Securities Ownership
held in the IFF Stock Fund under our DCP are premium stock equivalent units paid to executive officers that are subject to vesting and may be forfeited if the executive officer’s employment is terminated. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.
(4)
Includes 2,280,730 shares of IFF owned indirectly by Mr. Fribourg. The shares are owned directly by Continental Grain Company (“CGC”), and which Mr. Fribourg may be deemed to beneficially own by virtue of his position as Chairman and Chief Executive Officer of CGC.

(5)	Includes 459 shares of IFF owned indirectly by irrevocable trusts for which Mr. Fribourg is the sole trustee.
(6)	Includes common shares of IFF stock owned indirectly by spouse.
(7)
Includes an aggregate of 42,435 stock equivalent units held in the IFF Stock Fund under the DCP. Includes also an aggregate of 127,057 restricted stock units that will vest within 60 days after March 3, 2026, and 15,586 non-qualified stock options fully exercisable, rounded to the nearest whole share.

5% Shareholders
The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as of March 3, 2026, based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Class*
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	35,047,387(1)	13.70%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	31,650,913(2)	12.40%
Winder Pte. Ltd. and related persons #19-01A 6 Battery Road Singapore 049909	25,356,381(3)	9.90%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,980,322(4)	7.00%

*	Based on 255,437,821 shares of common stock outstanding as of March 3, 2026.
(1)
This amount is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on August 13, 2025, by Dodge & Cox. Of these shares, Dodge & Cox has the (i) sole power to vote or direct the vote with respect to 33,346,737 of these shares and (ii) sole power to dispose or direct the disposition of 35,047,387 of these shares.

(2)
This amount is based solely on Amendment No.15 to Schedule 13G filed with the SEC on February 24, 2024, by The Vanguard Group. Of these shares, The Vanguard Group has the (i) sole power to vote or direct the vote with respect to 0 of these shares, (ii) shared power to vote or direct the vote with respect to 317,410 of these shares, (iii) sole power to dispose or direct the disposition of 30,528,847 of these shares, and (iv) shared power to dispose or direct the disposition of 1,122,066 of these shares.

(3)
This amount is based on Amendment No.10 to Schedule 13G on Schedule 13G filed with the SEC on February 14, 2025, by Winder Pte. Ltd., Winder Investment Anstalt, Winder Anstalt, Freemont Capital Pte. Ltd and Haldor Foundation (Winder Pte. Ltd., Winder Investment Anstalt, Winder Anstalt, Freemont Capital Pte. Ltd and Haldor Foundation, collectively, the “Reporting Persons”).

(4)
This amount is based solely on Amendment No.14 to Schedule 13G filed with the SEC on April 24, 2025, by BlackRock, Inc. (“BlackRock”). Of these shares, BlackRock has the (i) sole power to vote or direct the vote with respect to 16,059,862 of these shares and (ii) sole power to dispose or direct the disposition of 17,980,322 of these shares.

28	IFF | 2026 PROXY STATEMENT

Proposal 2 Ratification of Independent Registered Public Accounting Firm
Selection of our Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors (“Board”) is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence to determine whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2026, and our Board has directed that our management submit that selection for ratification by our shareholders at the 2026 Annual Meeting. PwC has been retained as our external auditor continuously since 1957. In connection with the selection of PwC, the Audit Committee annually reviews and negotiates the terms of the engagement letter entered into with PwC. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms, responsibilities of each party and the election of the parties to be subject to binding arbitration in the case of any dispute.
In accordance with Securities and Exchange Commission (“SEC”) rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our Company. For lead and quality review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and management.
The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2026. Although ratification is not required by our By-Laws or otherwise, we are submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on our Company’s independent registered public accounting firm and as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of our Company and our shareholders.
Representatives of PwC are expected to attend the 2026 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.
IFF | 2026 PROXY STATEMENT	29

Proposal 2 – Ratification of Independent Registered Public Accounting Firm
Principal Accountant Fees and Services
The following table provides detail about fees for professional services rendered by PwC for the years ended December 31, 2025 and December 31, 2024.

DOLLARS IN MILLIONS	2025	2024
Audit Fees(1)	$14.5	$16.4
Audit-Related Fees(2)	$0.1	$8.9
Tax Fees(3)	$5.5	$4.0
Total	$20.1	$29.3

(1)
Audit Fees were for professional services rendered for audits of our consolidated financial statements including the audit of our internal control over financial reporting, statutory and subsidiary audits, consents and review of reports filed with the SEC.

(2)	Audit-Related Fees were for services related to audit services performed for “carve out” entities being sold, agreed upon procedures, and other attestation services.
(3)	Tax Compliance services consisted of fees primarily related to tax planning and advisory services, tax compliance services, assistance with tax audits and appeals, and transfer pricing services.
Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, the Audit Committee has responsibility for:
•	appointing;
•	negotiating and setting the compensation of; and
•	overseeing the performance of the independent registered public accounting firm.
In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company by category, including audit-related services, tax services and other permitted non-audit services. Under the policy, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre-approval before engaging the independent registered public accounting firm. To facilitate the process, the policy delegates pre-approval authority to the Audit Committee Chair to pre-approve services up to $100,000, and the Audit Committee may also delegate authority to one or more of its members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All services rendered by PwC to our Company are permissible under applicable laws and regulations. During 2025, all services performed by PwC which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy in effect during 2026.
30	IFF | 2026 PROXY STATEMENT

Proposal 2 – Ratification of Independent Registered Public Accounting Firm
Audit Committee Report
The Audit Committee (“we”, “us” or the “Committee”) operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available through the Investor—Governance link on the Company’s website, www.iff.com. The Committee is composed of six directors whom the Board has determined are “independent”, as required by the applicable listing standards of the NYSE and the rules of the SEC, and a majority of whom qualify as “audit committee financial experts” as defined by the rules of the SEC.
Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, PwC, is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the PCAOB.
The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board. We met eight times during 2025, including meeting regularly with PwC and the Company’s internal auditor, both privately and with management present. For 2025, we have reviewed and discussed the Company’s audited financial statements with management. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditor the overall scope and plans for their respective audits.
We have discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. We also received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with PwC its independence. We concluded that PwC’s independence was not adversely affected by the non-audit services provided by PwC, the majority of which consisted of audit-related, tax compliance and planning.
Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year that ended on December 31, 2025, and filed with the SEC on February 27, 2026.
In assessing PwC’s continued engagement as the Company’s independent registered public accounting firm for the 2026 fiscal year, we considered a number of factors, including:
•	the quality and effectiveness of PwC’s historical and recent performance on the Company’s audit;
•
the length of PwC’s tenure as the Company’s independent registered public accounting firm, and its familiarity with our business, accounting policies and practices, and internal control over financial reporting;

•	PwC’s capability, understanding and expertise in handling the breadth and complexity of our global operations;
•	the appropriateness of PwC’s fees and payment terms; and
•	PwC’s independence.
Based on this evaluation, we believe that it is in the best interests of the Company and its shareholders to retain PwC as the Company’s independent registered public accounting firm for 2026, which the shareholders will be asked to ratify at the 2026 Annual Meeting of Shareholders.
Audit Committee

Cynthia T. Jamison (Chair)
Mark J. Costa
Virginia C. Drosos
Brett Icahn
Jesus B. Mantas
Kevin O’Byrne

YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026

IFF | 2026 PROXY STATEMENT	31

Compensation Discussion and Analysis
Reference Guide to our CD&A
This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and former General Counsel (who ceased serving as General Counsel as of July 1, 2025), and each of our next most highly compensated executive officers (collectively referred to as our named executive officers or NEOs). This CD&A is organized as follows:
As discussed in Proposal 3, we are conducting our annual Advisory Vote on Executive Compensation often referred to as “Say on Pay” which requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained below under “Executive Compensation.” To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to and are aligned with our performance.
32	IFF | 2026 PROXY STATEMENT

Compensation Discussion and Analysis
Executive Summary
2025 business performance reflected solid execution against the Company’s commitments despite a challenging operating environment. As disclosed in our full-year 2025 results, on a comparable, currency-neutral basis, sales increased 2%, and currency-neutral adjusted operating EBITDA increased 7%, led by volume growth, productivity gains and favorable net pricing. We also continued to optimize our portfolio through divestitures and actions to sharpen our strategic focus and improve financial flexibility.
Pay-for-Performance in Action (2025)
Our 2025 compensation outcomes reinforce the Company’s long-standing commitment to pay-for-performance.
Short-Term Incentives (Annual Incentive for Performance Year 2025)
•	Near-target payouts, reflecting growth in EBITDA and net sales against pre-established financial goals for 2025.
Long-Term Incentives (2023–2025 PSU)
•	0% payout for the 2023–2025 performance cycle, reflecting performance on ROIC and TSR relative to S&P 500 companies that did not meet minimum threshold requirements.
What This Demonstrates
•	The program delivers lower payouts when performance falls below expectations, reinforcing program integrity and alignment with long-term shareholder value creation
For 2025, our NEOs were:

Name	Title
J. Erik Fyrwald	Chief Executive Officer
Michael DeVeau	Chief Financial Officer(1)
Leticia Gonçalves Lourenço	President, Health & Biosciences(2)
Andres Muller	President, Food Ingredients(3)
Yuvraj Arora	President, Taste
Jennifer Johnson	EVP, General Counsel and Corporate Secretary(4)

(1)	Michael DeVeau became Chief Financial Officer effective January 1, 2025.
(2)	Leticia Gonçalves Lourenço joined as President, Health & Biosciences on March 1, 2025.
(3)	Andres Muller became President, Food Ingredients effective January 1, 2025.
(4)	Jennifer Johnson ceased as EVP, General Counsel and Corporate Secretary effective July 1, 2025.
Compensation Philosophy
Our executive compensation philosophy is grounded in pay-for-performance and is designed to support IFF’s strategy and long-term value creation. We believe our executives’ compensation should be linked to the achievement of financial and operating performance objectives that are aligned with our strategic pillars of People, Customer Focus, Innovation and Operational Excellence.
Our reward programs are intended to support and reinforce behaviors consistent with a high-performing culture and to encourage executives to act in the best interests of IFF and its shareholders. Our program reflects both a short- and long-term focus to promote ownership and accountability, and we meaningfully differentiate pay outcomes based on Company, business and individual performance, as appropriate.
IFF | 2026 PROXY STATEMENT	33

Compensation Discussion and Analysis
The key drivers of shareholder value that guide our compensation philosophy include delivering profitable growth, improving margins and cash generation, maintaining strong governance and ensuring sustained leadership and talent capability.

Accordingly, a significant portion of our named executive officers’ target compensation is variable and “at risk,” with long-term incentives delivered in equity to align executives’ interests with long-term shareholder returns. In designing and evaluating our programs, the Human Capital & Compensation Committee (the “Committee”) considers a balanced set of performance measures that reflect profitable growth and operating performance, shareholder experience and the factors that support sustainable execution. The Committee also considers market practice and shareholder perspectives as part of its ongoing review of our compensation program design and disclosures.
The design of our executive compensation program reflects our belief that executive compensation should be (1) aligned with the achievement of financial and operational metrics for both our Company and the respective business unit and functional group in which the executive serves and (2) tied to the Total Shareholder Return (“TSR”) delivered to our shareholders. The following illustrates how our CEO’s and other NEOs’ total direct compensation is designed to tie a significant portion of their compensation to variable compensation and achievement of short-term and long-term goals. The illustration below is based on the CEO and NEOs annualized target compensation (and excludes Ms. Johnson since she ceased service as General Counsel and Corporate Secretary on July 1, 2025):

(1)	Ms. Gonçalves Lourenço and Mr. Muller’s buyout awards related to their hiring and granted in 2025 were excluded as those were one-time awards and not reflective of their ordinary course compensation.
34	IFF | 2026 PROXY STATEMENT

Compensation Discussion and Analysis
Compensation Governance
We believe strong compensation governance is fundamental to pay-for-performance and effective risk management. To ensure continued alignment of compensation with Company performance and the creation of shareholder value on a long-term, sustainable basis, we maintain a strong compensation governance framework. The Committee oversees our executive compensation program, including reviewing and approving compensation decisions and program design, reviewing and approving the peer group used for benchmarking, engaging an independent compensation consultant, and conducting an annual risk assessment of our compensation programs. The Committee also reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement.
In addition, the Committee considers shareholder feedback and the annual advisory vote on executive compensation (“Say on Pay”) vote as an important input to the design of our compensation programs.
The following highlights summarize key governance practices that we believe support pay-for-performance, effective risk management and alignment with shareholder interests. Additional detail is provided throughout this CD&A, including under “Compensation Setting Process,” “Peer Group and Benchmarking,” and “Clawback Policy.”
Compensation Governance Highlights
Summary of key practices that support pay-for-performance, alignment and risk management

Pay-For-Performance
✔	A significant portion of NEO compensation is at-risk and performance-based.
✔	Annual and long-term incentives use multiple metrics to promote a balanced focus.
✔	Long-term incentives are delivered in equity to align with shareholders.
Alignment
✔	Compensation design balances Company and business-unit performance with individual contributions.
✔	Executives are subject to stock ownership/retention guidelines.
Risk Management
✔	The Committee engages an independent compensation consultant.
✔	The Committee conducts an annual compensation risk assessment.
✔
The Committee implemented robust executive clawback policies, which go beyond the minimum requirements of the NYSE listing standards, to recoup cash incentive and all equity compensation upon certain triggering events.

Safeguards (What We Don’t Do)
✘	No tax gross-ups for severance or change in control related payments.
✘	No single-trigger vesting of cash incentive or equity-based awards upon change in control.
✘	No short-sales, hedging or pledging of our stock by our employees, officers or directors.
✘	No employment agreements with executive officers.
✘	No stock option/SSAR repricing or exchange of underwater options or SSARs for cash without shareholder approval.
✘	No guaranteed pay increases or equity awards for NEOs.
✘	No spring-loading of equity awards.

IFF | 2026 PROXY STATEMENT	35

Compensation Discussion and Analysis
Compensation Elements and Targeted Mix
Our executive compensation program includes direct and indirect compensation elements. We believe that direct compensation should be the principal form of compensation. The table below provides a brief description of the principal elements of direct compensation, whether such compensation is fixed or variable, and the compensation program objectives served by each element.

Element	Fixed or Variable	Primary Objective
Base Salary	Fixed Short-Term Cash
•
To attract and retain executives by offering salary that is competitive with market opportunities and that recognizes each executive’s position, role, responsibilities, experience and individual contributions.

Annual Incentive Plan (“AIP”) Award	Variable Short-Term Cash	• To motivate and reward the achievement of our annual financial performance objectives of currency neutral sales and EBITDA.
Performance Stock Units (“PSU”) Award	Variable Long-Term Equity
•
To motivate and reward the achievement of our long-term financial, operational, and shareholder return objectives. The 2025-2027 PSU Award is measured by EBITDA Margin, Relative TSR vs. S&P 500 Chemicals and Employee Engagement.
•
The earned award is paid in shares of our common stock to align executives’ interests with those of our shareholders.

Restricted Stock Unit (“RSU”) Awards	Variable Long-Term Equity	• To align executives’ interests with the interests of shareholders through equity-based compensation. • To function as an important retention tool.

The Committee periodically reviews the mix between variable and fixed compensation between short-term and long-term incentive compensation opportunities and between cash and equity opportunities. Committee decisions consider (1) benchmarking against a peer group and other external data provided by our independent compensation consultant, (2) recommendations from our independent compensation consultant, and (3) recommendations from our CEO and EVP, Chief People & Culture Officer. When reviewing and setting compensation for our NEOs, the Committee considers individual performance that contributes to the Company’s success in achieving its strategic initiatives.
Our indirect compensation and reward elements consist of (1) our Deferred Compensation Plan (“DCP”) and our Retirement Investment Fund Plan (the “401(k)”), (2) our perquisite program, (3) our Executive Severance Policy (“ESP”) and (4) our Executive Death Benefit Plan. The Committee regularly reviews the costs and benefits of these programs.
2025 Compensation Actions
In March 2025, for each NEO, the Committee retained the Currency Neutral (“CN”) Sales Growth and EBITDA metrics to maintain focus on our top priority of profitable growth. In addition, the Committee, in consultation with its independent compensation consultant, FW Cook, and management evaluated the PSU Award design for 2025. Pursuant to this evaluation, the Committee decided to replace the Stock Appreciation and Productivity metrics with metrics aligned to the Company’s reset five-year strategic plan. The financial metrics for 2025-2027 PSUs were: (1) EBITDA Margin, (2) Relative TSR vs. S&P 500 – Chemicals, and (3) Employee Engagement. All metrics are measured over a three-year period.
2026 Compensation Actions
In March 2026, the Committee, in consultation with management and its independent compensation consultant, evaluated the AIP and PSU design and approved changes to the AIP, incorporating a cash flow metric to further emphasize on profitable growth. The 2026 AIP will be based on three financial performance metrics, EBITDA, Currency Neutral Sales Growth and Operating Cash Flow Conversion. In evaluating changes to the 2026 AIP, the Committee considered a range of inputs, including the Company’s operating priorities and themes reinforced through shareholder engagement. The Committee believes the addition of Operating Cash Flow Conversion strengthens alignment with the Company’s continued emphasis on disciplined execution, cash generation and balance sheet strength, while
36	IFF | 2026 PROXY STATEMENT

Compensation Discussion and Analysis
maintaining a balanced scorecard that supports profitable growth. The 2026-2028 PSU design will remain the same metrics as the 2025 PSU which will be earned based on a three-year average of cumulative performance relative to EBITDA margin, Relative TSR versus the companies comprising the S&P 500 Chemicals index companies, and employee engagement.
One-Time Awards and Pay-for-Performance Alignment
The Committee approved one-time awards in limited and specific circumstances where such awards were necessary to support the Company’s strategic priorities and long-term value creation. These awards are not intended to increase ongoing target compensation or replace the Company’s core pay-for-performance framework. Rather, they are used selectively to address discrete business needs, including the recruitment of critical external talent and the retention of key executives during periods of transformation, execution risk or heightened competition for talent.
Consistent with this approach, one-time awards are structured with service-based and/or performance-based vesting conditions and are designed to align executives’ incentives with the successful execution of the Company’s strategic objectives and the interests of shareholders.
The Committee believes that the limited and disciplined use of one-time awards, coupled with rigorous vesting conditions and the absence of discretionary adjustments to formulaic incentive payouts, reinforces the integrity of the Company’s pay-for-performance framework and alignment with long-term shareholder value creation.
New Hire Awards
In connection with the hiring of Ms. Gonçalves Lourenço as President, Health & Biosciences, in March 2025, and Mr. Muller as President, Food Ingredients, in December 2024, the Committee approved one-time new-hire awards intended to replace long-term incentive compensation forfeited upon leaving prior employers. The Committee believes these awards were necessary to attract high-caliber leadership talent with the experience required to execute the Company’s strategic priorities, while maintaining alignment with market compensation practices.
The new-hire awards consisted of restricted stock units (RSUs), performance stock units (PSUs), and cash payments and were structured to mirror the value and vesting horizons of forfeited compensation. Buyout RSUs for each executive vest in equal installments over three years from the grant date. Ms. Gonçalves Lourenço’s buyout PSU aligns with the Company’s 2025–2027 PSU program design, while Mr. Muller’s buyout PSU aligns with the 2024–2026 PSU program design, each reflecting the executive’s respective start date. More details regarding Ms. Gonçalves Lourenço and Mr. Muller’s awards are included in this proxy statement under the heading “Offer Letters or Employment Arrangements” following the Summary Compensation Table.
Performance-Based Retention Awards
The Committee also approved targeted, one-time retention awards for certain executives in 2025 in light of the Company’s ongoing transformation and the importance of maintaining leadership continuity during a critical execution period. These awards were designed to retain executives whose roles were integral to advancing the Company’s strategic priorities, including portfolio actions, balance sheet improvement, operational execution and margin expansion.
The Committee believes that retaining experienced leadership during this period was in the best interests of shareholders, as unplanned executive turnover could have disrupted execution, delayed progress against strategic objectives and increased execution risk. Accordingly, these awards were structured with multi-year vesting requirements and are not intended to recur.
IFF | 2026 PROXY STATEMENT	37

Compensation Discussion and Analysis
Mr. Arora Performance-Based Retention Award
In 2025, Mr. Arora, President, Taste, was granted a one-time performance-based equity award to support retention and achievement of long-term strategic objectives.
The award has a target value of $1,000,000, and is 100% performance-based, with target payout based on three-year performance against the following metrics:
•	60% tied to EBITDA of the Taste business
•	20% tied to IFF’s Relative TSR vs. the S&P 500 – Chemicals
•	20% tied to employee engagement goals
Mr. Muller Special Award
Separately, the Committee approved a one-time cash award for Mr. Muller in 2025 in connection with his role supporting the successful sale of the Food Ingredients business. This award was designed to address transaction-specific business need. The award has a target value of $2,000,000 and is payable 30 days following the close of the transaction, subject to the completion of a transaction and continued employment through payment date. The award is 100% performance based, with target payout based on the following metrics:
•	25% tied to strategic objectives related to the transaction; and
•	75% tied to the transaction valuation.
2025 Direct Compensation
Salaries
The Committee reviews the salaries of our NEOs annually and adjusts salaries periodically. In February 2025, the Committee reviewed the base salaries of our NEOs with its independent compensation consultant. Effective April 1, 2025, the Committee approved salary increases as reflected in the following table.

Named Executive Officers	2024 Annual Base Salary	2025 Annual Base Salary	Percent Increase
J. Erik Fyrwald	$1,000,000	$1,035,000	3.5%
Michael DeVeau(1)	N/A	$700,000	—%
Leticia Gonçalves Lourenço(2)	N/A	$680,000	—%
Yuvraj Arora	$700,400	$724,914	3.5%
Andres Muller[3]	N/A	$621,000	—%
Jennifer Johnson(4)	$651,475	$674,277	3.5%

(1)	Mr. DeVeau became Chief Financial Officer on January 1, 2025.
(2)	Ms. Gonçalves Lourenço commenced employment with IFF on March 1, 2025.
(3)	Mr. Muller became President, Food Ingredients on January 1, 2025.
(4)	Ms. Johnson ceased employment on July 1, 2025.
Annual Incentive Plan
During 2025, our AIP compensated our executive officers based on the achievement of certain levels of Company financial performance. Financial performance metrics are measured (1) at the consolidated corporate level for our CEO, CFO and former EVP, General Counsel and Corporate Secretary and (2) at the consolidated corporate level and the business unit level for our President, Health & Biosciences; President, Taste; and President, Food Ingredients.
The performance metrics for the 2025 AIP and their assigned weightings were as follows:

Currency Neutral Sales Growth	EBITDA
40%	60%

38	IFF | 2026 PROXY STATEMENT

Compensation Discussion and Analysis
Annual Incentive Program
Each year the Committee sets an AIP target (stated as a percentage of base salary) for each NEO.

	2025 Salary(1)	Target AIP as % Base Salary	AIP Target(2)
J. Erik Fyrwald	$1,035,000	200%	$2,070,000
Michael DeVeau	$700,000	90%	$630,000
Leticia Gonçalves Lourenço	$680,000	90%	$612,000
Yuvraj Arora	$724,914	90%	$652,423
Andres Muller	$621,000	90%	$558,900
Jennifer Johnson	$674,277	80%	$539,422

(1)	The amounts in this column reflect 2025 annualized salaries, not actual payment amounts.
(2)	As a result of her departure from the Company on July 1, 2025, Ms. Johnson received a prorated AIP payout.
Performance Metrics and Capped AIP Payouts. Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Committee annually sets the financial performance metrics for our Company and the respective business units that it will use to measure performance as well as the relative weighting that will be assigned to each metric. The Committee then approves threshold, target and maximum performance levels for each performance metric. Upon achievement of the pre-established performance level, an executive has the opportunity to earn threshold (25%), target (100%) and maximum (200%) amounts with performance achievements in between calculated on a linear basis. The Committee seeks to establish corporate performance goals that are challenging yet attainable.
As discussed above, for 2025 AIP awards, the Committee approved the following performance metrics for the reasons noted below:

2025 AIP Performance Metrics	Weighting	Reasons for Selection
Currency Neutral Sales Growth	40%
•
Reflects both increases in market share and sales expansion, which drives increases in gross profit. By measuring achievement independent of currency fluctuations, this goal helps ensure we are rewarding actual incremental growth.

EBITDA	60%	• A focus on EBITDA drives the achievement of short-term financial targets and profitability.

Determination of 2025 Performance Goals. In establishing the 2025 AIP threshold, target and maximum performance levels, the Committee considered the Company’s operating plan, external guidance, prior-year results and the Company’s evolving portfolio. The Committee also evaluated the impact of completed and announced divestitures on year-over-year comparability of certain financial measures. Accordingly, while certain reported targets may appear lower than prior-year reported results when viewed without this context, the Committee reviewed performance on a pro forma basis to reflect portfolio changes and assessed goal rigor on a comparable, like-for-like basis. On a comparable basis that reflects portfolio changes, the 2025 target levels were in line with or above prior-year performance, reinforcing the rigor of the goals. Based on this review, the Committee believes the 2025 target levels represented appropriately rigorous goals and reflected the performance required to deliver against the Company’s strategic and financial priorities.
We utilized a flat spot range for target for both CN sales growth and EBITDA, aligning our internal target setting with external guidance ranges that recognized the imprecision of goal setting during uncertain macroeconomic and geopolitical times. Performance metrics are established on a payout scale of 25% at Threshold to 200% at Max with linear interpolation between levels. The performance target levels for the financial metrics were set in line with our 2025 budget and were approved in March 2025.
Consistent with the Company’s external reporting practices and to facilitate comparability, the Committee’s assessment of performance for AIP purposes may exclude certain items that are not reflective of underlying operating performance (such as items associated with significant portfolio actions, unbudgeted discontinued operations, and other non-core costs or gains). Any non-GAAP measures referenced in this CD&A, including adjusted operating EBITDA, are defined on a consistent basis and reconciled to the most directly comparable GAAP measures in Exhibit A.
IFF | 2026 PROXY STATEMENT	39

Compensation Discussion and Analysis
2025 Corporate and Business Unit AIP Performance. Our actual performance against our 2025 AIP corporate financial metrics is set forth in the tables below.
Corporate Performance
The table below reflects the 2025 AIP metrics, their respective targets and the percentage payout earned for each metric and overall by each of Messrs. Fyrwald and DeVeau and Ms. Johnson, each of whom were evaluated 100% based on corporate performance. For Ms. Gonçalves Lourenço and Messrs. Muller and Arora, corporate performance was weighted at 30%.
Corporate Level

Metric (Weighting)	Threshold (25%)	Target (100%)	Maximum (200%)	2025 Results	2025 Payout
Currency Neutral Sales Growth (40%)	(0.5)%	2.0 - 3.0%	5.5%	1.9%
EBITDA (60%)	1,815M	2,015 - 2,090M	2,280M	2,086M
Final Payout %					98.9%

The 2025 performance targets were established to reflect year-over-year growth relative to 2024 Adjusted EBITDA of approximately $2.0 billion, representing the earnings baseline of the ongoing business and excluding the impact of portfolio changes. The 2024 base period has been adjusted to exclude the EBITDA contribution of the Pharma Solutions business, which was divested in the second quarter of 2025, to ensure a like-for-like comparison. This approach aligns incentive targets with the Company’s underlying operating performance and core earnings growth.
As indicated above, during 2025, our corporate performance was 98.9%. The actual dollar amount earned by each NEO is set forth below under “2025 Individual AIP Payouts.”
Business Unit Performance
The table below also reflects the 2025 AIP metrics and respective targets for Mr. Muller.
Food Ingredients Business Unit

Metric (Weighting)	Threshold (25%)	Target (100%)	Maximum (200%)	2025 Results	2025 Payout
Currency Neutral Sales Growth - Food Ingredients (30%)	(3.4)%	(0.9) - 0.1%	2.6%	(2.5)%
EBITDA - Food Ingredients (40%)	372M	413 - 429M	468M	423M
Corporate (30%)
Final Payout %					82.2%

As indicated above, during 2025, our Food Ingredients business unit performance was 82.2%. The actual dollar amount earned by our President, Food Ingredients is set forth below under “2025 Individual AIP Payouts.”
The table below reflects the 2025 AIP metrics and respective targets for Ms. Gonçalves Lourenço.
Health & Biosciences Business Unit

Metric (Weighting)	Threshold (25%)	Target (100%)	Maximum (200%)	2025 Results	2025 Payout
Currency Neutral Sales Growth - Health & Biosciences (30%)	0.9%	3.4 - 4.4%	6.9%	3.3%
EBITDA - Health & Biosciences (40%)	515M	571 - 593M	647M	593M
Corporate (30%)
Final Payout %					98.1%

Indicated above, during 2025, our Health & Biosciences business unit performance was 98.1%. The actual dollar amount earned by our President, Health & Biosciences is set forth below under “2025 Individual AIP Payouts.”
40	IFF | 2026 PROXY STATEMENT

Compensation Discussion and Analysis
The table below reflects the 2025 AIP metrics and respective targets for Mr. Arora.
Taste Business Unit

Metric (Weighting)	Threshold (25%)	Target (100%)	Maximum (200%)	2025 Results	2025 Payout
Currency Neutral Sales Growth - Taste (30%)	0.4%	2.9 - 3.9%	6.4%	4.0%
EBITDA - Taste (40%)	415M	461 - 478M	522M	478M
Corporate (30%)
Final Payout %					101.3%

Indicated above, during 2025, our Taste business unit performance was 101.3%. The actual dollar amount earned by our President, Taste is set forth below under “2025 Individual AIP Payouts.”
2025 Individual AIP Payouts
The 2025 AIP payout to our NEOs based on the actual achievement of each of the performance metrics is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement for those NEOs who were active as of December 31, 2025. 2025 AIP payouts were entirely formula-driven, with no discretionary adjustments by the Committee. Based on the corporate and business unit performance outlined in the tables above, 2025 AIP payouts were as follows:

		2025 Payout
Executive	2025 AIP Target ($)	Total Performance As % of Target	Award ($)
J. Erik Fyrwald	$2,070,000	98.9%	$2,047,230
Michael DeVeau	$630,000	98.9%	$623,070
Leticia Gonçalves Lourenço	$612,000	98.1%	$600,372
Yuvraj Arora	$652,423	101.3%	$660,904
Andres Muller	$558,900	82.2%	$459,416
Jennifer Johnson(1)	$269,711	98.9%	$266,744

(1)	As a result of her departure from the Company on July 1, 2025, Ms. Johnson received a prorated AIP payout.
Long-Term Incentives
Long-term incentives are delivered in a combination of stock-settled performance units (PSUs) and restricted stock units (RSUs). For 2025, the CEO’s long-term incentive compensation was allocated 60% to performance-based PSU stock awards and 40% to time-based RSU awards. For the other NEOs, long-term incentive compensation was allocated 50% to PSUs stock awards and 50% to RSUs.
In February 2025, the Committee approved the following total PSU target awards and RSU awards to each of our NEOs:

NEO	PSU (Target Award)	RSUs	Total
J. Erik Fyrwald	$6,540,000	$4,360,000	$10,900,000
Michael DeVeau	1,100,000	1,100,000	2,200,000
Leticia Gonçalves Lourenço(1)	1,000,000	1,000,000	2,000,000
Yuvraj Arora(2)	1,000,000	1,000,000	2,000,000
Andres Muller(3)	600,000	600,000	1,200,000
Jennifer Johnson(4)	700,000	700,000	1,400,000

(1)	Ms. Gonçalves Lourenço’s amount shown does not include the new hire buyout grant. All awards were approved by the Committee before her employment commencement date.
IFF | 2026 PROXY STATEMENT	41

Compensation Discussion and Analysis
(2)	Mr. Arora’s amount shown does not include the retention PSU grant.
(3)	Mr. Muller’s amount shown does not include the new hire buyout grant.
(4)	Amounts shown for Ms. Johnson reflect full grant values; Ms. Johnson is eligible to vest in these awards on a prorated basis in accordance with Company policy due to her departure on July 1, 2025.
Performance Stock Units (PSUs)
PSU awards reward our executive officers, including our NEOs, for financial results and align their interests with the interests of our shareholders. Annually, the Committee reviews the PSU awards to determine (1) the metrics that should be used to encourage long-term success, (2) the weightings that should be applied to such metrics, (3) the length of the performance periods and (4) the targets for such metrics.
The Committee sets an annual total target award for each NEO, reflecting the maximum PSU award an NEO may receive at the end of the performance period if we meet all targets. Depending upon our actual performance relative to three year cumulative financial, Relative TSR (relative to the S&P 500 Chemical index companies) and employee engagement goals, the actual payout to the NEO could be greater or less than the target award.
Performance Metrics
2025 PSU Award. Performance metrics are established on a payout scale of 50% at Threshold to 200% at Max with linear interpolation between levels. The goals established are aligned with IFF’s five-year strategic plan and value creation, margin expansion and talent retention to drive shareholder value. Payout of the award is capped at 200% of target. Following the completed three-year cycle, the Committee will approve the total payout based on overall performance.

2025 PSU Performance Metrics	Weighting	Reasons for Selection
EBITDA Margin	40%	• Expanding margins signal healthy business growth and will serve other key financial metrics.
Relative TSR vs. S&P 500 - Chemicals	40%
•
Maintaining Relative TSR as measure of shareholder experience. Measured as a percentile ranking relative to the companies comprising the S&P 500 Chemicals Index over the three-year performance period. For this component, the payout scale provides for a threshold payout level at the 25th percentile, a target payout level at the 55th percentile, and a maximum payout level at the 75th percentile.

Employee Engagement	20%	• Emphasizing the importance of engagement to retention, attraction and productivity.

2024 PSU Award. The performance metrics, segments and weightings are set forth in the chart below for the 3-year performance period (2024-2026):

2024 PSU Performance Metrics	Weighting	Performance Periods
Stock Price Appreciation	40%	• Cumulative 3-Year Performance Segment
Productivity	40%	• 2024 1-Year Performance Segment • 2025-2026 Cumulative Performance Segment
Employee Engagement	20%	• 2024, 2025 and 2026 1-Year Performance Segments
TSR vs S&P 500	20%	• Cumulative 3-Year Performance Segment (+/- 20%)

2023 PSU Award. The performance metrics, segments and weightings are set forth in the chart below for the 3-year performance period (2023-2025):

2023 PSU Performance Metrics	Weighting	Performance Periods
ROIC Improvement	50%	• Cumulative 3-Year Performance Segment
Relative TSR vs. S&P 500	50%	• Cumulative 3-Year Performance Segment

42	IFF | 2026 PROXY STATEMENT

Compensation Discussion and Analysis
2023 PSU Award
For the cumulative three-year performance period ending in 2025 related to the 2023 PSU Award, the performance results were as follows:
•	ROIC Improvement was 2 basis points (below the threshold performance level of 25 basis points improvement)
•	Relative TSR vs. S&P 500 was at the 7th percentile (below the 25th percentile threshold performance level)
The Committee did not apply discretion to increase the formulaic outcome for the 2023 PSU Award and believes the resulting payout appropriately reflects performance over the three-year period and the experience of shareholders over the same time horizon. As a result, Messrs. DeVeau and Arora and Ms. Johnson, the only NEOs with 2023 PSU Awards, earned 0% of the 2023 PSU Award.

2023 PSU Performance Metrics	Result	Weight	Overall
ROIC Improvement	0%	50%	0%
Relative TSR	0%	50%	0%
Total			0.0%

Restricted Stock Unit (RSUs)
Granting RSUs (our promise to issue unrestricted shares of our stock on stated vesting dates and which vest one-third per year), supports the primary goals of our long-term incentive compensation program by:
(1)	providing participants with a meaningful stake in our Company, thereby aligning their interests more closely with shareholders,
(2)	encouraging participants to focus on long-term success,
(3)	helping to attract and retain top talent, and
(4)	recognizing individual contributions.
Indirect Compensation
Deferred Compensation Plan
As part of our compensation program, we offer U.S. based executives and other senior employees an opportunity to participate in our DCP. Pursuant to the terms of the DCP, we provide the same level of matching contributions to our executives that are available to other employees under our 401(k) savings plan. We also use the DCP to encourage executives to acquire shares of our common stock that are economically equivalent to ownership of our common stock but on a tax-deferred basis. We do this to encourage executives to be long-term owners of a significant equity stake in our Company and to enhance the alignment between the interests of executives and those of our shareholders.
Our costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplements the 401(k) savings plan and administrative costs. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive.
Additional information about the DCP and supplemental matching contributions and premiums on cash deferrals into the IFF Stock fund under the DCP made for NEOs may be found below under “2025 Non-Qualified Deferred Compensation.”
IFF | 2026 PROXY STATEMENT	43

Compensation Discussion and Analysis
Severance Arrangements
Executive Severance Policy
The ESP provides severance and other benefits to executives, including NEOs, whose employment is terminated by the Company without cause or in the event of a termination by the executive for good reason in certain circumstances. This policy helps us to compete with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated in cases in which the executive has not engaged in misconduct. The level of severance pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All of our NEOs are in Tier I. We believe that the ESP provides a level of severance pay and benefits that is competitive with our peer group companies.
A discussion of our ESP, and the payments that each of our NEOs would have been eligible to receive had a covered termination occurred as of December 31, 2025, the actual payments received, is set forth below under “Potential Payments upon Termination or Change in Control.”
Ms. Johnson’s Separation Arrangement
In accordance with the terms of the ESP, Ms. Johnson received severance benefits upon her termination of employment in July 2025. More details on Ms. Johnson’s separation, and the payments and benefits to which she is entitled, can be found in this proxy statement under the heading “Termination and Change in Control Arrangements—Other Separation Arrangements.”
Additional Benefits
Perquisite Program
The Committee reviews our perquisite program on a biennial basis with its independent compensation consultant. Based on its last review, the Committee determined that the total value of our perquisite program is within the range of market practice. Additional details concerning perquisites are included in the footnotes to the All Other Compensation column of the Summary Compensation Table.
Under the perquisite program, our NEOs participate in our health and welfare benefits that are generally available to all employees, including group medical insurance, group life insurance and group long-term disability insurance. In addition, each NEO is generally eligible to receive certain benefits including a company car or allowance, annual physical exam and is provided with an annual perquisite allowance of $15,000 to be used for legal, estate planning, financial planning and tax preparation assistance and/or health and fitness.
We may provide additional or modified perquisites to our NEOs. Pursuant to the terms of Mr. Fyrwald’s letter agreement with the Company, dated January 11, 2024, Mr. Fyrwald is provided an annual perquisite allowance of up to $20,000 and an annual car allowance of $25,000.
Under the Executive Leadership Team Car Policy other members of the Executive Leadership Team receive an annual car allowance no greater than $20,000.
Executive Death Benefit Plan
Our Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to twice the participant’s annual base salary less $50,000 (the death benefit provided by our basic group term life insurance plan).
44	IFF | 2026 PROXY STATEMENT

Compensation Discussion and Analysis
Compensation Setting Process
Roles and Responsibilities

Human Capital & Compensation Committee
The Committee is responsible for overseeing the determination, implementation and administration of executive compensation (including equity awards, benefits and perquisites). The Committee recommends CEO compensation to the independent directors of the Board for their approval and approves the compensation of all other NEOs.

Compensation Consultant
FW Cook is engaged as the Committee’s independent compensation consultant and provides the Committee with analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. FW Cook is engaged exclusively by the Committee on executive and non-employee director compensation matters. The Committee considers the independence of FW Cook on an annual basis, and in 2025 it determined FW Cook was independent and had no conflicts of interest.

Management
Our CEO evaluates individual performance and, with input from the Committee’s independent compensation consultant, the CEO and EVP, Chief People & Culture Officer evaluates the competitive pay positioning for senior management members that report directly to the CEO, including our NEOs, and make recommendations to the Committee concerning each such executive’s target compensation. Our CEO follows the same process with regard to the target compensation for our EVP, Chief People & Culture Officer, without her input, and the Committee follows the same process with regard to the target compensation for our CEO, without his input.

Shareholder Advisory Vote
As part of its compensation setting process, the Committee also considers the results of the prior year’s shareholder advisory vote on our executive compensation. The Committee believes these voting results provide useful insight as to whether shareholders agree that the Committee is achieving its goal of designing and administering an executive compensation program that promotes the best interests of our Company and our shareholders by providing its executives with appropriate compensation and meaningful incentives to deliver strong financial performance and increase shareholder value. As part of its 2025 compensation setting process, the Committee reviewed the results of the 2025 shareholder advisory vote, in which 84.5% of the votes cast were in favor of our executive compensation program. The Committee views the Say on Pay vote as an important shareholder signal and, if support were to decline to a level that indicates heightened investor concern, the Committee would undertake enhanced shareholder outreach and disclose in the following year’s CD&A the key themes heard and actions taken in response.
Peer Group and Benchmarking
On an annual basis, the Committee reviews and approves the compensation of our NEOs. We use a global job level structure for our NEOs, with compensation ranges for each job level. Our NEOs are placed in a particular job level based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third-party general survey information and a review of similar positions within our selected peer groups described below. This process is referred to as “market benchmarking.”
Market Benchmarking
The Committee reviews its external market benchmarking data annually to assess the competitiveness of the Company’s executive compensation program. The Committee’s compensation philosophy is to generally position (1) target total cash compensation and (2) target total direct compensation (salary, annual incentive compensation and long-term incentive compensation) within the median range of relevant market benchmarks, while requiring above-market performance to achieve above-median pay outcomes. This approach is intended to support the attraction and retention of high caliber executive talent while reinforcing a strong pay-for-performance culture.
IFF | 2026 PROXY STATEMENT	45

Compensation Discussion and Analysis
The Committee reviews the peer group annually, in consultation with its independent compensation consultant, considering factors such as industry context, relative size, complexity, global scope, and the competitive market for executive talent. The Committee believes that maintaining a relevant and balanced peer group is critical to ensuring meaningful compensation and performance comparisons.
Annual Peer Group Review and Updates
2025 Peer Group. Based on its July 2024 review, the Committee removed Mondelez International, Inc. from the peer group due to its larger size. Following this change, IFF’s revenue was positioned near the median of the peer group, which continues to reflect a balanced mix of packaged goods and chemicals/pharmaceutical companies.
The 2025 peer group, used for 2025 compensation decisions, is listed below:

• Archer-Daniels Midland Company • Ball Corporation • Bausch Health Companies Inc. • Catalent, Inc. • Celanese Corporation • Church & Dwight Co., Inc. • The Clorox Company	• Colgate-Palmolive Company • Constellation Brands, Inc. • Corteva, Inc. • Eastman Chemical • Ecolab Inc. • The Estée Lauder Companies Inc. • General Mills, Inc.	• The Hershey Company • Ingredion Incorporated • Keurig Dr Pepper Inc. • Kimberly-Clark Corporation • McCormick & Company, Inc. • Viatris Inc. • Zoetis

2026 Peer Group
In July 2025, the Committee again reviewed the peer group with its independent compensation consultant and approved updates to reflect (1) the Company’s increased focus on biotech and life sciences and (2) the Committee’s objective of maintaining IFF’s positioning near the median on key size metrics. As a result, Corteva, Catalent and Zoetis were removed from the peer group and Agilent Technologies and Biogen were added.
The Committee’s independent compensation consultant provides market reference data at the 25th percentile, median and 75th percentile for each executive position, based on the average of relevant compensation benchmarks. The Committee reviews this data to evaluate the external competitiveness of each NEO’s base salary, target total cash compensation and target total direct compensation. Market reference data serves as a starting point, rather than the final outcome, in the Committee’s compensation decision.
In determining target total direct compensation levels, the Committee also considers a range of qualitative and Company-specific factors, including each executive’s:
•	experience and sustained performance,
•	scope of responsibilities and role complexity,
•	relative responsibilities compared with other senior Company executives,
•	contribution to overall Company performance,
•	compensation relative to internal peers, and
•	long-term leadership potential.
As a result, the target total direct compensation for individual executives may be positioned above or below the market reference range based on the Committee’s assessment of these factors, and its objective of maintaining appropriate internal pay equity.
For 2025, the Committee continued its strategy of targeting total direct compensation for NEOs generally within the median range of market practice, with individual variation based on performance, experience, role scope, internal parity and the importance of retaining and motivating key executives to successfully deliver on the Company’s annual and long-term objectives.
As discussed under “Pay-for-Performance in Action,” actual compensation outcomes may vary above or below targeted market positioning based on Company and individual performance, reinforcing the Committee’s emphasis on performance-based pay outcomes.
46	IFF | 2026 PROXY STATEMENT

Compensation Discussion and Analysis
Clawback Policy
All compensation under our 2015 Stock Award and Incentive Plan and our 2021 Amended and Restated Stock Award and Incentive Plan, including AIP, PSU, RSU and other cash and equity awards, as well as payments made under our ESP, is subject to clawback pursuant to the terms of each Stock Award and Incentive Plan.
The triggers for recovery of compensation under our compensation recoupment and clawback provisions include: accounting restatements, financial restatements (without regard to fault), an employee’s willful misconduct, violation of a Company policy that is materially detrimental to our Company; and an employee’s violation of non-competition, non-solicitation, confidentiality or similar covenants.
In addition to the clawback provisions in the mentioned Equity Plans described above, we maintain a Policy for the Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), with an effective date of October 2, 2023, in order to comply with the final clawback rules adopted by the Securities and Exchange Commission under Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended and the associated listing standards, as set forth in Section 303A.14 of the New York Stock Exchange Listed Company. The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers of the Company (“Covered Officers”) in the event that the Company is required to prepare an accounting restatement.
The recovery of such compensation under the Clawback Policy applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. The foregoing summary of the Clawback Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Clawback Policy. Our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025.
Tax Deductibility
The Committee considers the tax and accounting implications when making compensation decisions and it reserves the right to make compensation decisions based on other factors if the Committee determines it is in its best interests to do so.
Non-GAAP Reconciliation, Currency Neutralization and Adjustments
This CD&A includes the following non-GAAP financial measures: currency neutral sales and adjusted operating EBITDA. Please see Exhibit A of this proxy statement for a reconciliation of adjusted operating EBITDA. Currency neutral sales is calculated by translating current year invoiced sale amounts at the United States Dollar exchange rates with the subject currency used for reporting in the corresponding prior year period.
IFF | 2026 PROXY STATEMENT	47

Compensation Discussion and Analysis
Human Capital & Compensation Committee Report
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Recovery of Erroneously Awarded Compensation
In preparing the Consolidated Financial Statements as of and for the three and nine months ended September 30, 2025, Management identified certain adjustments that primarily relate to the understatement of income tax expense due to errors in the accounting for transfer pricing, the correction of deferred tax liabilities on goodwill recorded in purchase accounting, and other income tax entries that impacted prior interim and annual financial statements. In conjunction with the revision, Management also corrected certain other errors that were previously identified and concluded to be immaterial, individually and in aggregate, to the Company’s consolidated financial statements as of and for the relevant periods. These revisions are described in Note 1 and Note 22 of the Company’s consolidated financial statements included in Form 10-K for the fiscal year ended December 31, 2025.
In connection with this revision, and pursuant to the Company’s Clawback Policy, the Committee conducted an analysis to determine whether any incentive-based compensation received by current and former Section 16 executive officers during the applicable three-year look-back period (January 1, 2022 – December 31, 2024) was erroneously awarded.
Restatement and Clawback Analysis
The Committee’s analysis determined that:
•
The restatement had no impact on EBITDA-related compensation metrics used in the Company’s Annual Incentive Plan, as tax expense is excluded from the computation of Adjusted EBITDA. Other AIP metrics such as Currency Neutral Sales Growth, Cash Conversion Cycle, and ESG-related metrics were not affected by the revisions;

•	The 2020 and 2021 LTIP cycles were not affected, as Net Debt Ratio and Total Shareholder Return metrics were not impacted by the revisions;
•	The 2023 LTIP cycle (concluded December 31, 2025) resulted in zero payout because the minimum performance criteria were not met; and
•
The 2022 LTIP awards (for the January 1, 2022 – December 31, 2024 performance period) were erroneously awarded as a result of the restatement. Specifically, the revisions impacted Average Shareholders’ Equity and Net Operating Profit After Tax, which are metrics used to calculate Return on Invested Capital (“ROIC”). The Committee’s quantitative analysis determined that the revised ROIC Improvement percentage for the cumulative period would not have met the threshold performance level of 50 basis points improvement, resulting in a 0% payout (compared to the originally calculated 13.1% payout).

Erroneously Awarded Compensation
As a result of the foregoing analysis, the Committee determined that a total of $606,280 in erroneously awarded compensation related to the 2022 LTIP awards is subject to recovery under the Clawback Policy. Management will use a two-track notice and recovery process of the erroneously awarded 2022-2024 LTIP. On March 9, 2026, clawback notices were issued to all impacted current/former Section 16 Officers who received 2022-2024 LTIP payouts.
•	Recover via outstanding equity: where unvested RSUs are available (IFF will withhold/cancel shares equal to the recovery amount due).
•	Request cash repayment: where no unvested RSUs are available or where local laws limit RSU withholding, IFF will request repayment.
Human Capital & Compensation Committee

John F. Ferraro (Chair)
Mark J. Costa
Virginia C. Drosos
Dawn C. Willoughby
48	IFF | 2026 PROXY STATEMENT

Proposal 3 Advisory Vote on Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say on Pay.”
The core of our executive compensation philosophy is that our executives’ compensation should be linked to achievement of financial and operating performance metrics that build shareholder value over both the short-term and long-term. We have designed our compensation program to focus on elements that we believe will contribute to these shareholder value drivers. As such, our compensation program:
•	includes a significant equity component;
•	is variable and tied to multiple value-creating performance metrics;
•	reflects each executive’s position, role, responsibility and experience; and
•	rewards individual performance and contributions toward our financial performance objectives.
In 2025, 84.5% of the votes cast on our Say on Pay proposal relating to 2024 executive compensation voted for the proposal. In deciding how to cast your vote on this proposal, the Board requests that you consider the structure of the Company’s executive compensation program, which is more fully discussed in this proxy statement under the heading “Compensation Discussion and Analysis.”
This vote is non-binding; however, we value the opinions of our shareholders and accordingly the Board and the Human Capital & Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.
For reasons set forth above, the Board recommends that you vote for the compensation paid to the NEOs in 2025.
Accordingly, we will ask our shareholders to vote on the following resolution at the 2026 Annual Meeting:
“RESOLVED, that, the compensation paid to the Company’s NEOs in 2025, as disclosed in this proxy statement for our 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

YOUR BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION PAID TO OUR NEOs IN 2025

IFF | 2026 PROXY STATEMENT	49

Executive Compensation
Summary Compensation Table
The following table sets forth the compensation for:
•	our current CEO;
•	our CFO in 2025;
•	our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2025; and
•	our Former General Counsel and Corporate Secretary.
We refer to the executive officers included in the Summary Compensation Table as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in this proxy statement under the heading “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
J. Erik Fyrwald CEO	2025	1,026,250		11,656,764	2,047,230	164,507	108,115	15,002,866
	2024	905,769		19,182,546	3,636,000	15,877	414,075	24,154,267
Michael DeVeau Chief Financial Officer	2025	700,000		2,327,227	623,070		58,178	3,708,475
Leticia Gonçalves Lourenço President, Health & Biosciences	2025	566,667	1,000,000	3,596,668	600,372	232	45,120	5,809,059
Yuvraj Arora President, Taste	2025	718,785		3,199,672	660,904	29,638	126,690	4,735,689
	2024	695,300		1,800,055	1,154,820	9,016	132,455	3,791,646
	2023	366,154	550,000	3,999,974	168,919		17,500	5,102,547
Andres Muller President, Food Ingredients	2025	615,750	325,000	2,158,047	459,416		55,130	3,613,343
Jennifer Johnson Former EVP, General Counsel and Corporate Secretary	2025	349,153		1,480,933	266,744	6,675	1,901,333	4,004,838
	2024	646,366		1,399,943	947,505		81,366	3,075,180
	2023	613,462		1,200,056	290,950		67,758	2,172,226

(1)
Ms. Gonçalves Lourenço joined the Company on March 1, 2025. Mr. Muller joined the Company on December 1, 2024. Ms. Johnson ceased serving as EVP, General Counsel and Corporate Secretary on July 1, 2025.

(2)
The 2025 amounts in this column include (i) the following amounts deferred under Retirement Investment Fund Plan (401(k)): Mr. Fyrwald — $25,078; Mr. DeVeau — $21,146; Ms. Gonçalves Lourenço — $2,267; Mr. Arora — $31,000; Mr. Muller — $20,130 and Ms. Johnson — $17,500.

(3)
The amounts in this column represent the sign-on bonus awards in connection with Ms. Gonçalves Lourenço’s hire in March 2025 and Mr. Muller’s hire in December 2024 as discussed in the “Offer Letters or Employment Arrangements” section.

(4)
The amounts in the Stock Awards column represent the aggregate grant date fair value of all equity awards granted during each respective fiscal year calculated in accordance with FASB ASC Topic 718. With respect to 2025, the amounts in this column include RSUs and awards granted in respect of the 2025 PSU Awards, which will be payable in our common stock if the performance conditions are satisfied. Also included are Ms. Gonçalves Lourenço and Mr. Muller’s buyout awards. Details on and assumptions used in calculating the grant date fair value of RSUs may be found in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The grant date fair value of PSU awards is calculated based on the closing market price of a share of our common stock on the date of grant, with an adjustment to reflect the fact that such awards do not participate in dividend rights, details of which may be found in Note 6 to our audited financial statements included in our Report on Form 10-K for the fiscal year ended December 31, 2025. The grant date fair value attributable to the 2025-2027 PSU awards is based on the probable outcome of the performance conditions. The maximum level of payout for

50	IFF | 2026 PROXY STATEMENT

Executive Compensation
the 2025-2027 PSU is as follows: (i) Mr. Fyrwald: $14,593,517; (ii) Mr. DeVeau: $2,454,513; (iii) Ms. Gonçalves Lourenço: $2,231,454; (iv) Mr. Arora: $2,231,454; Mr. Muller: $1,338,872 and (v) Ms. Johnson; $1,561,931. The maximum level of payout for the 2025 PSU for Ms. Gonçalves Lourenço and Mr. Muller’s buyout awards are $1,561,931 and $909,942. Mr. Arora’s retention 2025 PSU award is $2,000,051.
(5)	The 2025 amounts in this column include amounts earned under the 2025 AIP.
(6)	The amounts in this column represent the aggregate change in actuarial present value of each NEO’s accumulated benefit under our Non-Qualified Deferred Compensation plan.
(7)	Details of the 2025 amounts set forth in this column are included in the All Other Compensation Table below.
2025 All Other Compensation

	Dividends on Stock Awards ($)(1)	Company Contributions to Savings and Defined Contribution Plans ($)(2)	Auto ($)(3)	Financial/ Estate Planning, Tax Preparation and Legal Services ($)(4)	Matching Charitable Contributions ($)	Other ($)(5)	Relocation ($)(6)	Severance ($)(7)	Total ($)
J. Erik Fyrwald		63,115	25,000	20,000					108,115
Michael DeVeau	1,025	22,153	20,000	15,000					58,178
Leticia Gonçalves Lourenço		3,400	16,667	12,500		1,685	10,868		45,120
Yuvraj Arora		49,490	20,000	15,000		1,100	41,100		126,690
Andres Muller		20,130	20,000	15,000					55,130
Jennifer Johnson	2,035	5,000	10,000	7,500	10,000			1,866,798	1,901,333

(1)	The amounts in this column represent dividend equivalents paid during 2025 on shares of PRSUs that were awarded prior to 2025.
(2)
The amounts in this column represent: (i) matching amounts paid under our Retirement Investment Fund Plan (401(k)) and (ii) amounts matched or set aside by our Company under our DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law). Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Stock Fund. Dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)
With respect to Messrs. Fyrwald, DeVeau, Arora and Muller and Mses. Gonçalves Lourenço and Johnson, the amounts in this column represent the auto allowances provided by our Company in lieu of a Company-provided vehicle. Ms. Gonçalves Lourenço’s includes an amount paid in early January 2026 due to administrative error.

(4)
The amounts in this column represent, for each of our named executive officers, an annual perquisite allowance to be used for legal, estate planning, financial planning and tax preparation assistance and/or health and fitness.

(5)	The amounts in this column represent, for each of our executives, annual physical examination.
(6)
The amounts reported reflect the expenses for benefits provided pursuant to IFF’s Relocation Policy as a result of the hires for Ms. Gonçalves Lourenço and Mr. Arora and include such expenses as Temporary Living, Home Finding and Shipment of Household Goods.

(7)
The amount in this column represents the severance amount paid to Ms. Johnson under our ESP in connection with her termination of employment. Cash severance payment of $1,820,548, paid in lump sum; and vacation payment of $46,250 paid in lump sum for 2025, constituting accrued and unused vacation days.

IFF | 2026 PROXY STATEMENT	51

Executive Compensation
Offer Letters or Employment Arrangements
Mr. Fyrwald
Pursuant to the terms of letter agreement dated January 11, 2024 between our Company and Mr. Fyrwald, Mr. Fyrwald became our CEO effective February 6, 2024.
Under this agreement, Mr. Fyrwald’s employment is on an at-will basis until terminated by either party. Mr. Fyrwald is entitled to the following compensation under the agreement:
•
An initial annual base salary of $1,000,000. Mr. Fyrwald’s salary will be reviewed by the Board periodically and may be increased, but not decreased. Mr. Fyrwald’s salary, effective April 1, 2025, is $1,035,000;

•	A target AIP bonus of 200% of his base salary;
•	For 2024, a LTI target of $10,000,000 delivered 60% in PSUs and 40% in RSUs and a maximum of up to 200% of the PSU target;
•
One-time equity grants with an aggregate grant date fair value, as of the grant date, of $9,182,500 as a new hire inducement grant, granted on March 1, 2024. These one-time equity grants were comprised of the following:

○	PSUs with a grant date value equal to $4,914,250, and linked to dividend adjusted stock price; and
○	RSUs with a grant date fair value equal to $4,268,250.
The letter agreement provides for non-competition, non-solicitation, non-disclosure and cooperation covenants.
Mr. Arora
Pursuant to the terms of an offer letter dated May 16, 2023, between our Company and Mr. Arora, Mr. Arora became our President, Nourish effective June 19, 2023.
Under this offer letter, Mr. Arora’s employment is on an at-will basis until terminated by either party. Mr. Arora is entitled to the following compensation under the offer letter.
•	An annual base salary of $680,000. Mr. Arora’s salary will be reviewed, determined and approved on an annual basis by our Human Capital & Compensation Committee;
•	A target AIP bonus of 90% of his base salary; and
•	For 2024, a LTI target of $1,800,000 delivered 50% in PSUs and 50% in RSUs and a maximum of up to 200% of the PSU target.
As replacement for the awards forfeited upon his termination from his prior employer, Mr. Arora received:
•	A one-time equity grant with an aggregate cash value, as of the July 1, 2023 grant date, of $4,000,000. These one-time equity grants were comprised of the following:
○	RSUs with a grant date fair value equal to $2,300,000 as a replacement for the awards forfeited upon his termination from his prior employer;
○	A PSU Award with a target amount equal to $1,700,000 as a replacement for the awards forfeited upon his termination from his prior employer; and
○	A one-time cash award of $550,000.
Mr. Arora’s one-time RSU award agreement grants him certain rights upon termination of his employment. These rights are described in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements—Other Separation Arrangements.”
Ms. Gonçalves Lourenço
Pursuant to the terms of an offer letter dated January 30, 2025, between our Company and Ms. Gonçalves Lourenço, Ms. Gonçalves Lourenço became our President, Health & Biosciences effective March 1, 2025.
Under this offer letter, Ms. Gonçalves Lourenço’s employment is on an at-will basis until terminated by either party. Ms. Gonçalves Lourenço is entitled to the following compensation under the offer letter.
52	IFF | 2026 PROXY STATEMENT

Executive Compensation
•	An annual base salary of $680,000. Ms. Gonçalves Lourenço’s salary will be reviewed, determined and approved on an annual basis by our Human Capital & Compensation Committee;
•	A target AIP bonus of 90% of her base salary; and
•	For 2025, a LTI target of $2,000,000 delivered 50% in PSUs and 50% in RSUs and a maximum of up to 200% of the PSU target.
As replacement for the awards forfeited upon her termination from her prior employer, Ms. Gonçalves Lourenço received:
•	A one-time equity grant with an aggregate cash value, as of the April 1, 2025 grant date, of $1,400,000. These one-time equity grants were comprised of the following:
○	RSUs with a grant date fair value equal to $700,000 as a replacement for the awards forfeited upon her termination from her prior employer, and
○	A PSU Award with a target amount equal to $700,000 as a replacement for the awards forfeited upon her termination from her prior employer.
•	A one-time cash award of $1,000,000.
Ms. Gonçalves Lourenço’s one-time RSU award agreement grants her certain rights upon termination of her employment. These rights are described in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements—Other Separation Arrangements.”
Mr. Muller
Pursuant to the terms of an offer letter dated October 31, 2024, between our Company and Mr. Muller, Mr. Muller became our President, Food Ingredients effective January 1, 2025.
Under this offer letter, Mr. Muller’s employment is on an at-will basis until terminated by either party. Mr. Muller is entitled to the following compensation under the offer letter:
•	An annual base salary of $600,000. Mr. Muller’s salary will be reviewed, determined and approved on an annual basis by our Human Capital & Compensation Committee;
•	A target AIP bonus of 90% of his base salary; and
•	For 2025, a LTI target of $1,200,000 delivered 50% in PSUs and 50% in RSUs and a maximum of up to 200% of the PSU target.
As replacement for the awards forfeited upon his termination from his prior employer, Mr. Muller received:
•	A one-time equity grant with an aggregate cash value, as of the January 2, 2025 grant date, of $915,000. These one-time equity grants were comprised of the following:
○	RSUs with a grant date fair value equal to $455,000 as a replacement for the awards forfeited upon his termination from his prior employer, and
○	A PSU Award with a target amount equal to $455,000 as a replacement for the awards forfeited upon his termination from his prior employer.
•	A one-time cash award of $325,000.
Other NEOs
The compensation of our other NEOs is approved by the Human Capital & Compensation Committee and is generally determined by the terms of the various compensation plans in which they are participants and which are described in this proxy statement more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements.” In addition, their salary is reviewed, determined and approved on an annual basis by our Human Capital & Compensation Committee. Executives also may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with our Company, or as required by local law.
IFF | 2026 PROXY STATEMENT	53

Executive Compensation
2025 Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to our NEOs during 2025. The amounts reported in the table under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and PSU programs, respectively.
For a further understanding of the performance conditions applicable to the AIP and PSU awards, please review the discussion under “Annual Incentive Plan” and “Performance Stock Units” in the Compensation Discussion and Analysis above.

Name	Type of Award(1)	Grant Date(2)	Date of Compensation Committee / Board Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Erik Fyrwald	AIP	2/4/2025	2/4/2025	517,500	2,070,000	4,140,000
	PSU	4/1/2025	3/4/2025				42,232	84,463	168,926		7,296,759
	RSU	4/1/2025	3/4/2025							56,309	4,360,006
Michael DeVeau	AIP	2/4/2025	2/4/2025	157,500	630,000	1,260,000
	PSU	4/1/2025	3/4/2025				7,103	14,206	28,412		1,227,256
	RSU	4/1/2025	3/4/2025							14,206	1,099,971
Leticia Gonçalves Lourenço	AIP	2/4/2025	2/4/2025	153,000	612,000	1,224,000
	PSU	4/1/2025	2/4/2025				6,458	12,915	25,830		1,115,727
	RSU	4/1/2025	2/4/2025							12,915	1,000,008
	PSU Buyout	4/1/2025	2/4/2025				4,520	9,040	18,080		780,966
	RSU Buyout	4/1/2025	2/4/2025							9,040	699,967
Yuvraj Arora	AIP	2/4/2025	2/4/2025	163,106	652,423	1,304,846
	PSU	4/1/2025	3/4/2025				6,458	12,915	25,830		1,115,727
	RSU	4/1/2025	3/4/2025							12,915	1,000,008
	PSU	8/1/2025	7/29/2025				7,197	14,393	28,786		1,000,026
Andres Muller	AIP	2/4/2025	2/4/2025	139,725	558,900	1,117,800
	PSU	4/1/2025	3/4/2025				3,875	7,749	15,498		669,436
	RSU	4/1/2025	3/4/2025							7,749	600,005
	PSU Buyout	1/2/2025	10/29/2024				2,496	4,992	9,984		456,319
	RSU Buyout	1/2/2025	10/29/2024							5,476	455,001
	Cash	8/1/2025	7/29/2025	500,000	2,000,000	3,000,000
Jennifer Johnson	AIP	2/4/2025	2/4/2025	67,428	269,711	539,422
	PSU	4/1/2025	3/4/2025				4,520	9,040	18,080		780,966
	RSU	4/1/2025	3/4/2025							9,040	699,967

(1)	AIP = 2025 AIP
PSU = 2025 Performance Stock Unit
RSU = Restricted Stock Unit
(2)	The AIP, 2025 PSU and RSU grants were made under our 2021 Amended & Restated SAIP and the Buyout PSU and RSU were granted pursuant to Ms. Gonçalves Lourenço and Mr. Muller’s Buyout Awards.
(3)	AIP amounts in this column are the threshold, target and maximum dollar values under our 2025 AIP. Cash award for Mr. Muller has a maximum of 150%.
(4)
2025 PSU amounts in this column are the threshold, target and maximum number of shares payable in shares of our common stock if the performance conditions are satisfied. The target number of shares of our common stock was determined by dividing the target dollar value of the award by (i) $77.43, the closing market price of a share of our common stock for annual equity grants and Ms. Gonçalves Lourenço’s PSU Buyout Award and (ii) $91.14, the average closing market price of a share of our common

54	IFF | 2026 PROXY STATEMENT

Executive Compensation
stock for the 20 trading days preceding December 1, 2024, for Mr. Muller’s PSU Buyout Award granted on January 2, 2025. With respect to Ms. Gonçalves Lourenço and Mr. Muller’s Buyout Award PSUs, the offer letters set forth the threshold, target and maximum shares payable if the performance conditions are satisfied.
(5)	The amounts in this column represent the number of RSUs granted.
(6)
The amounts in this column represent the aggregate grant date fair value of the RSUs and awards granted in respect of the 2025 PSU Awards granted to our NEOs during the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718. The grant date fair value of the PSUs is based on the probable outcome of such conditions.

Equity Compensation Plan Information
We currently grant equity awards under our 2021 Amended and Restated Stock Award and Incentive Plan (the “2021 A&R SAIP”). The following table provides information regarding our common stock that may be issued under our equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	2,275,605(2)	116(3)	5,020,852
Equity compensation plans not approved by security holders(4)	—	—(3)	606,538 (5)
Total	2,275,605	116(3)	5,627,390

(1)	Represents the 2021 A&R SAIP. The 2021 A&R SAIP replaced the Company’s 2015 Stock Award Incentive Plan and the 2010 Stock Award and Incentive Plan (the “2010 SAIP”).
(2)
Includes the maximum number of shares that may be issued under the 2024 and 2025 PSU Awards if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of our common stock on the last trading day of 2025 over the exercise price and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2025.

(3)	Weighted average exercise price of outstanding options and SSARs. Excludes RSUs, shares credited to accounts of participants in the DCP and shares that may be issued under the PSU Awards.
(4)
We currently have three equity compensation plans that have not been approved by our shareholders: (i) the DCP, which is described on page 43; (ii) a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director (although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized); and (iii) the inducement awards granted to Mr. Fyrwald upon the commencement of his employment with the Company, which are described on page 52.

(5)
Includes (i) 562,788 shares remaining available for issuance under the DCP and (ii) 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director.

IFF | 2026 PROXY STATEMENT	55

Executive Compensation
2025 Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2025.

	Stock-Settled Appreciation Rights (SSARs)							Stock Award
Name	Grant Date	Grant Type(1)	Number of Securities Underlying Unexercised NQ Stock Options or SSARs Exercisable (#)	Number of Securities Underlying Unexercised NQ Stock Options or SSARs Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned NQ Stock Options or SSARs (#)	NQ Stock Options or SSARs Exercise Price ($)	NQ Stock Options or SSARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. Erik Fyrwald	3/1/2024	Inducement Award PSU								34,375(4)	2,316,531
	3/1/2024	Inducement Award RSU						56,250(8)	3,790,688
	5/1/2024	2024 PSU								37,328(3)	2,515,500
	5/1/2024	RSU						31,750(6)	2,139,633
	4/1/2025	2025 PSU								42,232(5)	2,845,981
	4/1/2025	RSU						56,309(7)	3,794,664
Micheal DeVeau	5/3/2023	RSU						884(11)	59,573
	5/1/2024	2024 PSU								2,221(3)	149,673
	5/1/2024	RSU						2,778(6)	187,209
	4/1/2025	2025 PSU								7,103(5)	478,671
	4/1/2025	RSU						14,206(7)	957,342
Leticia Gonçalves Lourenço	4/1/2025	BUYOUT PSU						9,040(7)	609,206
	4/1/2025	BUYOUT RSU								4,520(5)	304,603
	4/1/2025	2025 PSU						12,915(7)	870,342
	4/1/2025	RSU								6,458(5)	435,171
Yuvraj Arora	5/1/2024	2024 PSU								5,712(3)	384,898
	5/1/2024	RSU						7,144(6)	481,434
	4/1/2025	2025 PSU								6,458(5)	435,171
	4/1/2025	RSU						12,915(7)	870,342
	8/1/2025	2025 PSU								7,197(5)	484,972
Andres Muller	1/2/2025	BUYOUT PSU								2,496(5)	168,205
	1/2/2025	BUYOUT RSU						5,476(10)	369,028
	4/1/2025	2025 PSU								3,875(5)	261,103
	4/1/2025	RSU						7,749(7)	522,205
Jennifer Johnson	2/15/2018	NQ Stock Options	747			150	2/14/2028	(9)
	8/5/2019	NQ Stock Options	11,702			95	8/5/2029	(9)
	2/19/2020	NQ Stock Options	3,137			77	2/18/2030	(9)
	5/3/2023	RSU						1,528(11)	102,972
	5/1/2024	2024 PSU								2,221(3)	149,673
	5/1/2024	RSU						2,694(6)	181,549
	4/1/2025	2025 PSU								751(5)	50,610
	4/1/2025	RSU						1,356(7)	91,381

(1)	2024 PSU = 2024 PSU Award
2025 PSU = 2025 PSU Award
Buyout PSU = Performance Stock Unit
Buyout RSU = Restricted Stock Unit
NQ Stock Options = Non-Qualified Stock Options
Inducement Award RSU = one-time inducement award for Mr. Fyrwald in the form of RSUs
Inducement Award PSU = one-time inducement award for Mr. Fyrwald in the form of PSUs
(2)	The market value was determined based on the closing price of our common stock on December 31, 2025 ($67.39).
56	IFF | 2026 PROXY STATEMENT

Executive Compensation
(3)	This amount represents the threshold number of shares of stock that remain subject to the achievement of specified performance objectives over the three-years of the 2024 PSU Award.
(4)	This amount represents the threshold number of shares of stock that remain subject to the achievement of specified performance objectives for the PSU that would vest March 1, 2027.
(5)	This amount represents the threshold number of shares of stock that remain subject to the achievement of specified performance objectives over the three-years of the 2025 PSU Award.
(6)	This award vests one-third per year on May 1, 2025, May 1, 2026 and May 1, 2027.
(7)	This award vests one-third per year on April 1, 2026, April 1, 2027 and April 1, 2028.
(8)	This award vests in full on March 1, 2027.
(9)	These stock options are fully vested and fully exercisable.
(10)	This award vests one-third per year on January 2, 2026, January 2, 2027 and January 2, 2028.
(11)	This award vests one-third per year on May 3, 2024, May 3, 2025 and May 3, 2026.
IFF | 2026 PROXY STATEMENT	57

Executive Compensation
2025 Stock Vested
The following table provides information regarding stock vested during 2025 for each of our NEOs. Messrs. Fyrwald, DeVeau and Arora and Ms. Johnson; Ms. Johnson also holds options that are fully vested and exercisable. No Stock Options were exercised by our NEOs during 2025.

	Stock Awards
Name	Type of Award(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Erik Fyrwald	RSU(4)	15,875	1,235,869
Michael DeVeau	RSU(2)	884	69,969
	RSU(4)	1,389	108,134
	PRSU(5)	1,281	93,667
	RSU(6)	712	52,061
	2023 PSU(7)	—	—
Yuvraj Arora	RSU(4)	3,572	278,080
	RSU(3)	17,309	1,370,007
	2023 PSU(7)	—	—
Jennifer Johnson	RSU(2)	2,122	167,956
	RSU(4)	2,778	216,267
	PRSU(5)	2,544	186,017
	RSU(6)	1,141	83,430
	2023 PSU(7)	—	—

(1)	RSU = Restricted Stock Unit
2023 PSU = 2023 PSU Award
PRSU = 2022 Purchase Restricted Stock Unit
(2)
This award was the RSU annual award granted to Mr. DeVeau and Ms. Johnson on May 3, 2023. The award has three equal tranches vesting on May 3, 2024, May 3, 2025 and May 3, 2026. The amount shown as the Value Realized on Vesting is based on the closing market price of our common stock on May 5, 2025 ($79.15) multiplied by the tranche that vested in 2025.

(3)
This award was granted to Mr. Arora on July 3, 2023, as a result of his hire on June 19, 2023. The award has two tranches, vesting 40% on May 3, 2024 and 60% on May 3, 2025. The amount shown as the Value Realized on Vesting is based on the closing market price of our common stock on May 5, 2025 ($79.15) multiplied by the tranche that vested in 2025.

(4)
This award was the RSU annual award granted to Messrs. Fyrwald, DeVeau and Arora and Ms. Johnson on May 1, 2024. The award has three equal tranches vesting on May 1, 2025, May 1, 2026 and May 1, 2027. The amount shown as the Value Realized on Vesting is based on the closing market price of our common stock on May 1, 2025 ($77.85) multiplied by the tranche that vested in 2025.

(5)
The amounts set forth in this table as the value realized attributable to vested PRSUs is the product of (a) the number of vested shares of PRSUs and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRSUs. The amounts shown in the Value Realized on Vesting column attributable to PRSUs do not take into account the amount paid by the respective executive for his or her PRSUs. This award was granted 2022 under the former ECP and vested on April 4, 2025. The value realized is based on the closing market price of our common stock on April 4, 2025 ($73.12).

(6)
This award granted to Mr. DeVeau and Ms. Johnson on May 4, 2022. The award had a 35-month cliff vesting on April 4, 2025. The amount shown as the Value Realized on Vesting is based on the closing market price of our common stock on April 4, 2025 ($73.12) multiplied by the tranche that vested in 2025.

(7)	The 2023 PSU Award was 0% payout.
58	IFF | 2026 PROXY STATEMENT

Executive Compensation
Non-Qualified Deferred Compensation
We offer our executives and other senior employees based in the United States an opportunity to defer compensation under our non-qualified deferred compensation plan, or DCP. The DCP allows these employees to defer salary and annual awards. A participant may defer up to 80% of their compensation in the DCP, and Directors may defer up to 100% of their annual retainer or RSUs. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in:
•	a variety of equity and debt mutual funds offered by Fidelity Workplace Services LLC, which administers the DCP;
•	a fund valued by reference to the value of our common stock with dividends reinvested (the “IFF Stock Fund”); or
•	an interest-bearing account.
Except for deferrals into the IFF Stock Fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Human Capital & Compensation Committee establishes an interest rate each year that we intend to be equal to 120% of the applicable federal long-term interest rate. For 2024 this interest rate was 5.92% and for 2025 this interest rate was 5.34%.
We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our Retirement Investment Fund Plan, a 401(k) plan. The 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 6% of a participant’s salary.
Tax rules limit the amount of the Company match under the 401(k) plan for our executives. The DCP matching contribution reflects the amount of the matching contribution that is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. These matching contributions automatically vest once a participant completes three years of service with our Company.
RSUs granted to Directors under our equity compensation plans may also be deferred upon vesting. Starting in 2025, Directors may defer 100% of the cash retainer into the IFF Stock Fund.
The following table provides information for our NEOs regarding participation in our DCP.
2025 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
J. Erik Fyrwald	2,908,800	33,646	164,507	—	3,789,498
Michael DeVeau	46,958	—	—	—	145,520
Leticia Gonçalves Lourenço	7,933	—	232	—	8,165
Yuvraj Arora	68,960	31,153	29,638	—	296,021
Andres Muller	—	—	—	—	—
Jennifer Johnson	—	—	—	—	—

(1)
Mr. Fyrwald previously earned a payment of $2,908,800 in respect of the 2024 performance year under the AIP that otherwise would have been payable to him in 2025, but he had elected to defer payment of such amounts under the AIP in 2025. Such amounts were previously included in the Summary Compensation Table in the previous proxy. Messrs. DeVeau and Arora and Ms. Gonçalves Lourenço elected to defer $46,958, $68,960, and $7,933, respectively, of 2025 base salary under the DCP that otherwise would have been payable to them in 2025. Such amounts have been also included in the Summary Compensation Table in this current proxy.

(2)
Amounts reported in this column for each named executive officer include amounts reported in IFF’s Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts reported in such years include previously earned, but deferred, salary, AIP and matching and premium contributions. This total reflects the cumulative value of each named executive officer’s deferrals, IFF contributions and investment experience.

IFF | 2026 PROXY STATEMENT	59

Executive Compensation
Termination and Change in Control Arrangements
Executive Severance Policy
Our ESP provides severance payments and benefits to our NEOs and other executives in the event of a termination of their employment in certain specified circumstances. In addition, under our incentive plans, the vesting of equity awards may also be accelerated in connection with certain terminations. The level of severance pay under the ESP is based on a tier system. Each executive’s assigned tier is based on the executive’s grade level. The Human Capital & Compensation Committee may also agree to provide enhanced severance payments and benefits to specific executives. All of our NEOs are in Tier I. Mr.  Arora’s one-time sign on RSU and Ms. Gonçalves Lourenço’s one-time sign on RSU and PSU award agreements include special termination provisions that were determined on the grant dates. See “Other Separation Arrangements” below for a discussion of Messrs. Fyrwald’s, Arora’s and Ms. Gonçalves Lourenço’s benefits.
As noted above in the “Severance Arrangements” section of our CD&A, the ESP was amended effective April 1, 2024. These amendments, described in greater detail below, generally provide that, for severance other than in connection with a Change in Control (“CiC”), (i) the target AIP for purposes of calculating the lump sum cash severance is no longer pro-rated (meaning 100% of target AIP will be used in the cash severance calculation) and (ii) the participant will be entitled to a cash payment of a prorated AIP award based on actual performance for the year of termination. For severance in connection with a CiC, the amendments generally provide that (i) the target AIP for purposes of calculating the lump sum cash severance is 100% of the target value of the AIP for the year of termination and does not take into account prior years AIP payouts; (ii) the participant will be entitled to a cash payment of a prorated AIP award based on actual performance for the year of termination; and (iii) treatment of any PSU awards that were not yet outstanding as of April 1, 2024, will be governed by the SAIP and applicable award agreements (for the avoidance of doubt, no amendment was made to the treatment of awards outstanding as of April 1, 2024).
Our ESP provides for severance payments and continuation of benefits in connection with a Tier I executive’s termination (1) if his or her employment is terminated by us without Cause or (2) if he or she terminates his or her employment for Good Reason, and these benefits are enhanced to the extent that the termination occurs within two years after a CiC.
Our ESP states that a CiC will be deemed to have occurred when any of the following has occurred, with the caveat that, notwithstanding anything in the ESP to the contrary, a CiC shall not exist with respect to an employee unless such employee was actively employed by the Company immediately prior to the consummation of such CiC:
•
a person or group becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities, other than beneficial ownership by us, any of our employee benefit plans or any person organized, appointed or established pursuant to the terms of any such benefit plan;

•
the directors of the Board as of November 1, 2017 (the “Incumbent Directors”) cease to constitute a majority of the Board for any reason; provided, however, that (i) any individual becoming a director subsequent to November 1, 2017 whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board shall be an Incumbent Director and (ii) any individual initially elected or nominated as a director as a result of an actual or threatened election contest shall not be an Incumbent Director; or

•
the consummation of (a) a merger, consolidation, reorganization or similar transaction with us or in which our securities are issued, as a result of which the holders of our outstanding voting securities immediately before such event own, directly or indirectly, immediately after such event less than 60% of the combined voting power of the outstanding voting securities of the parent entity resulting from, or issuing its voting securities as part of, such event; (b) a complete liquidation or dissolution of the Company; or (c) a sale or other disposition of all or substantially all of our assets to any person, with certain exceptions.

Severance Payments and Benefits Other than in Connection with a Change in Control
Payment for Termination Without Cause or for Good Reason. Pursuant to our ESP, if a Tier I executive’s employment is terminated by us without Cause or by a Tier I executive for Good Reason prior to or more than two years after a CiC, then such Tier I executive is entitled to receive the following:
•
A severance payment equal to (a) two times (2x) in case of our CEO or (b) one and one-half times (1.5x) in case of our other Tier I executives, the sum of the executive’s annual base salary at the date of termination plus the full portion of the executive’s target AIP award for the year in which termination occurs (payable to the executive in a lump sum within 60 days following termination);

60	IFF | 2026 PROXY STATEMENT

Executive Compensation
•
A payment equal to the executive’s AIP award for the year in which the termination occurs, based on actual performance, prorated based on the number of the Employee’s active days of employment during the performance period in which the termination occurs, payable in cash at the time provided by the AIP and applicable award agreement;

•
Continuation of medical, dental, vision and group life insurance coverage for 24 months for our CEO and 18 months for our other Tier I executives, or until the executive obtains new employment providing similar benefits or attains age 65; and

•
Any outstanding awards (including for the avoidance of doubt, restricted stock units, stock appreciation rights, restricted stock, performance stock units and Equity Choice Awards (Equity Choice being a program that was discontinued in 2023) held by the employee as of the date of termination shall be governed by the terms and conditions of the applicable Amended & Restated SAIP.

Treatment of Outstanding Equity Awards Under the SAIP. Pursuant to our Amended & Restated SAIP, the award agreement or the ESP, if applicable, shall specify the consequences of termination with respect to equity incentive awards. Our RSU and PSU award agreements provide for the following treatment of outstanding equity awards upon termination not for Cause or by a Tier I executive for Good Reason.
•
A pro-rata portion of the outstanding unvested performance stock units shall remain outstanding, and assuming that the applicable performance achievement level is achieved, will become vested on the original vesting dates as though the employee had not been terminated. The portion of such outstanding unvested performance stock units which is not included in the pro-rata portion subject to continued vesting will be immediately and automatically forfeited upon the date of termination.

•
For Equity Choice Awards, a pro-rata portion of all outstanding and unvested matched PRSUs, SSARs and RSUs will remain outstanding and become vested at the vesting date as though the employee had not had a termination; SSARs that were vested at the time of termination and those that become vested thereafter will remain outstanding and exercisable until the expiration date.

•	A pro-rata portion of all outstanding unvested RSUs shall remain outstanding and will become vested on the vesting date as though the employee did not have a termination.
Treatment of Outstanding Awards Under the AIP. If an employee is terminated, the AIP award, if any, shall be pro-rated based on the number of the employee’s active days employed in the year of termination and actual company performance.
Severance Payments and Benefits in Connection with a Change in Control
Upon the occurrence of a termination of a Tier I executive by us without Cause or by the Tier I executive for Good Reason within two years following a CiC, such Tier I executive would be entitled to the following:
•
A severance payment equal to (a) three times (3x) in the case of our CEO or (b) two times (2x) in the case of our other Tier I executives, the sum of the executive’s annual base salary and target AIP at the date of termination payable in a lump sum within 60 days following termination;

•
A payment equal to the executive’s AIP award for the year in which the termination occurs, based on actual performance, prorated based on the number of the Employee’s active days of employment during the performance period in which the termination occurs, payable in cash at the time provided by the AIP and applicable award agreement;

•
With regard only to the PSU awards outstanding prior to April 1, 2024, unless otherwise provided by the applicable award agreement, for each such PSU award outstanding as of the date of termination, a payment equal to the product of (x) the PSU Award payment, if any, the employee would have been entitled to receive had employment not been terminated, and (y) a fraction, the numerator of which is the number of days during such performance segment preceding the date of termination and the denominator of which is the total number of days in such performance segment, paid on the date on which the employee would have otherwise been entitled to receive payment in respect of such award had employment not been terminated;

•
All other outstanding awards (including, for the avoidance of doubt, any restricted stock units, stock appreciation rights, restricted stock, performance stock units and Equity Choice Awards and performance stock unit awards (other than those outstanding prior to April 1, 2024, as described above)) held by the employee as of the date of termination shall be governed by the terms and conditions of the applicable A&R SAIP;

•	Vesting of any benefits under our Supplemental Retirement Plan; and
IFF | 2026 PROXY STATEMENT	61

Executive Compensation
•
Continuation of medical, dental, vision and group life insurance coverage for 24 months for our CEO and 18 months for our other Tier I executives, or until the executive obtains new employment providing similar benefits or attains age 65.

Definitions. Our ESP defines Cause and Good Reason as follows:
•	“Cause” means:
○
failure of the executive to perform his or her material duties in any material respect (other than as a result of physical or mental incapacity), which, if reasonably susceptible to cure, has continued after written notice of such failure has been provided and the executive has not cured such failure within 10 days of receipt of such written notice;

○	willful misconduct or gross negligence by the executive that has caused or is reasonably expected to result in material injury to our business, reputation or prospects;
○
the engagement by the executive in illegal conduct or any act of serious dishonesty that could reasonably be expected to result in material injury to our business or reputation or that adversely affects the executive’s ability to perform his or her duties;

○	the executive being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or
○	a material and willful violation by the executive of our rules, policies or procedures.
•	“Good Reason” means any of the following:
○
a material decrease in the executive’s base salary or target bonus opportunity under an AIP, PSU or Equity Choice Award, other than as part of an across-the-board reduction applicable to all similarly situated employees;

○	a material diminution in the executive’s authority, duties or responsibilities (other than as a result of physical or mental incapacity);
○
relocation of executive’s primary work location more than 50 miles from executive’s primary work location at the time of such requested relocation, which also results in a material increase to the executive’s commute time; or

○	our failure to obtain the binding agreement of any successor expressly to assume and agree to fully perform our obligations under the ESP.
However, “Good Reason” will only exist if the executive gives us notice within 90 days after the initial occurrence of any of the foregoing events and we fail to correct the matter within 30 days following receipt of such notice.
Tax Gross-Up. Executives are not entitled to receive a tax “gross-up” payment. Instead, their severance payments would be subject to a “modified cut-back” provision, where severance or other payments to that executive would be reduced if this reduction would produce a better after-tax result for the executive. There would be no reduction, however, if the executive (who would be responsible for any excise tax) would have a better after-tax result without the reduction.
Participant Obligations for the Protection of Our Business and Clawback. As a condition of the executive’s right to receive severance payments and benefits, the ESP requires that he or she:
•	not compete with us;
•	not solicit, induce, divert, employ, retain or interfere with or attempt to influence our relationship with any employee or person providing services to the Company; and
•	not interfere with or attempt to influence our relationship with any supplier, customer or other person with whom we do business.
These restrictions apply while an executive is employed and following a termination of employment during the period of 12 months in case of non-compete obligations and 24 months in case of non-solicitation obligations. In addition, executives are not entitled to severance if they engage in willful misconduct or a violation of a Company policy that is materially detrimental to us while employed by the Company. The ESP also conditions severance payments and benefits on the executive signing a release and termination agreement, meeting continuing commitments relating to confidentiality, cooperation in litigation and return of our property.
62	IFF | 2026 PROXY STATEMENT

Executive Compensation
As discussed above in “Compensation Discussion and Analysis — Clawback Policy,” compensation received under our ESP is subject to our clawback policies if the executive breaches the obligations noted above or if any of the other events triggering a clawback, such as a financial misstatement or restatement, occur.
Effect of IRC Section 409A. The timing of some payments and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to our NEOs or other participants under the ESP upon termination may be delayed until six months after termination.
Payments in connection with death, disability or retirement. Our executives may also receive payment if their employment terminates as a result of death, disability or retirement as set forth in the terms and conditions of their award agreements with the Company. Our NEOs are also entitled to payments under our Executive Death Benefit Plan as described in this proxy statement under the heading “Compensation Discussion and Analysis — Executive Death Benefit Plan.” In the event of disability, our NEOs would be entitled to payments under our Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).
Other Separation Arrangements
Mr. Fyrwald
Details regarding Mr. Fyrwald’s letter agreement dated January 11, 2024, are included in this proxy statement under the heading “Offer Letters or Employment Arrangements” following the Summary Compensation Table. Mr. Fyrwald also received a one-time grant of inducement awards in the form of PSUs and RSUs.
•	Pursuant to his letter agreement, Mr. Fyrwald is a participant in the ESP and is entitled to the benefits set forth above, with the following modifications:
○
Clause (ii) of the definition of “Good Reason” shall also include a material diminution in reporting responsibilities and removal from or failure to renominate Mr. Fyrwald to the Board of Directors at any time; provided, that such removal does not include (i) removal as a result of a failed shareholder vote or (ii) removal from the Board of Directors for Cause.

○
Upon termination without Cause or for Good Reason, Mr. Fyrwald will be entitled to receipt of (i) any unpaid annual bonus earned based on actual performance for the year preceding the year in which Mr. Fyrwald’s termination occurs and (ii) any vested performance stock units (PSUs) earned based on actual performance, if Mr. Fyrwald’s termination occurs following the completion of the performance segment in which such PSUs vested but prior to the settlement of such PSUs.

○	Any amendment or termination of the ESP materially adverse to Mr. Fyrwald shall be disregarded to the extent becoming effective prior to the third anniversary of the Commencement Date.
○
Upon a termination without Cause, with Good Reason or due to disability or death, the RSU portion of Mr. Fyrwald’s inducement award will continue to vest in full on its existing vesting schedule, subject to continued compliance with the restrictive covenants in Mr. Fyrwald’s Security Agreement.

○
Upon a termination without Cause, with Good Reason or due to disability or death, the PSU portion of Mr. Fyrwald’s inducement award will accelerate on a pro-rated basis based upon actual performance through the date of termination.

Ms. Gonçalves Lourenço
Details regarding Ms. Gonçalves Lourenço’s offer letter dated January 30, 2025, are included in this proxy statement under the heading “Offer Letters or Employment Arrangements” following the Summary Compensation Table. Ms. Gonçalves Lourenço received a cash payment in the amount of $1,000,000 which she would be required to repay in the event that she voluntarily terminates her employment with the Company without Good Reason or is terminated by the Company for Cause, in either case prior to January 30, 2027. Ms. Gonçalves Lourenço also received a one-time equity grant of RSUs with an aggregate grant date value of $1,400,000, which deviates from our form of RSU and PSU award in agreement in that upon an involuntary termination without Cause, termination for Good Reason, death or disability all outstanding unvested RSUs will accelerate and vest in full. And the PSU will continue to vest in full on their existing vesting schedule based on actual performance.
IFF | 2026 PROXY STATEMENT	63

Executive Compensation
Mr. Arora
Details regarding Mr. Arora’s offer letter dated May 16, 2023, are included in this proxy statement under the heading “Offer Letters or Employment Arrangements” following the Summary Compensation Table. Pursuant to his letter agreement, Mr. Arora received a cash payment in the amount of $550,000 which he would be required to repay in the event that he voluntarily terminates his employment with the Company without Good Reason or is terminated by the Company for Cause, in either case prior to June 19, 2025. Mr. Arora also received a one-time equity grant of RSUs with an aggregate grant date value of $2,300,000, which deviates from our form of RSU award in agreement in that upon an involuntary termination without Cause, termination for Good Reason, death or disability all outstanding unvested RSUs will accelerate and vest in full.
Mr. Muller
Details regarding Mr. Muller’s offer letter dated October 31, 2024, are included in this proxy statement under the heading “Offer Letters or Employment Arrangements” following the Summary Compensation Table. Mr. Muller received a cash payment in the amount of $325,000 which he would be required to repay in the event that he voluntarily terminates his employment with the Company or is terminated by the Company for Cause, in either case prior to October 31, 2025.
Ms. Johnson
Details regarding Ms. Johnson’s letter agreement are included in this proxy statement under the heading “Offer Letters or Employment Arrangements” following the Summary Compensation Table.
Under the terms of a separation agreement, dated June 23, 2025 (the “Johnson Separation Agreement”), Ms. Johnson’s departure was a qualifying event for purposes of the ESP. Per the terms and conditions of the ESP, Ms. Johnson is entitled to a total of $1,866,798 in severance payments consisting of (i) a cash separation payment of $1,820,548 paid in a lump sum and (ii) a vacation payment of $46,250 paid in lump sum in 2025, constituting accrued and unused vacation days. With respect to her outstanding restricted stock unit, performance stock unit awards, a pro rata portion of such awards will continue to vest (with PSUs remaining subject to achievement of actual performance at the end of the applicable performance period). The stock options are fully vested and exercisable.
Potential Payments upon Termination or Change in Control
With respect to Messrs. Fyrwald, DeVeau, Arora, and Muller, as well as Ms. Gonçalves Lourenço, the following table shows the estimated payments and value of benefits that we would provide to such NEOs if the triggering events described in the heading of the table had occurred on December 31, 2025.
Other than as set forth in “Compensation Discussion and Analysis — Other Separation Agreements,” we do not provide any additional benefits to our NEOs upon a voluntary resignation or termination for Cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below or in the footnotes to the table.
With respect to the information in the following table, the per-share market price of our common stock is assumed to be $67.39, the actual closing price per share on the last trading day of 2025. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis. Except as noted in footnote 7 of the table below, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, AIP award and PSU award otherwise payable to each NEO through December 31, 2025, is included in the Summary Compensation Table.
64	IFF | 2026 PROXY STATEMENT

Executive Compensation
In addition to the amounts set forth in the table below, in the event of a CiC and absent a subsequent deferral election, the aggregate balance held in our DCP for each of our NEOs who participate in that plan would be automatically accelerated and settled within five business days of the CiC. As of December 31, 2025, four of the NEOs reported below had a DCP balance.

	Involuntary Termination Not for Cause or for Good Reason Prior to or More Than 2 Years After a CiC	Termination Due to Death(1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC(2)	Involuntary Termination Not for Cause or for Good Reason Within 2 Years After a CiC(3)	Separation Due to Retirement or Disability Within 2 Years After a CiC(2)
J. Erik Fyrwald
Salary	$2,070,000	$—	$—	$3,105,000	$—
AIP	4,140,000(4)	—	—	6,210,000(5)	—
Equity(6)	13,207,579	21,389,920	—	21,389,920	21,389,920
Benefits Continuation(7)	46,234	—	—	46,234	—
Executive Death Benefit(8)	—	2,020,000	—	—	—
Total	$19,463,813	$23,409,920	$—	$30,751,154	$21,389,920
Michael DeVeau
Salary	$1,050,000	$—	$—	$1,400,000	$—
AIP	945,000(4)	—	—	1,260,000(5)	—
Equity(6)	1,196,220	2,516,861	—	2,516,861	2,516,861
Benefits Continuation(7)	58,973	—	—	58,973	—
Executive Death Benefit(8)	—	1,350,000	—	—	—
Total	$3,250,193	$3,866,861	$—	$5,235,834	$2,516,861
Leticia Gonçalves Lourenço
Salary	$1,020,000	$—	$—	$1,360,000	$—
AIP	918,000(4)	—	—	1,224,000(5)	—
Equity(6)	1,907,200	2,959,095	—	2,959,095	2,959,095
Benefits Continuation(7)	50,948	—	—	50,948	—
Executive Death Benefit(8)	—	1,310,000	—	—	—
Total	$3,896,148	$4,269,095	$—	$5,594,043	$2,959,095
Yuvraj Arora
Salary	$1,087,371	$—	$—	$1,449,828	$—
AIP	978,634(4)	—	—	1,304,845(5)	—
Equity(6)	2,003,396	4,105,990	—	4,105,990	4,105,990
Benefits Continuation(7)	49,910	—	—	49,910	—
Executive Death Benefit(8)	—	1,399,828	—	—	—
Total	$4,119,311	$5,505,818	$—	$6,910,573	$4,105,990
Andres Muller
Salary	$931,500	$—	$—	$1,242,000	$—
AIP	838,350(4)	—	—	1,117,800(5)	—
Equity(6)	924,736	1,812,836	—	1,812,836	1,812,836
Benefits Continuation(7)	50,948	—	—	50,948	—
Executive Death Benefit(8)	—	1,192,000	—	—	—
Total	$2,745,534	$3,004,836	$—	$4,223,584	$1,812,836

(1)
The amounts in this column represent payments made in the event of the death of the executive either prior to, within two years or more than two years after a CiC, assuming a termination date of December 31, 2025. With respect to amounts shown in the AIP row, if the death of an executive occurred within two years of a CiC, this amount may change as it is the prorated amount of the executive’s target bonus in the year of termination.

(2)	Pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the benefits in this column (less any disability insurance proceeds).
(3)
Pursuant to the terms of our ESP, if severance payments are deemed to trigger the excise tax imposed by IRC Section 4999, the executive would receive the greater net after-tax benefit of either (i) receipt of full severance payments and executive pays the excise tax or (ii) a reduction to cash severance to the “safe harbor” level so as not to trigger the excise tax. In Mr. Arora’s case, the reduction to cash severance to the “safe harbor” level results in the greater net after tax benefit. For other executives, payment of the excise tax would result in the greater benefit.

IFF | 2026 PROXY STATEMENT	65

Executive Compensation
(4)
This amount represents (i) for Mr. Fyrwald, 2.0x of the target annual incentive under the AIP for 2025 and (ii) for Messrs. DeVeau, Arora, Muller and Ms. Gonçalves Lourenço, 1.5x the executive’s target annual incentive under the AIP for 2025. This amount does not take into account any actual AIP amounts paid for 2025, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(5)
This amount represents (i) for Mr. Fyrwald, 3.0x of the target annual incentive under the AIP for 2025 and (ii) for Messrs. DeVeau, Arora, Muller and Ms. Gonçalves Lourenço, 2.0x the executive’s target annual incentive under the AIP for 2025. This amount does not take into account any actual AIP amounts paid for 2025, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(6)
For termination due to involuntary termination not for cause or by the executive for good reason absent a CiC, this amount represents the value of equity that would continue to vest on a prorated basis. For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of equity that would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate equity value that would become immediately vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. The calculation of these amounts does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC.

Grant Type	Treatment
Mr. Fyrwald sign-on award RSUs	Full continued vesting
Mr. Fyrwald sign-on PSUs	Pro-rata accelerated vesting based on actual performance through termination date; 0% of target is used in above table based on performance through 12/31/25.
Ms. Gonçalves Lourenço sign-on award	Full accelerated vesting
Mr. Arora sign-on award	Full accelerated vesting
Annual equity awards and all other sign-on awards	Pro-rata continued vesting

(7)
Amounts in this row are the costs to provide benefits continuation, including medical and dental. The amounts for medical and dental benefits are the COBRA costs for the covered period based on assumptions used for financial reporting purposes.

(8)
The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the NEO. Our Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to twice the participant’s annual base salary less $50,000 (the death benefit provided by our basic group term life insurance plan).

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Mr. Fyrwald, in 2025.
We selected December 31, 2025, as the date for identifying the median employee. On that date, our employee population consisted of approximately 21,500 individuals working at our parent company and consolidated subsidiaries. Approximately 5,500 employees were located in the U.S. and 16,000 were located outside the U.S.
We identified our median employee by calculating the amount of base pay paid to all of our employees (other than the CEO). We did not include annual incentive compensation or equity-based awards for our employees. We did not make any cost of living adjustments but did annualize the compensation of any employees hired during 2025.
Based on this methodology, the median employee was a full-time, non-exempt employee in our Hazlet, New Jersey location in the U.S. We calculated the 2025 total annual compensation of such employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $62,828.
Mr. Fyrwald’s 2025 annualized total compensation of $15,002,866.
The ratio of annual total compensation of our CEO to our median employee for fiscal 2025 was 239 to 1.
66	IFF | 2026 PROXY STATEMENT

Executive Compensation
Pay versus Performance (“PvP”)
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last five completed calendar years. In determining the “Compensation Actually Paid” (“CAP”) to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The PvP table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2021, 2022, 2023, 2024 and 2025 calendar years. Note that for our NEOs other than our Chief Executive Officer (the “CEO”), compensation is reported as an average. The Human Capital & Compensation Committee does not utilize CAP as the basis for making compensation decisions, and it evaluates performance for purposes of incentive payouts using a more comprehensive set of metrics than required by the SEC for purposes of this disclosure.

Year	Summary Compensation Table Total for Mr. Fyrwald(1)($)	Summary Compensation Table Total for Mr. Clyburn(1)($)	Summary Compensation Table Total for Mr. Fibig(1)($)	Compensation Actually Paid to Mr. Fyrwald(1)($)	Compensation Actually Paid to Mr. Clyburn(1)($)	Compensation Actually Paid to Mr. Fibig(1)($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2025	15,002,866			7,485,213
2024	24,154,267	5,080,283		25,111,718	339,713
2023		10,747,653			2,413,620
2022		19,271,654	11,800,037		15,327,178	8,911,848
2021			9,767,380			12,525,503

Year	Average Summary Compensation Table Total for Non-CEO NEOs ($)(2)(3)(4)(5)(6)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)(3)(4)(5)(6)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($ in Millions)(8)	Currency Neutral Sales Growth (%)(9)
			Total Shareholder Return($)	Peer Group Total Shareholder Return($)(7)
(a)	(h)	(i)	(j)	(k)	(l)	(m)
2025	4,361,772	3,192,788	71	110	(361)	(4.8)%
2024	3,593,925	3,320,758	75	126	263	1.1%
2023	3,333,676	2,283,835	71	127	(2,591)	(1.4)%
2022	5,369,203	3,743,462	88	110	(1,871)	9.3%
2021	3,148,004	3,170,578	123	151	270	7.8%

(1)
Mr. J. Erik Fyrwald joined as our CEO on February 6, 2024. Mr. Frank K. Clyburn, Jr. ceased serving as our CEO and as a director of the Board as of February 6, 2024 and departed the company on March 31, 2024. Mr. Clyburn joined as our CEO and as a director of the Board on February 14, 2022. Mr. Andreas Fibig ceased serving as our CEO and as a director and Chair of the Board as of February 14, 2022 and departed the company on March 14, 2022.

(2)	Non-CEO NEOs for 2025 were: Mr. Yuvraj Arora, Ms. Jennifer Johnson, Mr. Michael Deveau, Ms. Leticia Gonçalves Lourenço, Mr. Andres Muller.
(3)	Non-CEO NEOs for 2024 were: Mr. Glenn Richter, Mr. Yuvraj Arora, Mr. Simon Herriott and Ms. Jennifer Johnson.
(4)	Non-CEO NEOs for 2023 were: Mr. Glenn Richter, Mr. Yuvraj Arora, Mr. Simon Herriott and Ms. Jennifer Johnson.
(5)
Non-CEO NEOs for 2022 were: Mr. Glenn Richter, Mr. Nicolas Mirzayantz (Former President, Nourish), Ms. Deborah Borg (EVP, Chief People & Culture Officer), Mr. Ralf Finzel (EVP, Global Operations Officer) and Mr. Francisco Fortanet (Former EVP, Global Operations Officer).

(6)
Non-CEO NEOs for 2021 were: Mr. Glenn Richter, Mr. Nicolas Mirzayantz, Mr. Francisco Fortanet, Dr. Susana Suarez Gonzalez (Former EVP, Chief Human Resources, Communication and DE&I Officer), Mr. Rustom Jilla (Former CFO), Ms. Kathy Fortmann (Former President, Nourish) and Ms. Anne Chwat (Former General Counsel).

(7)	The Peer Group used for this calculation was the S&P 500 Specialty Chemicals Index.
(8)
Net Income (Loss) reflected represents GAAP Net Income (Loss) as reported on Form 10-K in the Results of Operations Statement. The 2025 Net Loss of $361 million reflects a goodwill impairment charge of $1.153 Billion and a gain on extinguishment of debt of $488 Million. Excluding all one-time adjustments for 2025, the Adjusted Net Income was $645 Million.

(9)
Currency Neutral Sales Growth is the company-selected performance measure, per the requirements of Item 402(v) of Regulation S-K and is discussed and reported in “Compensation Discussion and Analysis – 2025 Direct Compensation.”

IFF | 2026 PROXY STATEMENT	67

Executive Compensation
Mr. Fyrwald’s Compensation
To determine the amounts in column (e) in the PvP table, the following amounts were deducted from and added to (as applicable) Mr. Fyrwald’s total compensation as reported in the SCT, in accordance with Item 402(v) of Regulation S-K.

Year	SCT Total for Mr. Fyrwald($)	SCT Reported Equity Award Value for Mr. Fyrwald($)	Equity Award Adjustments for Mr. Fyrwald($)(1)	SCT Reported Change in the Actuarial Present Value of Pension Benefits for Mr. Fyrwald($)	Pension Benefit Adjustments for Mr. Fyrwald($)	Compensation Actually Paid to Mr. Fyrwald($)
2025	15,002,866	(11,656,764)	4,139,111	—	—	7,485,213
2024	24,154,267	(19,182,546)	20,139,997	—	—	25,111,718
(1)	Represents the year-over-year change in the fair value of equity awards to Mr. Fyrwald as summarized below:

Year	Year End Fair Value of Unvested Equity Awards Granted in the Year($)	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation($)	Total Equity Award Adjustments($)
2025	8,813,472	(4,576,392)	—	(97,969)	—	—	4,139,111
2024	20,139,997	—	—	—	—	—	20,139,997
In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
Mr. Clyburn’s Compensation
To determine the amounts in column (f) in the PvP table, the following amounts were deducted from and added to (as applicable) Mr. Clyburn’s total compensation as reported in the SCT, in accordance with Item 402(v) of Regulation S-K.

Year	SCT Total for Mr. Clyburn($)	SCT Reported Equity Award Value for Mr. Clyburn($)	Equity Award Adjustments for Mr. Clyburn($)(1)	SCT Reported Change in the Actuarial Present Value of Pension Benefits for Mr. Clyburn($)	Pension Benefit Adjustments for Mr. Clyburn($)	Compensation Actually Paid to Mr. Clyburn($)
2025	—	—	—	—	—	—
2024	5,080,283	(102,461)	(4,638,109)	—	—	339,713
2023	10,747,653	(8,249,977)	(84,056)	—	—	2,413,620
2022	19,271,654	(16,511,105)	12,566,629	—	—	15,327,178
(1)	Represents the year-over-year change in the fair value of equity awards to Mr. Clyburn as summarized below:

Year	Year End Fair Value of Unvested Equity Awards Granted in the Year($)	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation($)	Total Equity Award Adjustments($)
2025	—	—	—	—	—	—	—
2024	—	(243,404)	—	(811,269)	(3,583,436)	—	(4,638,109)
2023	5,726,355	(4,755,629)	—	(51,800)	(1,002,982)	—	(84,056)
2022	12,566,629	—	—	—	—	—	12,566,629
In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
68	IFF | 2026 PROXY STATEMENT

Executive Compensation
Mr. Fibig’s Compensation
To determine the amounts in column (g) in the PvP table, the following amounts were deducted from and added to (as applicable) Mr. Fibig’s total compensation as reported in the SCT, in accordance with Item 402(v) of Regulation S-K.

Year	SCT Total for Mr. Fibig($)	SCT Reported Equity Award Value for Mr. Fibig($)	Equity Award Adjustments for Mr. Fibig($)(1)	SCT Reported Change in the Actuarial Present Value of Pension Benefits for Mr. Fibig($)	Pension Benefit Adjustments for Mr. Fibig($)	Compensation Actually Paid to Mr. Fibig($)
2025	—	—	—	—	—	—
2024	—	—	—	—	—	—
2023	—	—	—	—	—	—
2022	11,800,037	—	(2,888,189)	—	—	8,911,848
2021	9,767,380	(5,723,445)	8,481,568	—	—	12,525,503

(1)	Represents the year-over-year change in the fair value of equity awards to Mr. Fibig as summarized below:

Year	Year End Fair Value of Unvested Equity Awards Granted in the Year($)	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation($)	Total Equity Award Adjustments($)
2025	—	—	—	—	—	—	—
2024	—	—	—	—	—	—	—
2023	—	—	—	—	—	—	—
2022	—	—	—	(2,888,189)	—	—	(2,888,189)
2021	5,856,147	2,598,655	320,729	642,604	(1,132,404)	195,837	8,481,568

In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
Average Non-CEO NEO Compensation
To determine the amounts in column (i) in the PvP table, the following amounts were deducted from and added to (as applicable) our Non-CEO NEO’s average total compensation as reported in the SCT, in accordance with Item 402(v) of Regulation S-K.

Year	Average SCT Total for Non-CEO NEOs($)	Average SCT Reported Equity Award Value for Non-CEO NEOs($)	Average Equity Award Adjustments for Non-CEO NEOs($)(1)	SCT Reported Average Change in the Actuarial Present Value of Pension Benefits for Non-CEO NEOs($)	Average Pension Benefit Adjustments for Non-CEO NEOs($)(2)	Average Compensation Actually Paid to Non-CEO NEOs($)
2025	4,361,772	(2,540,000)	1,371,016	—	—	3,192,788
2024	3,593,925	(1,675,005)	1,401,837	—	—	3,320,758
2023	3,333,676	(2,199,978)	1,150,137	—	—	2,283,835
2022	5,369,203	(3,085,500)	1,459,759	—	—	3,743,462
2021	3,148,004	(1,514,851)	1,539,657	(2,232)	—	3,170,578

(1)	Represents the average of the year-over-year change in the fair value of equity awards to our Non-CEO NEO’s as summarized below.
(2)	There is no service cost or prior service cost adjustment for pension benefits as the pension plan benefits applicable to NEOs were frozen for additional accruals as of December 31, 2007.
IFF | 2026 PROXY STATEMENT	69

Executive Compensation

Year	Year End Fair Value of Unvested Equity Awards Granted in the Year($)	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation($)	Total Equity Award Adjustments($)
2025	1,813,210	(9,220)	—	(295,997)	(137,283)	306	1,371,016
2024	1,515,496	(163,396)	—	108,622	(61,319)	2,399	1,401,837
2023	1,776,137	(396,888)	—	(120,477)	(114,628)	5,993	1,150,137
2022	2,192,872	(220,228)	91,429	(337,314)	(282,833)	15,833	1,459,759
2021	1,199,240	198,103	64,492	199,759	(137,688)	15,752	1,539,657

In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
Company-Selected Measure and Other Financial Performance Measures
The following financial performance measures are used to link compensation actually paid to NEOs for the most recently completed fiscal years to company performance.

Measure	Description
Company-Selected Measure	Currency Neutral Sales Growth
Measure 2	EBITDA
Measure 3	Relative TSR
Measure 4	ROIC Improvement

Relationship of Compensation Actually Paid to Performance Measures
The following charts describe the relationship of Compensation Actually Paid to the performance measures listed in the PvP Tables above.
Compensation Actually Paid (“CAP”) vs. IFF 5-year Cumulative TSR vs. Peer Group 5-year Cumulative TSR

70	IFF | 2026 PROXY STATEMENT

Executive Compensation
Compensation Actually Paid (“CAP”) vs. Net-Income vs. Adjusted Net-Income

Adjusted Net Income is included in the chart above as supplemental information as it excludes one-time events that have low correlation to compensation actually paid. For 2025, the primary driver of the difference in adjusted net income and net income of $1.006 Billion is driven by a $1.153 Billion goodwill impairment charge in the Food Ingredients reporting unit which is excluded in the adjusted net income for 2025.
Compensation Actually Paid (CAP) vs. Company Selected Measure (CSM): Currency Neutral Sales Growth

IFF | 2026 PROXY STATEMENT	71

Information About The Meeting
What am I voting on?
At the 2026 Annual Meeting you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal		Board Recommendation
1.	To elect 10 members of the Board of Directors, each to hold office for a one-year term expiring at the 2027 Annual Meeting of Shareholders.	FOR each Director Nominee
2.	To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2026 fiscal year.	FOR
3.	To approve, on an advisory basis, the compensation of our named executive officers in 2025, which we refer to as “Say on Pay.”	FOR

We also will consider other business that properly comes before the meeting in accordance with New York law and our By-Laws.
Who can vote?
Holders of our common stock at the close of business on March 3, 2026, are entitled to vote their shares at the 2026 Annual Meeting. As of March 3, 2026, there were 255,437,821 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.
What constitutes a quorum, and why is a quorum required?
We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, online or by proxy, of the holders of a majority of the 255,437,821 shares entitled to vote on the record date (127,718,911 shares) will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and withhold votes are counted as present for purposes of determining a quorum. Shares of common stock for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.
What is the difference between a “shareholder of record” and a “street name” holder / “beneficial owner”?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian (each, a “Broker”), including shares you may own as a participant in one of our 401(k) plans, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your Broker, who is considered the shareholder of record of those shares. As the beneficial owner (or street name holder), you have the right to direct your Broker on how to vote your shares by following the instructions for voting set forth in the Notice.
How do I vote?
If you are a shareholder of record, you may vote:
•	via the Internet;
•	by phone;
•	by mail; or
•	during the 2026 Annual Meeting by visiting www.virtualshareholdermeeting.com/IFF2026.
72	IFF | 2026 PROXY STATEMENT

Information About The Meeting
Detailed instructions for Internet and phone voting are set forth in the proxy card and the Notice.
If your shares are held in one of our 401(k) plans, your proxy will serve as a voting instruction for the trustee of the 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by 11:59 P.M. Eastern Time on April 28, 2026. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through the 401(k) plan in the same proportion as those shares in the 401(k) plan for which voting instructions were received.
If you are a beneficial owner/street name holder, you must follow the voting procedures of your Broker.
What are the requirements to elect the director nominees and to approve each of the proposals in this proxy statement?

Management Proposals		Vote Required
1.	Election of Directors	Majority of Votes Cast
2.	Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast
3.	Say on Pay	Majority of Votes Cast

Management Proposals
Proposal 1
Under our By-Laws, in an uncontested election of directors, as the one we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Abstentions are not counted as votes “FOR” or “AGAINST” a director nominee.
Proposal 2
The votes cast “FOR” must exceed the votes cast “AGAINST” the ratification of PwC as our independent registered public accounting firm for the 2026 fiscal year. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the outcome of this proposal.
Proposal 3
Proposal 3 is an advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the outcome of this proposal.
What if I am a beneficial owner and I do not give the nominee voting instructions?
If you are a beneficial owner (i.e., your shares are held in “street name”), the Broker is bound by the rules of the NYSE regarding whether or not it can exercise discretionary voting power for any particular proposal if the Broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. A broker non-vote occurs when a Broker returns a proxy but does not vote on a particular proposal because the Broker does not have discretionary authority to vote on the proposal and has not received specific voting instructions for the proposal from the beneficial owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.
IFF | 2026 PROXY STATEMENT	73

Information About The Meeting
The table below sets forth, for each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal.

Proposal		Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
1.	Election of Directors	No	None
2.	Ratification of Independent Registered Public Accounting Firm	Yes	Counted
3.	Say on Pay	No	None

What if I sign and return my proxy without making any selections?
If you sign and return your proxy card without making any selections, your shares will be voted “FOR” each of the director nominees and “FOR” Proposals 2 and 3. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. If your shares are held in “street name,” see the question above on how to vote your shares.
How do I change my vote?
If you are a shareholder of record, you may revoke your proxy by giving written notice of revocation to our Corporate Secretary before the 2026 Annual Meeting, by delivering a later-dated proxy (either by mail, phone or over the Internet), or by voting online at the 2026 Annual Meeting.
If your shares are a beneficial owner (i.e., your shares are held in “street name”), you may change your vote by following your Broker’s procedures for revoking or changing your proxy.
What shares are covered by my proxy card?
Your proxy card reflects all shares owned by you at the close of business on March 3, 2026. For participants in our 401(k) plans, shares held in your account as of that date are included in your proxy.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares in more than one account. To ensure that all of your shares are voted, you should sign and return each proxy card. Alternatively, if you vote by phone or via the Internet, you will need to vote separately for each proxy card or voting instruction form you receive.
Who can attend the 2026 Annual Meeting?
Only shareholders and our invited guests are permitted to attend the 2026 Annual Meeting.
Even if you plan to attend the 2026 Annual Meeting, we strongly urge you to vote in advance by proxy by voting via the Internet or by phone by following the instructions provided on the enclosed proxy card or by signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY, WE ENCOURAGE YOU TO VOTE BY INTERNET OR PHONE TODAY.
To gain admittance to our virtual 2026 Annual Meeting, please visit www.virtualshareholdermeeting.com/IFF2026 and enter the 16-digit Control Number that we have provided to you.
What do I need to do to attend the virtual 2026 Annual Meeting?
A summary of the information you need to attend the virtual 2026 Annual Meeting is provided below:
•	Any Shareholder can attend the 2026 Annual Meeting.
•	We encourage you to access the 2026 Annual Meeting online 15 minutes prior to its start time.
•	Shareholders may vote electronically and submit questions online while attending the 2026 Annual Meeting.
74	IFF | 2026 PROXY STATEMENT

Information About The Meeting
•	You will need the 16-digit Control Number that we have provided to you in order to join the virtual 2026 Annual Meeting.
•	Instructions on how to attend and participate in the virtual 2026 Annual Meeting, including how to demonstrate proof of stock ownership, are available at www.virtualshareholdermeeting.com/IFF2026.
•	The Rules of Conduct, proxy materials and shareholder list will be available on the meeting site.
Why a virtual meeting?
We have decided to hold the 2026 Annual Meeting entirely virtually as permitted under New York State law, conducted via a live audio-only webcast, in order to provide expanded access, improved communication and cost savings for our shareholders. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location around the world.
What if I have technical difficulties or trouble accessing the virtual 2026 Annual Meeting website?
We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual 2026 Annual Meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.
If I plan to attend the 2026 Annual Meeting, should I still vote by proxy?
Yes. Casting your vote in advance does not affect your right to attend the 2026 Annual Meeting. If you send in your proxy card and also attend the meeting (by visiting www.virtualshareholdermeeting.com/IFF2026), you do not need to vote again at the meeting unless you want to change your vote. Online ballots will be available at the virtual 2026 Annual Meeting at www.virtualshareholdermeeting.com/IFF2026 for shareholders of record.
IFF | 2026 PROXY STATEMENT	75

Other Matters
Proxy Solicitation Costs
We will pay the entire cost of soliciting proxies by the Company. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by phone, by facsimile or by electronic mail. We have retained Innisfree M&A Incorporated to assist in proxy solicitation for $25,000 plus expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our common stock.
Shareholder Proposals for the 2027 Annual Meeting
On December 13, 2022, the Board approved and adopted new Amended and Restated By-Laws to, among other things, align our By-Laws with the universal proxy rules adopted by the SEC.
In order for a shareholder proposal under Rule 14a-8 to be considered for inclusion in our proxy materials for next year’s annual meeting of shareholders, the Secretary of our Company must receive the written proposal no later than November 18, 2026. The proposal must meet the requirements under Rule 14a-8 to be valid.
Under Article I, Section 3 of our By-Laws, in order for a shareholder to submit a proposal or to nominate any director at next year’s annual meeting of shareholders, the shareholder must give written notice to the Secretary of our Company not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders provided next year’s annual meeting is called for on a date that is within 30 days before or after such anniversary date. Assuming that next year’s annual meeting is held on schedule, we must receive written notice between December 30, 2026 and January 29, 2027, of an intention to introduce a nomination or other item of business at that meeting that meets all of the requirements contained in our By-Laws.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than IFF nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and as described under Article I, Section 3 and 4 of our By-Laws between December 30, 2026 and January 29, 2027.
As of the date of this proxy statement, we do not know of any matters to be presented at the 2026 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.
Shareholder Communications
Shareholders and other parties interested in communicating directly with the non-executive Chair, the non-management directors as a group or all directors as a group may do so by writing to the non-executive Chair or the non-management directors or the Board, in each case, c/o Corporate Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019. All communications should include the name, address, phone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of our Company.
The Board has approved a process for handling correspondence received by our Company on behalf of the non-executive Chair, the non-management directors as a group or all directors as a group. Under that process, the General Counsel reviews all such correspondence and forwards to the appropriate Board member, correspondence that is relevant to (i) the functions of the Board or committees thereof or (ii) other significant matters involving our Company. The General Counsel may screen frivolous or unlawful communications and commercial advertisements.
Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.
76	IFF | 2026 PROXY STATEMENT

Other Matters
Electronic Delivery
This year, we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our 2026 Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 19, 2026. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.
Householding
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these shareholders notify us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the proxy materials for your household, please contact Broadridge Financial Solutions, by calling 1-800-542-1061, or by forwarding a written request addressed to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.
If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact Broadridge Financial Solutions as indicated above. Beneficial shareholders can request information about householding from their nominee.
Available Information
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2025 Annual Report on Form 10-K filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor—Financials & Filings—SEC Filings link on our website, www.iff.com. A request for a copy of such report should be directed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. A copy of any exhibit to the Form 10-K for the year ended December 31, 2025, will be forwarded following receipt of a written request to Investor Relations.
IFF | 2026 PROXY STATEMENT	77

Exhibit A GAAP to Non-GAAP Reconciliations
This proxy statement includes certain non-GAAP financial measures, including: (1) adjusted operating EBITDA and adjusted diluted EPS, which exclude depreciation & amortization, interest expense, other expense, net, restructuring and other charges, impairment of goodwill, divestiture and integration related costs, strategic initiatives costs, regulatory costs and other costs that are not related to recurring operations and (2) adjusted EPS ex amortization, which excludes items impacting comparability and the amortization of acquisition related intangible assets. These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP.

DOLLARS IN MILLIONS	Year Ended December 31, 2025
Loss Before Taxes (GAAP)	$(412)
Depreciation & Amortization	962
Interest Expense	229
Other Expense, net	65
Restructuring and Other Charges (a)	70
Impairment of Goodwill (c)	1,153
Losses on business disposals (d)	109
Loss on Assets Classified as Held for Sale (e)	115
Gain on Extinguishment of Debt (i)	(488)
Divestiture and Integration Related Costs (b)	125
Strategic Initiatives Costs (g)	35
Regulatory Costs (h)	106
Entity Realignment Costs (j)	8
Other (l)	9
Adjusted Operating EBITDA (Non-GAAP)	$2,086

78	IFF | 2026 PROXY STATEMENT

Exhibit A– GAAP to Non-GAAP Reconciliations

	Year Ended December 31, 2025
DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS	Loss before taxes	Benefit for income taxes (m)	Net loss attributable to IFF (n)	Diluted EPS
Adjusted Net Income/Diluted EPS
Reported (GAAP)	$(412)	$(53)	$(361)	$(1.41)
Restructuring and Other Charges (a)	70	16	54	0.21
Divestiture and Integration Related Costs (b)	125	46	79	0.31
Impairment of Goodwill (c)	1,153	7	1,146	4.48
Losses on Business Disposals (d)	109	(140)	249	0.97
Loss on Assets Classified as Held for Sale (e)	115	27	88	0.34
Pension Settlement Gains (f)	(6)	(1)	(5)	(0.02)
Strategic Initiatives Costs (g)	35	8	27	0.11
Regulatory Costs (h)	106	19	87	0.34
Gain on Debt Extinguishment (i)	(488)	(116)	(372)	(1.45)
Entity Realignment Costs (j)	8	362	(354)	(1.38)
U.S. Tax Reform (k)	—	1	(1)	—
Other (l)	9	1	8	0.02
Adjusted (Non-GAAP)	$824	$177	$645	$2.52

DOLLARS AND SHARE AMOUNTS IN MILLIONS	Year Ended December 31, 2025
Numerator
Adjusted (Non-GAAP) Net Income	$645
Amortization of Acquisition-related Intangible Assets	568
Tax Impact on Amortization of Acquisition-related Intangible Assets (m)	138
Amortization of Acquisition-related Intangible Assets, net of tax (o)	430
Adjusted (Non-GAAP) Net Income ex. Amortization	$1,075
Denominator
Weighted average shares assuming dilution (diluted)	256
Adjusted (Non-GAAP) EPS ex. Amortization	$4.20

(a)	Represents costs related to the IFF Productivity Program including severance, fixed asset write-downs and site closure expenses, net of the gain on sale of fixed assets previously written down.
(b)
Represents costs related to the Company’s completed and anticipated divestitures. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.

(c)	Represents the impairment of goodwill related to the Food Ingredients reporting unit.
(d)
Represents losses recognized as part of the sale of the Pharma Solutions disposal group, offset in part by gains recognized as part of the sale of the Nitrocellulose business and René Laurent business in France.

(e)	Represents the losses recognized on assets classified as held for sale of the Soy, Concentrates and Lecithin disposal group.
(f)
During 2024, a settlement loss was recognized as a result of the termination of the International Flavors & Fragrances Inc. Pension Plan. During 2025, a reduction of the previous settlement loss was recognized.

(g)	Represents costs related to the Company’s strategic assessment and business portfolio optimization efforts and reorganizing the Global Shared Services Centers, primarily consulting fees.
(h)	Represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
IFF | 2026 PROXY STATEMENT	79

Exhibit A– GAAP to Non-GAAP Reconciliations
(i)	Represents the gain recognized on the extinguishment of debt in connection with the completion of tender offers.
(j)
Represents costs related to a phased restructuring initiative aimed at optimizing its legal entity framework. A one-time tax benefit was achieved as part of this restructuring which is partially offset by the execution costs to implement.

(k)	Tax benefit related to the impacts of the One Big Beautiful Bill Act, effective for 2025.
(l)
Primarily represents the net impact of costs related to severance, including accelerated stock compensation expense, for certain executives who have separated from the Company. Also includes the impact of legislation changes in India related to the Wage Code.

(m)
The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.

(n)	Reported net loss is decreased by income attributable to non-controlling interest of $2 million and adjusted net loss is decreased by income attributable to non-controlling interest of $2 million.
(o)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.
At December 31, 2025, our net debt to credit adjusted EBITDA(1) ratio was approximately 2.6 to 1.0 as defined by the credit facility agreements, which is below the relevant level provided by our financial covenants of existing outstanding debt.
(1)
Credit adjusted EBITDA and net debt, which are non-GAAP measures used for these covenants, are calculated in accordance with the definition in the debt agreements. In this context, these measures are used solely to provide information on the extent to which we are in compliance with debt covenants and may not be comparable to credit adjusted EBITDA and net debt used by other companies. Reconciliations of credit adjusted EBITDA to net income and net debt to total debt are as follows:

DOLLARS IN MILLIONS	Year Ended December 31, 2025
Net Income	$(359)
Interest expense	229
Income taxes	(53)
Depreciation and Amortization	962
Specified items(1)	1,018
Non-cash items(2)	303
Credit Adjusted EBITDA	$2,100

(1)
Specified items consisted of restructuring and other charges, impairment of goodwill, acquisition, divestiture and integration costs, strategic initiatives costs, regulatory costs and other costs that are not related to recurring operations.

(2)
Non-cash items consisted of losses (gains) on sale of assets, losses (gains) on business disposals, losses on assets classified as held for sale, pension settlement losses, and stock-based compensation.

DOLLARS IN MILLIONS	As of December 31, 2025
Total debt(1)	$6,026
Adjustments:
Cash and cash equivalents	590
Net debt	$5,436

(1)	Total debt used for the calculation of net debt consisted of short-term debt, long-term debt, short-term finance lease obligations and long-term finance lease obligations.
80	IFF | 2026 PROXY STATEMENT

International Flavors & Fragrances Inc.

Global Headquarters
521 West 57th Street | New York, NY 10019 | 212.765.5500
www.iff.com

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www.fsc.org
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VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.ProxyVote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 28, 2026. Have your proxy card in hand when you access the website and follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IFF2026**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone phone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 28, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes submitted through the mail must be received prior to April 29, 2026.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88199-P38868 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

The Board of Directors recommends you vote "FOR" all listed nominees and "FOR" Proposals 2 and 3.

Nominees:	For	Against	Abstain
1a. Virginia C. Drosos	☐	☐	☐
1b. Paul J. Fribourg	☐	☐	☐
1c. J. Erik Fyrwald	☐	☐	☐
1d. Brett Icahn	☐	☐	☐
1e. Cynthia T. Jamison	☐	☐	☐
1f. Mehmood Khan	☐	☐	☐
1g. Jesus B. Mantas	☐	☐	☐
1h. Richard Mulligan	☐	☐	☐
1i. Kevin O'Byrne	☐	☐	☐
1j. Dawn C. Willoughby	☐	☐	☐

NOTE: Proxies, when properly executed, will be voted as directed, or if no direction is given, will be voted as the Board of Directors recommends. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V88200-P38868

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS APRIL 29, 2026

The undersigned hereby appoint(s) each of Mr. J. Erik Fyrwald, Mr. Michael DeVeau, and Mr. Stephen Landsman as the attorney and proxy of the undersigned, each acting singly, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held via live webcast at www.virtualshareholdermeeting.com/IFF2026 Wednesday, April 29, 2026 at 10:00 A.M. Eastern Time, and any adjournment(s) or postponement(s) thereof (the "Meeting").

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON APRIL 28, 2026.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the "401(k) Plans"), this proxy covers all shares for which the undersigned has the right to give voting instructions to the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Time on April 28, 2026, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE